UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CENTURYLINK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2011 Notice of Annual Meeting
and Proxy Statement
and
Annual Financial Report

Wednesday, May 18, 2011
10:00 a.m. local time
100 CenturyLink Drive
Monroe, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2011
This proxy statement and related materials are
available at www.envisionreports.com/ctl.
     All references in this proxy statement or related materials to “we, “us,” “our” or “CenturyLink” refer to CenturyLink, Inc. In addition, each reference to (i) our “executives” or “executive officers” refers to our eight executive officers listed in the tables beginning on page 6 of this proxy statement, (ii) “meeting” refers to the 2011 annual meeting of our shareholders described further herein, (iii) “named officers” or “named executive officers” refers to the six executive officers listed in the Summary Compensation Table appearing on page 68 of this proxy statement (iv) “Embarq” refers to Embarq Corporation, which we acquired on July 1, 2009, (v) “Qwest” refers to Qwest Communications International Inc., which we acquired on April 1, 2011, and (vi) “SEC” refers to the U.S. Securities and Exchange Commission. Unless otherwise provided, all information is presented as of the date of this proxy statement.

CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203

Notice of Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. local time on Wednesday, May 18, 2011

PLACE	Corporate Conference Room CenturyLink Headquarters 100 CenturyLink Drive Monroe, Louisiana

ITEMS OF BUSINESS	(1) Elect as Class II directors the five nominees named in the accompanying proxy statement

(2) Ratify the appointment of KPMG LLP as our independent auditor for 2011

(3) Approve our 2011 Equity Incentive Plan

(4) Consider non-binding advisory votes regarding:

(a) our executive compensation

(b) the frequency of our executive compensation votes

(5) Act upon two separate shareholder proposals if properly presented at the meeting

(6) Transact such other business as may properly come before the meeting and any adjournment.

RECORD DATE	You can vote if you were a shareholder of record on March 21, 2011.

PROXY VOTING	Shareholders are invited to attend the meeting in person. Even if you expect to attend, it is important that you vote by telephone or the Internet, or by completing and returning a proxy or voting instruction card.
Stacey W. Goff
Secretary
April 4, 2011

i

CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203

PROXY STATEMENT
April 4, 2011

GENERAL INFORMATION
Why am I receiving these proxy materials?
     Our Board of Directors is soliciting your proxy to vote at our 2011 annual meeting of shareholders because you owned shares of our stock at the close of business on March 21, 2011, the record date for the meeting, and are entitled to vote those shares at the meeting. Our proxy materials are being made available to you on the Internet beginning on or about April 6, 2011. This proxy statement summarizes information regarding matters to be considered at the meeting. You do not need to attend the meeting to vote your shares.
Will I receive a full paper set of proxy materials?
     Most shareholders will receive only a written notice of how to access our proxy materials, and will not receive printed copies of the proxy materials unless requested. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.
What do our materials include?
     The full set of our materials include:
•	the notice and proxy statement for the meeting,

•	proxy or voting instruction cards, and

•	our 2010 annual report furnished in the following two parts: (1) our 2010 Financial Report, which constitutes Appendix A to this proxy statement, and (2) our 2010 Review and CEO’s Message, prepared as a separate booklet.
Our 2010 annual report is not a part of our proxy soliciting materials.
When and where will the meeting be held?
     The meeting will be held at 10:00 a.m. local time on Wednesday, May 18, 2011, in the corporate conference room at our corporate headquarters, 100 CenturyLink Drive, Monroe,

Louisiana. If you would like directions to the meeting, please see our website, http://ir.centurylink.com.
On what matters will I vote at the meeting?
     Shareholders will vote on the following items at the meeting:
•	the election of the five Class II director nominees named in this proxy statement (Item 1);

•	the ratification of the appointment of KPMG LLP as our independent auditor for 2011 (Item 2);

•	the approval of our 2011 Equity Incentive Plan, which we refer to below as the “Incentive Plan” (Item 3);

•	the consideration of advisory votes regarding:
-	our executive compensation (Item 4(a))
-	the frequency of our advisory executive compensation votes (Item 4(b))
•	the two shareholder proposals described in this proxy statement if each is properly presented at the meeting (Items 5(a) and 5(b)); and

•	any other matters properly brought before the meeting.
What are the Board’s voting recommendations?
     The Board recommends that you vote your shares:
•	“FOR” each of the Class II director nominees, the ratification of KPMG LLP as our independent auditor for 2011, the approval of the Incentive Plan, and the advisory approval of our executive compensation (Items 1 through 4(a));

•	“1 YEAR” regarding the frequency of our advisory votes on executive compensation (Item 4(b)); and

•	“AGAINST” both shareholder proposals (Items 5(a) and 5(b)).
How many votes may I cast?
     You may cast one vote for every share of our common stock or Series L preferred stock that you owned on the record date. Our common stock and Series L preferred stock vote together as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively.
How many votes can be cast by all shareholders?
     As of the record date, we had 305,775,354 Common Shares and 9,434 Preferred Shares outstanding, all of which were entitled to one vote per share.

How many shares must be present to hold the meeting?
     Our bylaws provide that the presence at the meeting, in person or by proxy, of a majority of the outstanding Voting Shares constitutes a quorum to organize the meeting.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
     If shares are registered in your name with our transfer agent, Computershare Investor Services L.L.C., (i) you are the “shareholder of record” with respect to those shares and (ii) you may directly vote these shares, together with any shares credited to your account if you are a participant in our automatic dividend reinvestment and stock purchase service or our employee stock purchase plans.
     If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name.” We have requested that our proxy materials be made available to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares.
If I am a shareholder of record, how do I vote?
     If you are a shareholder of record, you may vote in person at the meeting or by proxy in any of the following three ways:
•	call 1-800-652-8683 and follow the instructions provided;

•	log on to the Internet at www.envisionreports.com/ctl and follow the instructions at that site; or

•	request a paper copy of our proxy materials and, following receipt thereof, mark, sign and date your proxy card and return it to Computershare.
     Please note that you may not vote by telephone or the Internet after 1:00 a.m. Central Time on May 18, 2011. You may revoke or change your proxy at any time before it is voted at the meeting by giving a written revocation notice to our secretary, by delivering timely a proxy bearing a later date or by voting in person at the meeting.
If I am a beneficial owner of shares held in street name, how do I vote?
     As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the Internet, or in person.
If I am a benefit plan participant, how do I vote?
     If you beneficially own any of our Common Shares by virtue of participating in any retirement plan of CenturyLink or Embarq, then you will receive separate voting instruction cards that will enable you to direct the voting of these shares. These voting instruction cards entitle you, on a confidential basis, to instruct the trustees how to vote the shares allocated to your plan account. Some of the cards will similarly entitle you to direct the voting of a proportionate number of plan shares for which properly executed instructions are not timely received and some will require you to act in your capacity as a “named fiduciary,” which requires you to exercise your voting rights prudently and in the interest of all plan participants. Plan participants who wish to vote should complete and return voting instruction cards in the manner provided by such cards. If you elect not to vote the shares allocated to your accounts, your shares will be voted in the manner specified in the voting instruction cards. Plan participants that wish to revoke their voting instructions must contact the trustee and follow its procedures.
What vote is required to elect a director at the meeting?
     Our bylaws provide that each of the five directors nominated to serve as Class II directors will be elected if the number of votes cast in favor of the director exceeds the number of votes withheld with respect to the director. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. If any of the five directors fails to receive a majority of the votes cast at the meeting, our bylaws will require such director to tender his or her resignation to the Board for its consideration.
What vote is required to adopt the other proposals at the meeting?
     The affirmative vote of the holders of a majority of the votes cast is required to approve the Incentive Plan, and the affirmative vote of the holders of a majority of the Voting Shares present in person or represented by proxy and entitled to vote at the meeting is required to approve each of the other items submitted to a vote.
If I “abstain” from voting, what effect will that have on the meeting?
     Shares as to which the proxy holders have been instructed to abstain from voting with respect to any particular matter will be treated under the Company’s bylaws as not being cast, present or represented for purposes of such vote. Because all matters must be approved by a specified percentage of votes cast or Voting Shares present or represented at the meeting, abstentions will not affect the outcome of any such vote. Shareholders abstaining from voting will, however, be counted as present for purposes of constituting a quorum to organize the meeting.
Can my shares be voted if I do not return the proxy card and do not attend the meeting in person?
     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may vote in their discretion on matters considered to be “routine” when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the meeting with respect to the ratification of the appointment of the independent auditor, but will not be entitled to vote in their discretion with respect to the any of the other matters submitted to a vote. If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the meeting but not present or cast with respect to considering such matter. Because all matters must be approved by a specified percentage of the votes cast or Voting Shares present or represented at the meeting, broker non-votes with respect to these matters will not affect the outcome of the voting.

What if I do not vote for a proposal on the proxy card I return?
     If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and make no specifications on your validly submitted proxy card, your shares will be voted against the shareholder proposals, in favor of annual advisory votes on executive compensation, and in favor of all other items.
     If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares only to the extent specified in response to the immediately preceding question.
Who pays for soliciting proxies?
     We will pay all expenses of soliciting proxies for the meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $15,000 and will reimburse Innisfree for certain of its out-of-pocket expenses.
Do I need identification to attend the meeting in person?
     Yes. Please bring proper identification, together with the notice of Internet availability mailed to you, which will serve as your admission ticket. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned Voting Shares on the record date.
Could other matters be considered and voted upon at the meeting?
     Management has not timely received any notice that a shareholder desires to present any matter for action at the meeting in accordance with our bylaws (which are described in “Other Matters — Shareholder Nominations and Proposals”) other than the shareholder proposals described in this proxy statement, and is otherwise unaware of any matter to be considered by shareholders at the meeting other than those matters specified in the accompanying notice of the meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.
What happens if the meeting is postponed or adjourned?
     Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

ELECTION OF DIRECTORS
(Item 1 on Proxy or Voting Instruction Card)
     The Board of Directors is fixed at 16 members, which are divided under our articles of incorporation into three classes. Members of the respective classes hold office for staggered terms of three years, with one class elected at each annual shareholders’ meeting. The shareholders will elect five Class II directors at the meeting. Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors has nominated the five individuals listed below to serve as Class II directors.
     Unless authority is withheld, all votes attributable to the shares represented by each duly executed and delivered proxy will be cast for the election of each of these below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the meeting. For additional information on our nomination process, see “Corporate Governance - Director Nomination Process.” If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, votes will be cast instead for another candidate designated by the Board, without resoliciting proxies.
     As discussed further under “General Information — What vote is required to elect a director at the meeting?”, each of the five nominees must receive a majority of the votes cast to be elected at the meeting.
     The following tables provide certain information with respect to each nominee, each other director whose term will continue after the meeting, and our executive officers. As discussed further elsewhere herein, four of our below-listed directors formerly served as directors of Embarq and four of our other below-listed directors formerly served as directors of Qwest, in each case prior to our acquisitions of those companies.
Class II Directors (for term expiring in 2014):
Virginia Boulet, age 57; a director since 1995; Special Counsel at Adams and Reese LLP, a law firm, since March 2002; prior to then, practiced as a corporate and securities attorney for Phelps Dunbar, L.L.P. from March 1992 to March 2002 and Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. from May 1983 to March 1992; currently a director of W&T Offshore, Inc.
Key Qualifications, Experiences and Skills:
•	Legal experience representing telecommunications companies

•	Director of another publicly-held company

Peter C. Brown, age 52; a director since July 1, 2009; Chairman of Grassmere Partners, LLC, a private investment firm, since July 2009; held several executive level positions, including Chairman of the Board, President and Chief Executive Officer, and Chief Financial Officer, with AMC Entertainment Inc., a theatrical exhibition company, from 1991 until his retirement in February 2009; founded Entertainment Properties Trust, a NYSE-listed real estate investment trust, in 1997 and served as its Chairman of the Board of Trustees until 2003; currently a director of Entertainment Properties Trust and Cinedigm Digital Cinema Corporation; formerly a director of National CineMedia, Inc. and Midway Games, Inc. within the past five years and a director of Embarq prior to July 1, 2009.
Key Qualifications, Experiences and Skills:
•	Experience as a former chief executive of a publicly-held company
•	Qualifies as an “audit committee financial expert”
•	Director of other publicly-held companies
Richard A. Gephardt, age 70; a director since July 1, 2009; President and Chief Executive Officer of Gephardt Group, a multi-disciplined consulting firm, since January 2005; consultant to Goldman Sachs & Co. since January 2005; strategic advisor in the government affairs practice group of DLA Piper between June 2005 and December 2009; senior advisor to FTI Consulting between January 2007 and December 2009; member of the U.S. House of Representatives from 1976 to 2005, representing Missouri’s Third District and holding key leadership positions, including House Minority Leader; currently a director of Centene Corporation, Ford Motor Company, Spirit Aerosystems Holdings, Inc. and United States Steel Corporation and a director of Embarq prior to July 1, 2009.
Key Qualifications, Experiences and Skills:
•	Government and labor relations expertise
•	Director of other publicly-held companies
Gregory J. McCray, age 48; a director since 2005; Chairman and Chief Executive Officer of Antenova Limited, a British company which develops and markets wireless components, since January 2003; Chairman and Chief Executive Officer of PipingHot Networks, a wireless start-up, from November 2000 to November 2002; Senior Vice President, Customer Operations, at Lucent Technologies from June 1997 to October 2000; Sales Vice

President, U.S. Eastern Region, at Lucent Technologies from January 1994 to May 1997; held engineering, product management and other managerial roles at AT&T and IBM from May 1984 to December 1993.
Key Qualifications, Experiences and Skills:
•	Executive experience in the communications and technology industries
•	Experience as a chief executive of privately-held companies
•	Engineering expertise
•	International business experience
Michael J. Roberts, age 60; a former Qwest director added to our Board on April 1, 2011; Chief Executive Officer and founder of Westside Holdings LLC, a marketing and brand development company; served as President and Chief Operating Officer of McDonald’s Corporation, a foodservice retailer, from 2004 to 2006; served as Chief Executive Officer of McDonald’s USA during 2004 and as President of McDonald’s USA from 2001 to 2004; currently a director of W.W. Grainger, Inc. and Standard Parking Corporation.
Key Qualifications, Experiences and Skills:
•	Experience as a chief executive
•	Marketing and branding expertise
•	Director of other publicly-held companies
•	Qualifies as an “audit committee financial expert”
The Board unanimously recommends a vote FOR each of these nominees.
Class III Directors (term expires in 2012):
Charles L. Biggs, age 70; a former Qwest director added to our Board on April 1, 2011; management consultant with Deloitte & Touche, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in 2002; held various management positions at Deloitte & Touche, including National Director of Strategy Services for Deloitte’s strategy arm and Chairman of Deloitte/Holt Value Associates; currently a director of Standard Parking Corporation.
Key Qualifications, Experiences and Skills:
•	Strategy and management process expertise
•	Financial and accounting experience

•	Director of another publicly-held company
•	Qualifies as an “audit committee financial expert”
Fred R. Nichols, age 64; has served as a director since 2003; retired from Cox Communications, Inc. in February 2000, where he served as Executive Vice President of Operations since August 1999; held various executive positions at TCA Cable TV, Inc. (which was publicly-traded between 1982 and its sale to Cox in 1999) from 1980 to 1999, most notably serving as Chairman, President and Chief Executive Officer from 1997 to 1999 and President and Chief Operating Officer from 1989 to 1997; also served on the executive boards of (i) the National Cable Television Association and the Cable Telecommunications Association, both cable industry trade associations, (ii) Telesynergy, a cable television programming consortium, and (iii) C-SPAN, a cable television network; prior to joining TCA in 1980, worked as a commercial banker for nine years and as a certified public accountant with Peat, Marwick & Mitchell for three years.
Key Qualifications, Experiences and Skills:
•	Executive experience in the communications industry
•	Experience as a former chief executive of a publicly-held company
•	Former experience as a certified public accountant and commercial banker
Harvey P. Perry, age 66; a director since 1990; non-executive Vice Chairman of the Board of Directors of CenturyLink since January 1, 2004; retired from CenturyLink in December 2003; joined CenturyLink in 1984, serving as Secretary and General Counsel for approximately 20 years and Executive Vice President and Chief Administrative Officer for almost five years; prior to then, worked as an attorney in private practice for 15 years.
Key Qualifications, Experiences and Skills:
•	Prior executive experience with, and historical knowledge of, our company
•	Legal experience representing telecommunications companies

Laurie A. Siegel, age 55; a director since July 1, 2009; Senior Vice President of Human Resources and Internal Communications for Tyco International Ltd., a diversified manufacturing and service company, since January 2003; held various positions with Honeywell International Inc. from September 1994 to December 2002, including Vice President of Human Resources — Specialty Materials; prior to then, was director of global compensation at Avon Products and a principal of Strategic Compensation Associates; a director of Embarq prior to July 1, 2009.
Key Qualifications, Experiences and Skills:
•	Executive experience with a multi-national company
•	Human relations and executive compensation expertise
James A. Unruh, age 70; a former Qwest director added to our Board on April 1, 2011; Principal of Alerion Capital Group, a merchant banking organization focused on private equity, since 1998; held various positions with Unisys Corporation and its predecessors, including Chairman, President and Chief Executive Officer prior to then; currently a director of CSG Systems International, Inc., Prudential Financial, Inc. and Tenet Healthcare Corporation.
Key Qualifications, Experiences and Skills:
•	Experience as a chief executive of a publicly-held company
•	Management advisory experience
•	Financial and accounting experience, including service as chief financial officer of public companies
•	Director of other publicly-held companies, including prior service on the board of a telecommunications company
Joseph R. Zimmel, age 57; a director since 2003; a business and financial consultant since November 2002; Advisory Director of the Goldman Sachs Group from December 2001 to November 2002; Managing Director of the Communications, Media & Entertainment Group for the Americas in the investment banking division of Goldman, Sachs & Co. from 1999 to 2001, after acting as Managing Director and a co-head of the group from 1992 to 1999; Managing Director in the mergers and acquisitions department of Goldman, Sachs & Co. from 1988 to 1992; currently a director of FactSet Research Systems Inc. and formerly a director of Digitas Inc. within the past five years.

Key Qualifications, Experiences and Skills:
•	Advisory experience in the communications industry
•	Investment banking expertise
•	Qualifies as an “audit committee financial expert”
•	Director of other publicly-owned companies
Class I Directors (term expires in 2013):
W. Bruce Hanks, age 56; a director since 1992; a consultant with Graham, Bordelon and Co., Inc., an investment management and financial planning company, since December 1, 2005; Athletic Director of the University of Louisiana at Monroe from March 2001 to June 2004; held various executive positions at CenturyLink from August 1980 through March 2001, most notably Chief Operating Officer, Senior Vice President — Corporate Development and Strategy, Chief Financial Officer, Senior Vice President — Revenues and External Affairs, and President — Telecommunications Services; worked as a certified public accountant with Peat, Marwick & Mitchell for three years prior to then; currently an advisory director of IberiaBank Corporation; also served in the past on the executive boards of several telecommunications industry associations and the boards of other publicly-owned companies.
Key Qualifications, Experiences and Skills:
•	Prior executive experience with, and historical knowledge of, our company
•	Former experience as a certified public accountant
•	Qualifies as an “audit committee financial expert”
•	Prior experience as a director of other publicly-owned companies

C. G. Melville, Jr., age 70; a director since 1968; retired in 1992 after serving as President of Melville Equipment, Inc., a family-owned distributor of marine and industrial equipment, for nearly 30 years; Chief Executive Officer of a family-owned telephone company for six years prior to its sale to CenturyLink in 1968.
Key Qualifications, Experiences and Skills:
•	Experience owning and managing telecommunications companies
•	Experience as a former chief executive of family-owned privately-held companies
Edward A. Mueller, age 64; a former Qwest director added to our Board on April 1, 2011; Chairman and Chief Executive Officer of Qwest between August 2007 and April 1, 2011; Chief Executive Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 2003 until July 2006, and a director of Williams-Sonoma from 1999 until May 2007; prior to then, held a variety of executive level positions with several telecommunications companies, including Ameritech, SBC International Operations, Pacific Bell and Southwest Bell Telephone; currently a director of The Clorox Company and McKesson Corporation; formerly a director of GSC Acquisition Co., Verisign Inc. and Williams-Sonoma Inc. within the past five years; holds a bachelor’s degree in civil engineering from the University of Missouri and an executive masters degree in business administration from Washington University.
Key Qualifications, Experiences and Skills:
•	Executive experience in the telecommunications business
•	Experience as the chief executive of Qwest and another publicly-held company
•	Engineering degree
•	Director of other publicly-held companies

William A. Owens, age 70; a director since July 1, 2009; non-executive Chairman of the Board of CenturyLink since July 1, 2009; Managing Director, Chairman and Chief Executive Officer of AEA Investors Asia, a private equity company, since April 2006; Vice Chairman, President and Chief Executive Officer of Nortel Networks Corporation, a global supplier of communications equipment, from 2004 to 2005; Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from 1998 to 2003; served in the U.S. military from 1962 to 1996 holding various key leadership positions, including Vice Chairman of the Joint Chiefs of Staff; currently a director of Polycom, Inc., Wipro Limited, and Intelius Inc.; formerly a director of AEA Investors LLC, Flow Mobile, Unifrax Corporation, Amerilink within the past five years; Chairman of the Board of Embarq prior to July 1, 2009.
Key Qualifications, Experiences and Skills:
•	Executive experience in the communications industry
•	Experience as a former chief executive of publicly-held companies
•	Government relations expertise
•	International business experience
•	Director of other domestic and international publicly-held companies
Glen F. Post, III, age 58; a director since 1985; Chief Executive Officer of CenturyLink since 1992, and President since July 1, 2009 (and from 1990 to 2002); Chairman of the Board of CenturyLink between June 2002 and June 2009; Vice Chairman of the Board of CenturyLink between 1993 and 2002; held various other positions at CenturyLink between 1976 and 1993; most notably Treasurer, Chief Financial Officer and Chief Operating Officer.
Key Qualifications, Experiences and Skills:
•	Executive experience in the telecommunications business
•	Experience as our chief executive
•	Former experience as a certified public accountant

Executive Officers Who Are Not Directors:
     Listed below is information on each of our executive officers who are not directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.
Karen A. Puckett, age 50; Executive Vice President and Chief Operating Officer since July 2009; President and Chief Operating Officer from September 2002 until July 2009.
R. Stewart Ewing, Jr., age 59; Executive Vice President and Chief Financial Officer.
Stacey W. Goff, age 45; Executive Vice President, General Counsel and Secretary since July 1, 2009; Senior Vice President, General Counsel and Secretary prior to then.
Dennis G. Huber, age 51; Executive Vice President — Network Services since July 1, 2009 (excluding the four-month period between May 2010 and September 2010); held various executive positions at Embarq and its predecessor companies from January 2003 through July 1, 2009, most notably Chief Technology Officer and Senior Vice President, Senior Vice President — Corporate Strategy and Development and Senior Vice President of Product Development.

William E. Cheek, age 55; President — Wholesale Operations since July 1, 2009; President — Wholesale Markets for Embarq from May 2006 until July 2009; served in this role at the local telecommunications division of Sprint Nextel Corporation from August 2005 until May 2006 and as Assistant Vice President, Strategic Sales and Account Management, in Sprint Business Solutions from January 2004 until July 2005.
Christopher K. Ancell, age 49; President — Business Markets Group since April 1, 2011; served as Qwest’s Executive Vice President, Business Markets Group between August 2009 and March 31, 2011; from 2004 to August 2009, served as the Vice President of Sales, Western Region, for Qwest’s Business Markets Group; prior to then, held several other management positions with Qwest, including Vice President of Sales Support for the Business Markets Group and Vice President of Hosting Sales.
David D. Cole, age 53; Senior Vice President — Controller and Operations Support; served as Senior Vice President — Operations Support since 1999, and as Controller since April 1, 2011.

CORPORATE GOVERNANCE
Governance Guidelines
     Our Board has adopted corporate governance guidelines, which it reviews at least annually. For information on how you can obtain a complete copy of our guidelines, see “- Access to Information” below.
     Among other things, our corporate governance guidelines provide as follows:
     Director Qualifications
•	The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole.

•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board.

•	On the terms and subject to the conditions specified in our bylaws, directors will be elected by a majority vote of the shareholders and any incumbent director failing to receive a majority of votes cast must promptly tender his or her resignation to the Board.

•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board.

•	No director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of the election or appointment.

•	Annually, the Board will determine affirmatively which of our directors are independent for purposes of complying with our corporate governance guidelines and the listing standards of the New York Stock Exchange, or NYSE. A director will not be independent for these purposes unless the Board affirmatively determines that the director does not, either directly or indirectly through the director’s affiliates or associates, have a material commercial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company or its affiliates, other than as a director.
     Director Responsibilities
•	The Board periodically reviews our long-term strategic plans, and annually holds a multi-day strategic planning session.

•	Unless otherwise determined by the Board, when a management director retires or ceases to be an active employee for any other reason, that director will be considered to have resigned concurrently from the Board.

     Chairman; Lead Outside Director
•	The Board elects a Chairman from among its members. The Chairman may be a director who also has executive responsibilities, including the CEO (an executive chair), or may be one of the Company’s independent directors (a non-executive chair). The Board believes it is in the best interests of the Company for the Board to remain flexible with respect to whether to elect an executive chair or a non-executive chair so that the Board may provide for succession planning and respond effectively to changes in circumstances.

•	The non-management directors meet in executive session at least quarterly. The lead outside director elected by the independent directors may call additional meetings of the non-management directors at any time. At all times during which the Chairman is a non-executive chair, all of the functions and responsibilities of the lead outside director shall be performed by the non-executive chair.
     CEO Evaluation and Management Succession
•	The Nominating and Corporate Governance Committee conducts an annual review of the CEO’s performance and provides a report of its findings to the Board.

•	The Nominating and Corporate Governance Committee reports periodically to the Board on succession planning.
     Recoupment of Compensation
•	If the Board or any committee of the Board determines that any bonus, incentive payment, commission, equity award or other compensation awarded to or received by an executive officer was based on any financial or operating result that was impacted by the executive officer’s knowing or intentional fraudulent or illegal conduct, the Board or a Board committee may recover from the executive officer the compensation it considers appropriate under the circumstances.
     Stock Ownership Guidelines
•	We require our executive officers to beneficially own CenturyLink stock equal in market value to specified multiples of their annual base salary. All executive officers have three years from the date they first become subject to a particular ownership level to attain that target.

•	We require our outside directors to beneficially own CenturyLink stock equal in market value to five times their annual cash retainer. Outside directors have five years from their election or appointment date to attain that target.

•	For any year during which an executive or director does not meet his or her ownership target, the executive or director is expected to hold a specified percentage of the CenturyLink stock that the executive or director acquires through our equity compensation programs, excluding shares sold to pay taxes associated with the acquisition thereof.

•	The Compensation Committee administers the guidelines, and may modify their terms and grant hardship exceptions in its discretion.

•	See “Compensation Discussion and Analysis — Stock Ownership Guidelines” for information on the executive ownership multiples and the holding percentages currently in effect.
     Standards of Business Conduct and Ethics
•	All of our directors, officers and employees are required to abide by our long-standing ethics and compliance policies and programs, which include standards of business conduct.

•	Any waiver of our policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Board or one of its duly authorized committees.
     Other
•	Directors have full access to our officers and employees.

•	Like most other NYSE-listed companies, (i) all of the Board’s standing committees are comprised solely of independent directors, (ii) we provide orientation for new directors, (iii) we maintain a continuing education program for our directors, and (iv) the Board and each committee conducts annual self-reviews.
Independence
     Based on the information made available to it, the Board of Directors has affirmatively determined that each of the directors, with the exception of Mr. Post, qualifies as an independent director under the standards referred to above under “— Governance Guidelines.” In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all known commercial, banking, consulting, legal, accounting, charitable, familial or other relationships any director may have with us.
     Some of our directors are employed by or affiliated with companies with which we do business in the ordinary course, either as a service provider, a customer or both. As required under the NYSE listing standards and our Corporate Governance Guidelines, our Board examined the amount spent by us with those companies and by those companies with us. Because in all cases the amount spent fell far below the threshold established in the NYSE listing standards and in our Corporate Governance Guidelines, our Board concluded that the amounts spent did not create a material relationship with us that would interfere with the exercise by any of these directors of his or her independent judgment. In addition, we concluded that Edward A.

Mueller’s service as Chairman and Chief Executive Officer of Qwest prior to its acquisition by us on April 1, 2011 does not impair his independence as a CenturyLink director.
Committees of the Board
     During 2010, the Board of Directors held four regular meetings, eight special meetings, and a three-day strategic planning session.
     During 2010, the Board’s Audit Committee held seven meetings. The Audit Committee is currently composed of five independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws. The Audit Committee’s functions are described further below under “Audit Committee Report.”
     The Board’s Compensation Committee met ten times during 2010. The Compensation Committee is currently composed of five directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and all of whom, other than Harvey P. Perry, qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee is described further below under “Compensation Discussion and Analysis.”
     The Board’s Nominating and Corporate Governance Committee (which we refer to below as the “Nominating Committee”) met six times during 2010. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above, (iv) leading the Board in its annual review of the Board’s performance, and (v) reviewing annually the Chief Executive Officer’s performance, reporting to the Board on succession planning for senior executive officers and appointing an interim CEO if the Board does not make such an appointment within 72 hours of the CEO dying or becoming disabled. For information on the director nomination process, see “- Director Nomination Process” below.
     The Board also maintains a Risk Evaluation Committee, which met four times during 2010, described further below under the heading “- Risk Oversight.”
     Each of the committees listed above is composed solely of independent directors under the standards referred to above under “- Governance Guidelines.”
     The table below lists the Board’s standing committees and their membership.

Nominating and
Corporate
		Compensation	Governance	Risk Evaluation
	Audit Committee	Committee	Committee	Committee
Outside Director(1)	Member	Member(2)	Member	Member
Charles L. Biggs	✓
Virginia Boulet		✓	Chair
Peter C. Brown	✓			✓
W. Bruce Hanks	Chair			✓
Gregory J. McCray			✓	✓
C. G. Melville, Jr.			✓	Chair
Edward A. Mueller				✓
Fred R. Nichols		✓	✓

Nominating and
Corporate
		Compensation	Governance	Risk Evaluation
	Audit Committee	Committee	Committee	Committee
Outside Director(1)	Member	Member(2)	Member	Member
William A. Owens		✓	✓
Harvey P. Perry		✓
Michael J. Roberts	✓
Laurie A. Siegel		Chair
James A. Unruh				✓
Joseph R. Zimmel	✓

(1)	Except as noted below, Glen F. Post, III does not serve on any board committees. Richard A. Gephardt does not serve on any board committees.

(2)	The Compensation Committee maintains an Incentive Awards Subcommittee comprised of Ms. Boulet, Mr. Nichols, Mr. Owens and Ms. Siegel.

     The Board has also established a Special Pricing Committee that has authority to approve the terms and offering prices of any securities sold pursuant to our outstanding shelf registration statements. This ad hoc committee is comprised of Peter C. Brown, W. Bruce Hanks, Glen F. Post, III and Joseph R. Zimmel.
     If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “- Access to Information.”
     We expect all of our directors to attend our annual shareholders’ meetings. Each of our directors then in office attended the 2010 annual shareholders’ meeting, other than one former director whose term expired at the meeting, and two other directors who were attending a funeral and graduation ceremony, respectively.
Director Nomination Process
     Nominations for the election of directors at our annual shareholders’ meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws. Under our bylaws, any shareholder of record interested in making a nomination generally must deliver written notice to the Company’s secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual shareholders meeting. For the meeting this year, the Board has nominated the five nominees listed above under “Election of Directors” to stand for election as Class II directors, and no shareholders submitted any nominations. For further information on deadlines for submitting nominations for our 2012 annual shareholders meeting, see “Other Matters - Shareholder Nominations and Proposals.”
     The written notice required to be sent by any nominating shareholder must include (i) the name, age, business address and residential address of the nominating shareholder and any other person acting in concert with such shareholder, (ii) a representation that the nominating shareholder is a record holder of Voting Shares, and intends to make his nomination in person, (iii) a description of all agreements among the nominating shareholder, any person acting in concert with him, each proposed nominee and any other person pursuant to which the nomination or nominations are to be made and (iv) various biographical information about each proposed nominee, including principal occupation, holdings of Voting Shares and other information required to be disclosed in our proxy statement. The notice must also be accompanied by the written consent of each proposed nominee to serve as a director if elected, and an affidavit certifying that each proposed nominee meets the qualifications for service specified in the bylaws and summarized below. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders’ meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.
     The Nominating Committee will consider candidates nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, or who has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction.
     In the past, the Nominating Committee has considered director candidates suggested by Committee members, other directors, senior management and shareholders. In connection with our July 1, 2009 merger with Embarq, we added to our Board seven directors who previously served as directors of Embarq, four of whom continue to serve. During the several years preceding the merger, the Nominating Committee retained, on an as-needed basis and at our expense, national search firms to help identify potential director candidates, including three directors added to the Board between 2003 and 2005. With respect to this year’s meeting, all of the nominees are incumbent directors with several years of prior service on our Board or the boards of Embarq or Qwest. The Nominating Committee may retain search firms from time to time in the future to help identify potential director candidates.
     Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee periodically assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualification of incumbent directors and consults with other members of the Board and senior management. In addition, the Nominating Committee seeks candidates committed to representing the interests of all shareholders and not any particular constituency. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director retirements and industry developments.
     In connection with assessing the needs of the Board, the Committee has sought individuals who possess skill and experience in a diverse range of fields. The Committee also has sought a mix of individuals from inside and outside of the communications industry. The table above listing biographical data about our directors includes a listing of the key qualifications, experiences and skills that the Committee and Board reviewed in connection with nominating or re-nominating them for service on the Board.

     In connection with determining the current composition of the Board, the Nominating Committee assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board. Although it does not have a formal diversity policy, the Nominating Committee believes that our directors possess a diverse range of backgrounds, perspectives, skills and experiences.
     Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyLink.
Compensation Setting Process
     The Compensation Committee hires consulting firms to assist it in setting executive and director compensation. In late 2010, the Committee retained Hay Group, following a nationwide search to replace PricewaterhouseCoopers LLC, which advised the Committee for the previous six years. For additional information on the processes used by the Committee to set executive compensation and payments made to the Committee’s consultants, see “Compensation Discussion and Analysis.”
Risk Oversight
     Our Board oversees our company’s risk management function, which is a coordinated effort among our business units, our internal audit department and our risk management personnel. Our Board provides this oversight primarily through its Risk Evaluation Committee, which is responsible for assisting management to identify, monitor, and manage risks to our business, properties and employees. The Risk Evaluation Committee is also responsible for overseeing our ethics and compliance program. In addition to receiving reports from the Risk Evaluation Committee, the Board monitors risk in connection with overseeing our corporate strategies and operations and by receiving reports from the other committees of the Board, particularly the Audit Committee with respect to financial, tax and accounting risks and the Compensation Committee with respect to compensation risks. For a discussion of the Compensation Committee’s risk analysis, see “Compensation Discussion and Analysis — Our Compensation Decision-Making Process — Risk Assessment.”
Top Leadership Positions and Structure
     Admiral William A. Owens serves as our Chairman and lead outside director. As explained further on our website, you may contact Adm. Owens by writing a letter to the Chairman and Lead Outside Director, c/o Post Office Box 5061, Monroe, Louisiana 71211 or by sending an email to boardinquiries@centurylink.com. As indicated above, the non-management directors meet in executive session at least quarterly.
     Adm. Owens was appointed as our Chairman and lead outside director on July 1, 2009, as required under our October 26, 2008 merger agreement with Embarq. In May 2010, the Board re-elected Adm. Owens to serve in these capacities. Prior to July 1, 2009, Adm. Owens served as chairman of Embarq, and, prior to that, as the chief executive of a communications equipment provider and a satellite company. We believe Adm. Owens’ service as our Chairman has facilitated the post-merger integration of the management and operations of CenturyLink and Embarq.
     The Board believes that the separation of the Chairman and CEO positions has functioned effectively over the past couple of years. Separating these positions allows our CEO to have primary responsibility for the operational leadership and strategic direction of our business, while allowing our Chairman to lead the Board in its fundamental role of providing guidance to and independent oversight of management. While our by-laws and corporate governance guidelines do not require our Chairman and CEO positions to be separate, the Board believes that delegating responsibilities between Adm. Owens, as Chairman, and Mr. Post, as CEO, is the appropriate leadership structure for our company at this time. Our Board, however, periodically reviews its leadership structure and may make such changes in the future as it deems appropriate. The Board believes that its programs for overseeing risk would be effective under a variety of top leadership structures, and, accordingly, this factor has not materially affected its current choice of structure.
Waivers of Governance Requirements
     Members of our Board are subject to our Corporate Governance Guidelines, which, among other things, prohibit a director from serving on more than two additional unaffiliated public company boards. In addition to serving on our Board, Richard A. Gephardt, William A. Owens and James A. Unruh serve on the board of directors of more than two unaffiliated public companies. In connection with appointing each of them to the Board, the Board waived compliance by each such individual with the above-described service limitation, subject to the understanding that this waiver permits such individuals to serve only on the boards of the unaffiliated companies on which they were then serving, unless and until the individual is permitted to accept a new directorship under our Corporate Governance Guidelines then in effect due to any future reductions in the number of the individual’s directorships, any future changes in such guidelines, or any future additional waivers granted by the Board.
Access to Information
     The following documents are posted on our website at www.centurylink.com:
•	Corporate governance guidelines

•	Charters of our Board committees

•	Corporate ethics and compliance program documents, including the CenturyLink Code of Conduct.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR
(Item 2 on Proxy or Voting Instruction Card)
     The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2011, and we are submitting that appointment to our shareholders for ratification on an advisory basis at the meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.
     If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.
     In connection with the audit of the 2011 financial statements, we entered into an engagement letter with KPMG LLP which sets forth the terms by which KPMG will provide audit services to us. Any future disputes between KPMG and us under that letter will be subject to certain specified alternative dispute resolution procedures.
     The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2009 and 2010 services identified below:

	Amount Billed
	2009	2010
Audit Fees (1)	$4,925,000	$4,469,000
Audit-Related Fees(2)	118,000	162,570
Tax Fees(3)	296,000	732,474
Other(4)	—	27,800

Total Fees	$5,339,000	$5,391,844

(1)	Includes the cost of (i) services rendered in connection with auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our telephone subsidiaries, and (v) services rendered in connection with reviewing our registration statements and issuing related comfort letters.

(2)	Includes the cost of auditing our benefit plans and general accounting consulting services.

(3)	Includes costs associated with (i) assistance in preparing income tax returns and related matters (which were approximately $128,000 in 2009 and $257,000 in 2010), (ii) assistance with various tax audits (which were approximately $28,000 in 2009 and $69,000 in 2010), (iii) assistance with our acquisition of Embarq (which were approximately $80,000 in 2009 and $81,000 in 2010), and (iv) general tax planning, consultation and compliance (which were approximately $60,000 in 2009 and $325,000 in 2010).

(4)	Reflects assistance with the Qwest acquisition.

     The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $75,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $125,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $40,000 per quarter of miscellaneous permitted tax services that do not constitute discrete and separate projects. The Chief Financial Officer is required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2009 or 2010.
     KPMG has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.
     Ratification of KPMG’s appointment as our independent auditor for 2011 will require the affirmative vote of at least a majority of the voting power present or represented at the meeting.
The Board unanimously recommends a vote FOR this proposal.
AUDIT COMMITTEE REPORT
     Management is responsible for our internal controls and the financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. The Committee’s responsibility is to monitor and oversee these processes, and to appoint the independent auditor.
     In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2010, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as amended.
     KPMG also provided to the Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence. The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.
     Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

     If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance — Access to Information.”
Submitted by the Audit Committee of the Board of Directors.
W. Bruce Hanks (Chair)
Peter C. Brown
Fred R. Nichols*
William A. Owens*
Joseph R. Zimmel

*	Committee member through April 1, 2011, when Mr. Nichols and Mr. Owens were replaced on the Committee by Charles L. Biggs and Michael J. Roberts.
PROPOSAL TO APPROVE THE
CENTURYLINK 2011 EQUITY INCENTIVE PLAN
(Item 3 on Proxy or Voting Instruction Card)
General
     Our Board believes that our growth depends upon the efforts of our officers, directors, employees, consultants, and advisors, and that the proposed CenturyLink 2011 Equity Incentive Plan (the “Incentive Plan”) will provide an effective means of attracting and retaining qualified key personnel while encouraging long-term focus on maximizing shareholder value. The Incentive Plan has been adopted by our Board, subject to approval by our shareholders at the meeting.
     The principal features of the Incentive Plan are summarized below. This summary is qualified in its entirety, however, by reference to the full text of the Incentive Plan, which is attached to this proxy statement as Appendix B.
Purpose of the Proposal
     We believe that providing officers, directors, employees, consultants and advisors with a proprietary interest in the growth and performance of our company is crucial to stimulating individual performance while at the same time enhancing shareholder value. While we believe that employee equity ownership is a significant contributing factor in achieving superior corporate performance, we recognize that increasing the number of available shares under incentive plans may potentially dilute the equity ownership of our current shareholders.
     Accordingly, we intend the Incentive Plan to replace all four of our currently active long-term equity incentive plans: the Amended and Restated CenturyLink 1983 Restricted Stock Plan (the “1983 Plan”), the Amended and Restated CenturyLink 2005 Management Incentive Compensation Plan (the “2005 Plan”), the Amended and Restated CenturyLink 2005 Directors Stock Plan (the “Director Plan”), and the Amended and Restated CenturyLink Legacy Embarq 2008 Equity Incentive Plan (the “Legacy Embarq Plan”). In addition, although we assumed certain outstanding equity awards in connection with our merger with Qwest, which closed on April 1, 2011, we do not intend to issue future grants from the Qwest Equity Incentive Plan (the “Qwest Plan”), provided that our shareholders approve the Incentive Plan.

     As of April 4, 2011, the first full trading day following the closing of our merger with Qwest, an aggregate of 19,469,105 shares remained available for grant under our four active long-term equity incentive plans. However, the majority of these shares available for issuance are attributable to the Legacy Embarq Plan, which cannot be used to make grants to anyone who was employed by CenturyLink or our then-existing subsidiaries on the day prior to the closing of our merger with Embarq. Certain of our other current plans contain other restrictions on their use.
     The Incentive Plan is designed to provide us with a single, state-of-the-art equity plan that is free of the restrictions and limitations contained in our current plans. We believe that adoption of the Incentive Plan is integral to our continued ability to attract, retain, and motivate key personnel and directors in a manner aligned with the interests of our shareholders.
Terms of the Incentive Plan
     Administration of the Incentive Plan. The Compensation Committee of our Board or a subcommittee thereof (the “Committee”) will generally administer the Incentive Plan, and has the authority to make awards under the Incentive Plan, including setting the terms of the awards. The Committee will also generally have the authority to interpret the Incentive Plan, to establish any rules or regulations relating to the Incentive Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for proper administration of the Incentive Plan. Subject to the limitations specified in the Incentive Plan, the Committee may delegate its authority to our Chief Executive Officer or his designee with respect to grants to employees or consultants who are not subject to Section 16 of Exchange Act or Section 162(m) of the Internal Revenue Code (the “Code”).
     Eligibility. Key employees, officers, and directors of CenturyLink and our consultants or advisors will be eligible to receive awards (“Incentives”) under the Incentive Plan. Based on current estimates, we anticipate that approximately 160 officers and up to 15 non-employee directors (“Outside Directors”) will be eligible to receive Incentives under the Incentive Plan. Currently, 85 officers and 11 Outside Directors participate in at least one of our existing incentive plans. Incentives under the Incentive Plan may be granted in any one or a combination of the following forms: incentive stock options under Section 422 of the Code, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. Each of these types of Incentives is discussed in more detail in “Types of Incentives” below.
     Shares Issuable through the Incentive Plan. A total of 30,000,000 of our Common Shares are authorized for issuance under the Incentive Plan. This figure represented approximately 5.0% of our 599.8 million Common Shares outstanding immediately following the closing of our merger with Qwest on April 1, 2011. The closing price of a Common Share, as quoted on the NYSE, was $41.03 on April 1, 2011.
     Limitations and Adjustments to Shares Issuable under the Incentive Plan. Incentives relating to no more than 600,000 Common Shares may be granted to a single participant in any fiscal year. Grants of restricted stock, restricted stock units, or other stock-based amounts are generally subject to minimum vesting periods, except that grants of up to an aggregate of 1,500,000 Common Shares may be made without compliance with these minimums. These minimum vesting periods, as well as certain exceptions, are discussed below under “Restricted

Stock.” A maximum of 30,000,000 Common Shares may be issued upon exercise of options intended to qualify as incentive stock options under the Code.
     For purposes of determining the maximum number of Common Shares available for delivery under the Incentive Plan, shares that are not delivered because an Incentive is forfeited, canceled, or settled in cash will not be counted. With respect to stock appreciation rights paid in shares, all shares to which the stock appreciation rights relate are counted against the Incentive Plan limits, rather than the net number of shares delivered upon exercise of the stock appreciation rights.
     Proportionate adjustments will be made to all of the share limitations provided in the Incentive Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares, or other comparable change in our Common Shares, and the terms of any Incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.
     Amendments to the Incentive Plan. Our Board may amend or discontinue the Incentive Plan at any time. However, our shareholders must approve any amendment to the Incentive Plan that would:
•	materially increase the number of Common Shares that may be issued through the Incentive Plan,

•	materially increase the benefits accruing to participants,

•	materially expand the classes of persons eligible to participate,

•	expand the types of awards available for grant,

•	materially extend the term of the Incentive Plan,

•	materially reduce the price at which Common Shares may be offered through the Incentive Plan, or

•	permit the repricing of an option or stock appreciation right.
     Duration of the Incentive Plan. No Incentives may be granted under the Incentive Plan after May 18, 2021.
     Types of Incentives. Each of the types of Incentives that may be granted under the Incentive Plan is described below.
     Stock Options. A stock option is a right to purchase Common Shares from CenturyLink. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a Common Share on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. The term of an option will also be determined by the Committee, but may not exceed ten years. The Committee may accelerate the exercisability of any stock option at any time. As noted above, the Committee may not, without the prior approval of our shareholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then-current fair market value of a Common Share, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another Incentive, a cash payment, or Common Shares, unless approved by our shareholders. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.
     The option exercise price may be paid:
•	in cash or by check,

•	in Common Shares,

•	through a “cashless” exercise arrangement with a broker approved by CenturyLink,

•	through a net exercise procedure if approved by the Committee, or

•	in any other manner authorized by the Committee.
     Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to CenturyLink, a number of Common Shares determined by dividing the product of the number of shares as to which the stock appreciation right is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise of the right. The Committee will determine the base price used to measure share appreciation (which may not be less than the fair market value of a Common Share on the date of grant), whether the right may be paid in cash, and the number and term of stock appreciation rights, provided that the term of a SAR may not exceed ten years. The Committee may accelerate the exercisability of any SAR at any time. The Incentive Plan restricts decreases in the base price and certain exchanges of SARs on terms similar to the restrictions described above for options.
     Restricted Stock. The Committee may grant Common Shares subject to restrictions on sale, pledge, or other transfer by the recipient for a certain restricted period. Generally, the restricted period must be a minimum of three years, except for shares vesting based on the attainment of performance goals, shares granted to Outside Directors, and shares issued in payment of amounts earned under our annual incentive plan. If the vesting of the shares is subject to the future attainment of specified performance goals, the restricted period for employees, consultants, or advisors must be at least one year. In addition to the previously described exceptions, an aggregate total of 1,500,000 Common Shares may be issued in connection with restricted stock, restricted stock units, or other stock-based awards without compliance with these minimum vesting periods.
     All shares of restricted stock will be subject to such restrictions as the Committee may provide in an agreement with the participant, including provisions that may obligate the participant to forfeit the shares to us in the event of termination of employment or if specified performance goals or targets are not met. Subject to restrictions provided in the participant’s incentive agreement and the Incentive Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares, including the right to receive dividends.
     Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from CenturyLink one Common Share on a specific future vesting or payment date. All RSUs will be subject to such restrictions as the Committee may provide in an agreement with the participant, including provisions that may obligate the participant to forfeit the RSUs in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the incentive agreement and the Incentive Plan, a participant receiving RSUs has no rights of a shareholder until Common Shares are issued to the participant. Restricted stock units may be granted with dividend equivalent rights. Restricted stock units are subject to the same minimum vesting requirements and exceptions described above for restricted stock.
     Other Stock-Based Awards. The Incentive Plan also permits the Committee to grant to participants awards of Common Shares and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, Common Shares (other stock-based awards). The Committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods, or performance requirements. Other stock-based awards are subject to the same minimum vesting requirements and exceptions described above for restricted stock.
     Performance Goals for Section 162(m) Awards. Performance-based compensation does not count toward the $1 million limit on CenturyLink’s federal income tax deduction for compensation paid to each of its most highly-compensated executive officers. Grants of restricted stock, restricted stock units, or other stock-based awards that we intend to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals, as provided in the Incentive Plan, will be based upon any or a combination of the following criteria applied to CenturyLink or one or more of our divisions, subsidiaries, or lines of business: return on equity, cash flow, assets, or investment; shareholder return; target levels of, or changes in, revenues, operating income, cash flow, cash provided by operating activities, earnings, or earnings per share; achievement of business or operational goals, such as market share, customer growth, customer satisfaction, new product or services revenue, or business development; strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, or geographic business expansion goals, objectively-identified project milestones, production volume levels, costs targets, and goals relating to acquisitions or divestitures; or an economic value-added measure. At the time it sets performance goals, the Committee may define cash flow, revenues, and the other terms listed above as it sees fit. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements may be adjusted as specified under the Incentive Plan to exclude the effects of non-recurring transactions or changes in accounting standards.
     Our Committee may use different targets from time to time within the realm of the Incentive Plan’s performance goals listed above. The regulations under Section 162(m) require that the material terms of the performance goals be re-approved by our shareholders every five years. To qualify as performance-based compensation, grants of restricted stock, restricted stock units, and other stock-based awards will be required to satisfy the other applicable requirements of Section 162(m).
     Termination of Employment. In the event that a participant ceases to be an employee of CenturyLink or its subsidiaries or to provide services to us for any reason, including death, disability, early retirement, or normal retirement, any Incentives may be exercised, shall vest, or shall expire at such times as may be determined by the Committee and as provided in the applicable incentive agreement.
     Change in Control. Upon a change in control of CenturyLink, as defined in the Incentive Plan, all outstanding Incentives granted under the Incentive Plan will remain outstanding in accordance with their terms, unless otherwise provided in the applicable incentive agreement, or unless the Committee takes specific action permitted by the Incentive Plan.
     In the event of a change of control of CenturyLink, the Incentive Plan permits the Committee to take a variety of actions regarding outstanding Incentives. Within certain time periods and under certain conditions, the Committee may:
•	require that all outstanding Incentives be exercised by a certain date;

•	require the surrender to CenturyLink of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the per share change of control value, calculated as described in the Incentive Plan, over the exercise or base price;

•	make any equitable adjustment to outstanding Incentives as the Committee deems necessary to reflect our corporate changes; or

•	provide that an Incentive shall become an Incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control transaction if the participant had been a shareholder.
     Transferability of Incentives. No Incentives granted under the Incentive Plan may be transferred, pledged, assigned, or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) if permitted by the Committee and so provided in the relevant Incentive Agreement, pursuant to a domestic relations order, as defined in the Code; or (d) as to options only, if permitted by the Committee and so provided in the relevant incentive agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.
     Tax Withholding. We may withhold from any payments or share issuances under the Incentive Plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently-owned Common Shares, or to have us withhold shares from the shares the participant would otherwise receive, in either case having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined. The Committee has the right to disapprove of any such election, except for participants who are subject to Section 16 of the Exchange Act.
     Purchase of Incentives. The Committee may approve the repurchase by CenturyLink of an unexercised or unvested Incentive from the holder by mutual agreement, so long as the repurchase would not constitute the repricing of an option or SAR.
Federal Income Tax Consequences
     The federal income tax consequences related to the issuance of the different types of Incentives that may be awarded under the Incentive Plan are summarized below. Participants who are granted Incentives under the Incentive Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.
     Stock Options. A participant who is granted a stock option normally will not realize any income, nor will we normally receive any deduction for federal income tax purposes, in the year the option is granted.
     When a non-qualified stock option granted through the Incentive Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) of the Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.
     An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of shares acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such shares within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the shares on the date of exercise. The remaining gain, if any, will be capital gain. We will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.
     If the exercise price of a non-qualified option is paid by the surrender of previously-owned shares, the basis and the holding period of the previously-owned shares carry over to the same number of shares received in exchange for the previously-owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.
     Stock Appreciation Rights. Generally, a participant who is granted a stock appreciation right under the Incentive Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the shares received on the day they are received.
     In general, there are no federal income tax deductions allowed to CenturyLink upon the grant of stock appreciation rights. Upon the exercise of the stock appreciation right, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m) of the Code.
     Restricted Stock. Unless the participant makes an election to accelerate recognition of the income to the date of grant under Section 83(b) (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the shares will be taxable to the participant at capital gains rates. If the shares are later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.
     Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant with respect to restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m) of the Code. The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.
     Other Stock-Based Awards. Generally, a participant who is granted any other stock-based award under the Incentive Plan will recognize ordinary income at the time the cash or Common Shares associated with the award are received. If shares are received, the ordinary income will be equal to the excess of the fair market value of the shares received over any amount paid by the participant in exchange for the shares.

     In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m) of the Code.
     Section 409A. If any Incentive constitutes non-qualified deferred compensation under Section 409A of the Code, it will be necessary that the Incentive be structured to comply with Section 409A of the Code to avoid the imposition of additional tax, penalties, and interest on the participant.
     Tax Consequences of a Change of Control. If, upon a change of control of CenturyLink, the exercisability, vesting, or payout of an Incentive is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.
     The foregoing discussion summarizes the federal income tax consequences of Incentives that may be granted under the Incentive Plan based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state, or local tax consequences.
Equity Compensation Plan Information
     Pre-Merger — As of December 31, 2010. The following table provides information as of December 31, 2010 about our equity compensation plans under which Common Shares are authorized for issuance:

(c)
	(a)		(b)		Number of
	Number of		Weighted-		securities remaining
	securities to be		average exercise		available for future
	issued upon		price of		issuance under
	exercise of		outstanding		plans (excluding
	outstanding		options and		securities reflected
Plan Category	options and rights		rights		in column (a))(1)
Equity compensation plans approved by shareholders	1,450,330		$40.97		4,341,420	(2)
Equity compensation plans not approved by shareholders	224,498	(3)	—		19,117,776	(4)

Totals	1,674,828		$40.97	(5)	23,459,196

(1)	The shares available for issuance reflected in this column relate to five plans: (i) our employee stock purchase plan (discussed in Note 2 below), (ii) the 1983 Plan, the 2005 Plan, and the Directors Plan, each of which was approved by our shareholders; and (iii) our Legacy Embarq Plan, which was approved by Embarq, but not CenturyLink, shareholders (a description of which follows this chart). The 1983 Plan, the 2005 Plan, the Directors Plan, and the Legacy Embarq Plan are our current equity compensation plans. If our shareholders approve the Incentive Plan at the meeting, no additional shares will be issued in the future from any of these four plans.

(2)	This amount includes 3,990,091 shares remaining to be granted under our shareholder-approved employee stock purchase plan.

(3)	Represents restricted stock units outstanding under the Legacy Embarq Plan, described in greater detail below. In connection with our merger with Embarq, we also assumed certain awards then-outstanding under other predecessor plans of Embarq and its former parent company, but have no intention of making further awards under those plans. In addition to the numbers listed in the table, 3,589,955 of our Common Shares are issuable under option awards granted under those plans with an weighted average exercise price of $38.29 per share and a weighted average remaining term of 3.7 years.

(4)	These amounts represent Common Shares that remained available for issuance under the Legacy Embarq Plan at December 31, 2010. See Note 1 above.

(5)	The weighted average remaining term of these options is 5.2 years.

     In connection with our merger with Embarq, which closed on July 1, 2009, we assumed the Legacy Embarq Plan. The Legacy Embarq Plan was approved by Embarq’s shareholders on May 1, 2008 and no new grants may be made under the Plan after May 1, 2018, although awards made prior to that date may remain outstanding beyond that date. In accordance with NYSE rules, we will not make grants from the Legacy Embarq Plan to those employees and directors who were employed prior to the merger by CenturyLink or our then-existing subsidiaries. The Legacy Embarq Plan is administered by our Compensation Committee, which may delegate some of its authority to the chief executive officer, subject to certain exceptions. As noted in the table above, an aggregate of 19.1 million Common Shares (as adjusted pursuant to the merger agreement) was available for issuance under the Legacy Embarq Plan at December 31, 2010. Currently under the Legacy Embarq Plan, the Committee may make awards of qualified or nonqualified stock options with a maximum term of 10 years, restricted stock, or restricted stock units, stock appreciation rights, performance shares, and other stock units. Each share awarded as a stock option or stock appreciation right reduces the maximum number of available plan shares by one share, while each share issued as any other type of award reduces the maximum by three shares. Shares surrendered in payment of the exercise price of options or stock appreciation rights or in payment of withholding taxes are not eligible for reissuance under the Legacy Embarq Plan. No participant may be granted more than 1,370,000 shares in options or stock appreciation rights and 685,000 shares of all other award types in a calendar year. In addition, the maximum cash-based award under the Legacy Embarq Plan that may be paid, credited or vested to a participant in any calendar year is $7.5 million. Our Board amended the Legacy Embarq Plan in early 2010 to, among other things, reflect these merger-adjusted share limitations and conform the administration and change of control provisions to those of our other outstanding equity incentive plans.

     As noted above, if shareholders approve the Incentive Plan as proposed, we will make no future issuances under the Legacy Embarq Plan, any of our other three current equity compensation plans (the 1983 Plan, the 2005 Plan, or the Director Plan), or the Qwest Plan (information for which appears in Note 4 to the table below).
     Post-Merger — As of April 4, 2011. As of April 4, 2011, the first full trading day following the closing of our merger with Qwest, we had approximately (i) 599.8 million outstanding Common Shares, (ii) 12.0 million outstanding options with a weighted average exercise price of $36.46 and a weighted average term of 4.6 years and (iii) 2.3 million outstanding unvested full-value awards (including issued but unvested restricted shares). These figures reflect all equity awards assumed in connection with the Qwest merger.
     The following table provides updated information about our equity compensation plans and outstanding awards as of April 4, 2011.

(c)
	(a)		(b)		Number of
	Number of		Weighted-		securities remaining
	securities to be		average exercise		available for future
	issued upon		price of		issuance under
	exercise of		outstanding		plans (excluding
	outstanding		options and		securities reflected
Plan Category	options and rights		rights		in column (a))(1)
Equity compensation plans approved by shareholders	1,388,605		$41.22		4,190,261	(2)
Equity compensation plans not approved by shareholders	111,499	(3)(4)	—		19,117,776	(5)

Totals	1,500,104		$41.22	(6)	23,308,037

(1)	The shares available for issuance reflected in this column relate to five plans: (i) our employee stock purchase plan (discussed in Note 2 below), (ii) the 1983 Plan, the 2005 Plan, and the Directors Plan, each of which was approved by our shareholders; and (iii) our Legacy Embarq Plan, which was approved by Embarq, but not CenturyLink, shareholders (a description of which appears above this chart). The 1983 Plan, the 2005 Plan, the Directors Plan, and the Legacy Embarq Plan are our current equity compensation plans. If our shareholders approve the Incentive Plan at the meeting, no additional shares will be issued in the future from any of these four plans. See Note 3 for information regarding other outstanding options assumed in connection with our merger with Embarq and Note 4 for information regarding outstanding options assumed in connection with our merger with Qwest.

(2)	This amount includes 3,838,932 shares remaining to be granted under our shareholder-approved employee stock purchase plan.

(3)	Represents restricted stock units outstanding under the Legacy Embarq Plan, described in greater detail above this chart. In connection with our merger with Embarq, we also assumed certain awards then-outstanding under other predecessor plans of Embarq and its former parent company, but have no intention of making further awards under those plans. In addition to the numbers listed in the table, 3,236,761 of our Common Shares are issuable under option awards granted under those plans with an weighted average exercise price of $38.96 per share and a weighted average remaining term of 2.9 years.

(4)	In connection with our merger with Qwest, we assumed certain awards then-outstanding under the Qwest Plan, which was approved by Qwest, but not CenturyLink, shareholders. We do not intend to make future awards under the Qwest Plan, unless the Incentive Plan is not approved by the shareholders at the meeting. In addition to the numbers listed in the table, 7,341,657 of our Common Shares are issuable under option awards granted under the Qwest Plan with a weighted average exercise price of $34.46 per share and a weighted average remaining term of 5.3 years.

(5)	These amounts represent Common Shares that remained available for issuance under the Legacy Embarq Plan at April 4, 2011. See Note 1 above.

(6)	The weighted average remaining term of these options is 5.1 years.

Vote Required
     Approval of the Incentive Plan requires the affirmative vote of the holders of at least a majority of the votes cast with respect to the proposal. See “General Information.” If the Incentive Plan is not approved, we will continue to use our four existing incentive plans.
The Board unanimously recommends a vote FOR this proposal.
ADVISORY VOTES ON EXECUTIVE COMPENSATION
AND THE FREQUENCY OF SUCH VOTES
(Items 4(a) and 4(b) on Proxy or Voting Instruction Cards)
     In accordance the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), we are providing you with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC.
     As described in detail below under the heading “Compensation Discussion and Analysis”, our executive compensation programs are designed to provide compensation that is competitive with our peer companies and is necessary to keep intact and strengthen our leadership team. Under these programs, our named executive officers are rewarded for achieving specific annual and long-term goals, as well as increased shareholder value. We believe this structure aligns executive pay with our financial performance and the creation of sustainable shareholder value. The Compensation Committee of our Board continually reviews our executive compensation programs to ensure they achieve the goals of aligning our compensation with current market practices and your interests as shareholders. For additional information on our executive compensation, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.
     We ask you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. Accordingly, we intend to submit the following resolution for an advisory shareholder vote at the meeting:

“RESOLVED, that the shareholders of CenturyLink, Inc. approve, on an advisory basis, the overall compensation of CenturyLink’s named executive officers, as described in CenturyLink’s proxy statement for this annual shareholder meeting, including the Compensation Discussion and Analysis, the summary compensation table and the other related tables and disclosures.”
     While this “say-on-pay” vote is advisory and will not be binding on our Company or the Board, it will provide valuable information to our Compensation Committee regarding shareholder sentiment about our executive compensation. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance — Top Leadership Positions and Structure.”
     Approval of this proposal will require the affirmative vote of at least a majority of the voting power present or represented at the meeting.
The Board recommends that you vote to approve the overall compensation of our named executive officers by voting FOR this resolution.
Frequency of Advisory Votes on Executive Compensation
     Also in accordance with the Dodd-Frank Act, we are providing you with the opportunity to cast a non-binding, advisory vote on whether the advisory votes to approve our executive compensation should occur every one, two or three years.
     We believe that “say-on-pay” votes should be conducted every year so that you may annually express your views on our executive compensation programs. An annual advisory vote is consistent with our policy of seeking input from you on corporate governance and executive compensation matters. We understand you may have different views as to what is the best compensation approach for our executives, and we believe annual advisory votes will facilitate a continued dialogue. Please be aware, however, that in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.
     The accompanying proxy or voting instruction cards permit you to cast an advisory vote regarding whether you prefer the shareholders to cast an advisory vote upon executive compensation every one, two or three years. The option that receives the highest number of votes cast will be the alternative deemed selected by our shareholders. This “say-on-frequency” vote is advisory only, and the Board may ultimately decide that it is in the best interests of our shareholders to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders. However, the Board intends to take into consideration the outcome of the vote when making future decisions about how frequently to schedule our advisory “say-on-pay” votes.
The Board recommends that you vote to hold an advisory vote on executive compensation every
YEAR.

SHAREHOLDER PROPOSALS
(Items 5(a) and 5(b) on Proxy or Voting Instruction Card)
     We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyLink and its shareholders.
     We expect Items 5(a) and 5(b) to be presented by shareholders at the meeting. Following SEC rules, we are reprinting the proposals and supporting statements as they were submitted to us, other than minor formatting changes. We take no responsibility for them. On request to the Secretary at the address listed under “Other Matters — Annual Financial Report,” we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors. Adoption of each of these two proposals requires the affirmative vote of at least a majority of the voting power present or represented at the meeting.
     The Board recommends that you vote AGAINST Items 5(a) and 5(b) for the reasons we give after each one.
Political Contributions Report Proposal (Item 5(a))
     The following proposal was submitted by the Communications Workers of America Members’ General Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797.
     “Resolved, that the shareholders of CenturyLink, Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:
1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds;

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:
a.	An accounting through an itemized report that includes the identity of the recipient and the amount paid to each recipient and the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.
     The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

     Supporting Statement: As long-term shareholders of CenturyLink, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the IRS Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.
     Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.
     CenturyLink contributed at least $324,000 in corporate funds since the 2002 election cycle, according to the Center for Political Accountability. During the same time frame, the Company spent at least $239,000 on state politics.
     Publicly available data does not provide a complete picture of the Company’s political expenditures. CenturyLink’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring CenturyLink in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.
     The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. We urge support for this critical governance reform.”
     The Board recommends that you vote AGAINST this proposal for the following reasons:
     We are subject to extensive federal, state and local regulation. Consequently, the actions of national, state and local officials significantly affect many aspects of our operations that directly affect our profitability and competitiveness. We seek to be an effective participant in this political process by making prudent political contributions to advance our business objectives and your interests, and are fully committed to complying with all laws governing these contributions. Historically, we have not contributed more than $5,000 annually to any particular candidate.
     The contributions of our political action committees are subject to comprehensive regulation by the federal government, including the obligation to file detailed periodic reports that are publicly available from the Federal Election Commission. Additional information on our political contributions is publicly available under applicable state law. We believe that federal and state disclosures provide significant information about our political contributions.

     The amount of our expenditures on corporate political contributions is de minimis compared to our total expenditures and the adoption of this proposal would result in an unnecessary and unproductive use of our time and resources. Moreover, these proposed added burdens would be applicable only to us and would put us at a competitive disadvantage relative to our peers. We welcome transparency, but believe any expanded reporting requirements should apply equally to all participants in the political process, not just us.
     In short, we already provide extensive public reports of our relatively modest contributions in full compliance with the law, and believe that requesting us to do more is unwarranted, unnecessary and counterproductive.
Board Declassification Proposal (Item 5(b))
     The following proposal was submitted by the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, N.W., Washington, D.C. 20001.
     “Resolved, that the shareholders of CenturyLink (the “Company”) urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors. The Board of Directors declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.
     Supporting Statement: In our opinion, the election of corporate directors is a primary avenue for shareholders to influence corporate affairs and ensure management is accountable to the Company’s shareholders. However, under the classified voting system at the Company, individual directors face election only once every three years, and shareholders only vote on roughly one-third of the Board of Directors each year. In our opinion, such a system serves to insulate the Board of Directors and management from shareholder input and the consequences of poor financial performance.
     By eliminating the classified Board of Directors, we believe shareholders can register their views annually on the performance of the Board of Directors and each individual director. We feel this will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenges of increasing shareholder value.
     We submit that by introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to shareholders. We believe that by aligning the interest of the Board of Directors and management with the interests of shareholders, our Company will be better equipped to enhance shareholder value.
     For the above reasons, we urge a vote FOR the resolution.”
     The Board recommends that you vote AGAINST this proposal for the following reasons:
     After careful consideration of this shareholder proposal, and on the recommendation of the Nominating and Corporate Governance Committee, the Board has concluded that it is in our best interests to maintain our current classified board structure.

     Under our organizational documents, the Board is divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of the Company’s directors stand for election each year and the entire Board can be replaced over the course of three annual meetings. As described further below, we believe our classified board structure strengthens the Board’s independence, enhances its ability to develop effective long-term strategies addressing complex industry challenges, and bolsters its ability to safeguard shareholder value.
     Independence. We believe that electing directors to three-year terms, rather than one-year terms, enhances the independence of our outside directors by providing them with a longer term of office. This structure insulates them against pressures from special interest groups who might have an agenda contrary to the long-term interests of all shareholders, and ensures that, for any particular matter brought before our Board, roughly two-thirds of the directors have terms extending beyond the next shareholder meeting. Consequently, we believe our current classified board structure allows directors to focus on our long-term interests instead of being perpetually distracted by an annual re-nomination process, leading to greater independence and better governance.
     Stability, Continuity and Experience. Our classified board promotes stability and continuity by ensuring that a majority of our directors at any given time have prior experience with us. Our industry has changed substantially in a limited number of years due to sweeping changes in the regulatory, technological and competitive landscape and widespread consolidation. Consequently, we believe that it takes several years for our new directors to become fully conversant in the complexities of our operations and strategic objectives. Of our 16 directors, (i) four have served only a couple of days since our acquisition of Qwest on April 1, 2011, (ii) four more have served only since July 1, 2009, when we acquired Embarq, and (iii) three more have served less than eight years. We believe our current three-year terms are tailored to enable these and future directors to develop substantive knowledge about our specific operations and goals, which better positions them to make long-term strategic decisions that are in the best interest of our shareholders. If our Board were declassified, it could be wholly replaced by directors unfamiliar with our history and strategies. Our classified board structure allows for orderly change, with new directors with fresh perspectives benefitting from interaction with experienced directors.
     A classified board structure also assists us in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand our operations and competitive environment, particularly given our two recent mergers. We believe that agreeing to serve a three-year term demonstrates a nominee’s commitment to us over the long-term.
     Accountability. We strongly disagree with the proponent’s claim that annual elections for each director are necessary to promote accountability. All directors are required to uphold their fiduciary duties to us and our shareholders, regardless of the length of their term. Accountability depends on the selection of experienced and committed individuals, not on whether they serve terms of one year or three years.
     The Board is committed to sound corporate governance practices that foster the independence and accountability of our directors, and regularly re-examines these practices. In the past couple of years, we have demonstrated this commitment by taking several steps, including adopting a majority vote standard for director elections, installing a non-executive Chairman of the Board and implementing director stock ownership requirements.
     The proponent claims annual elections will prevent us from being insulated from “poor financial performance,” which we believe ignores the leading role we have played in consolidating the rural telephone industry and our historic out-performance of the market. Far from our board structure being a problem, we believe the continuity of our board has contributed to our success over the years in building long-term shareholder value under challenging circumstances.
     Protection Against Unfair and Abusive Takeover Practices. Our classified board reduces our vulnerability to abusive takeover tactics that may not be in the best interests of our shareholders. A classified board structure encourages potential acquirers to initiate arms-length negotiations with seasoned directors. Because only one-third of our directors are elected at any annual meeting of shareholders, at least two annual meetings would be required to replace a majority of the Board and to dismantle other shareholder protection measures. This gives the directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and to ultimately negotiate the best result for all shareholders. The classified board structure does not prevent or preclude unsolicited takeover attempts, but it empowers the incumbent directors to negotiate terms to maximize the value of the transaction for all shareholders.
     Declassification of the Board would undercut these benefits and could make us a target for unsolicited hostile overtures from investor groups focusing on short-term financial gains. In particular, in recent years hedge funds and other activist investors have increasingly used the threat of a proxy fight to pressure boards to take actions that produce short-term gains at the expense of strategies designed to achieve meaningful long-term shareholder value. We believe classified board structures have been shown to be an effective means of protecting long-term shareholder interests against these types of abusive tactics.
     Our shareholders should be aware that this proposal is simply a request that our Board take the necessary steps to declassify the Board. Declassification of the Board requires an amendment to our articles of incorporation which must be adopted pursuant to the procedures set forth therein. A vote in favor of this proposal, therefore, would constitute a recommendation that the Board initiate this amendment process. For all the reasons stated above, however, the Board does not believe that such an amendment is in your best interests.

OWNERSHIP OF OUR SECURITIES
Principal Shareholders
     The following table sets forth information regarding ownership of our Common Shares by each person known to us to have beneficially owned more than 5% of the outstanding Common Shares or to have controlled more than 5% of the total voting power on December 31, 2010.

	Amount and
	Nature of
	Beneficial		Percent of
	Ownership of		Outstanding
Name and Address	Common Shares(1)		Common Shares(1)
Capital Research Global Investors	32,511,374	(2)	10.7%
333 South Hope Street Los Angeles, California 90071

BlackRock, Inc.	20,564,379	(3)	6.78%
40 East 52nd Street New York, New York 10022

State Street Corporation	15,308,559	(4)	5.1%
State Street Financial Center One Lincoln Street Boston, Massachusetts 02111

(1)	Determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the person or persons listed. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see “General Information — How many votes may I cast?”

(2)	Based on information contained in a Schedule 13G Report dated as of February 11, 2011 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2010, it held sole voting power and sole dispositive power with respect to all of these shares.

(3)	Based on information contained in a Schedule 13G Report dated as of February 3, 2011 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2010, it held sole voting power and sole dispositive power with respect to all of these shares.

(4)	Based on information contained in a Schedule 13G Report dated as of February 11, 2011 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2010, it held shared voting power and shared dispositive power with respect to all of these shares.

Executive Officers and Directors
     The following table sets forth information, as of the record date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Owned
	Unrestricted		Options or Rights
	Shares	Unvested	Exercisable	Total Shares
	Beneficially	Restricted	Within 60	Beneficially
Name	Owned(1)	Stock(2)	Days(3)	Owned(4)
Current Executive Officers(5)
Glen F. Post, III	354,982	344,140	200,000	899,122
Karen A. Puckett(6)	114,420	126,085	75,000	315,505
R. Stewart Ewing, Jr.	54,178	105,008	145,600	304,786
Stacey W. Goff	34,156	70,884	40,500	145,540
David D. Cole(7)	89,215	71,440	40,500	201,155
Dennis G. Huber	49,100	75,000	55,578	179,678
William E. Cheek	26,810	32,712	49,775	109,297

Current Outside Directors:(8)
Virginia Boulet(9)	7,499	6,403	—	13,902
Peter C. Brown	10,616	5,056	—	15,672
Richard A. Gephardt	—	5,056	—	5,056
W. Bruce Hanks	11,278	6,403	—	17,681
Gregory J. McCray	—	6,403	—	6,403
C.G. Melville, Jr.(10)	7,990	6,403	—	14,393
Fred R. Nichols	3,597	6,403	—	10,000
William A. Owens	15,202	10,952	—	26,154
Harvey P. Perry	49,461	6,403	—	55,864
Laurie A. Siegel	10,616	5,056	—	15,672
Joseph R. Zimmel(11)	16,714	6,403	13,667	36,784

All directors and executive officers as a group (23 persons)(12)	855,834	896,210	620,620	2,372,664

Former Executive Officer:
Thomas A. Gerke	211,847	77,564	392,339	681,750

(1)	This column includes (i) the following number of shares allocated to the officer’s account under our qualified 401(k) plan: 109,251 — Mr. Post; 3,066 — Ms. Puckett; 21,511 — Mr. Ewing; 4,212 — Mr. Goff; and 31,309 — Mr. Cole and (ii) 707 shares allocated to Mr. Cheek’s account under one of Embarq’s retirement plans. Participants in these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.

(2)	Reflects (i) for all shares listed, unvested shares of Restricted Stock over which the person holds sole voting power but no investment power and (ii) with respect to our performance-based restricted stock granted in 2010, the number of shares that will vest if we attain target levels of performance.

(3)	Reflects shares that the person has the right to acquire within 60 days of the record date pursuant to options granted under our incentive compensation plans; does not include shares that might be issued under restricted stock units if our performance exceeds target levels.

(4)	None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares. The shares beneficially owned by all directors and executive officers as a group constituted 0.8% of the outstanding Common Shares as of the record date (in each case calculated in accordance with rules of the SEC assuming that all options or units listed in the table have been exercised for or converted into Common Shares retained by the recipient).

(5)	This list excludes one of our current executive officers, Christopher K. Ancell, who was named as one of our executives on April 1, 2011 in connection with our acquisition of Qwest and who beneficially owned no Common Shares on the record date. In connection with our acquisition of Qwest, each of the shares of Qwest common stock and rights to acquire such stock held by Mr. Ancell converted into Common Shares and rights to acquire Common Shares on April 1, 2011.

(6)	Includes 202 shares held by Ms. Puckett as custodian for the benefit of her children.

(7)	Includes 6,383 plan shares beneficially held by Mr. Cole’s wife, one of our former employees, in her accounts under our qualified 401(k) plan, as to which Mr. Cole disclaims beneficial ownership.

(8)	This list excludes four of our current outside directors, Charles L. Biggs, Edward A. Mueller, Michael J. Roberts and James A. Unruh, all of whom were added to the board on April 1, 2011 in connection with our acquisition of Qwest and none of whom beneficially owned Common Shares on the record date (excluding for these purposes 330 shares indirectly held by Mr. Unruh in a passive investment trust). In connection with our acquisition of Qwest, each of the shares of Qwest common stock and rights to acquire such stock held by these four outside directors converted into Common Shares and rights to acquire Common Shares on April 1, 2011.

(9)	Includes 955 shares held by Ms. Boulet as custodian for the benefit of her children.

(10)	Includes 7,445 shares subject to being pledged as security under a margin account.

(11)	Includes 5,000 shares held by a private charitable foundation, as to which Mr. Zimmel is a trustee.

(12)	Includes (i) 6,383 shares held of record or beneficially by the spouses of certain of these individuals, as to which beneficial ownership is disclaimed, and (ii) 1,157 shares held as custodian for the benefit of children of such individuals.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
     The Board and its Compensation Committee believe our senior officers comprise one of the top management teams in the telecommunications industry, a view which we believe is shared by many others. As a result of our acquisition of Embarq on July 1, 2009 and Qwest on April 1, 2011, our management team has successfully overseen the acquisition of two companies much larger than us, resulting in a nearly 700% increase of our revenues in less than two years. Our executive compensation programs are designed principally to:
•	keep intact and strengthen our leadership team,

•	provide performance-based reward opportunities that support growth without encouraging excessively risky behavior,

•	align the interests of our executives and shareholders by providing a majority of our executive compensation in the form of long-term equity grants, and

•	recognize and support outstanding effort, contributions and results.
     In this CD&A, we first summarize our Compensation Committee’s recent decisions and changes in practices, as well as its general compensation philosophy, its commitment to “pay for performance” practices and its benchmarking practices. We then describe our various elements of compensation in detail. Finally, we discuss in detail our compensation decision-making process and various other compensation-related matters.

Recent Compensation Decisions
     Recently, the Compensation Committee reviewed data confirming that CenturyLink has substantially outperformed peer companies based on eight separate metrics measured over one and three-year periods. See “ — Pay for Performance” below.
     Each of the following recent key compensation decisions of the Compensation Committee are discussed in greater detail further below.
•	In February 2010, executive base salaries were left unchanged, with one exception for an executive with a below-market salary.

•	We awarded annual bonuses for 2010 performance to our named executive officers in amounts equal to 148% of the target bonus amounts as a result of out-performing our 2010 operating cash flow and 2010 end-user revenue goals.

•	In March 2010, the Committee granted long-term equity incentive compensation awards having higher aggregate grant date fair values than those granted in 2009, reflecting the Committee’s desire to provide long-term compensation at market competitive rates and to recognize the increased scope and complexity of the executives’ roles following the Embarq acquisition.

•	In August 2010, the Committee made retention grants to our key employees designed to ensure continuity of leadership during the period of completing the acquisition of Qwest and integrating it into our operations. Except for the grant to our CEO, who received 100% of his retention award in the form of restricted stock, each of our top executives received a quarter of the value of his or her retention grant in the form of a deferred cash award and three-quarters in the form of restricted stock.

•	In early 2011, the Committee once again left executive base salaries unchanged and authorized bonuses for 2011 using the same target percentages of base salary used to determine 2010 bonuses.
Recent Changes in Compensation Practices
     Over the past year, the Committee refined our executive compensation structure and processes in response to changes in market practices and shareholder input. Among other things, we:
•	reduced our benchmark for target salaries from the 75th to the 50th percentile of salaries paid to peer executives,

•	restructured our change of control agreements with executives to, among other things, eliminate tax gross-ups, generally reduce the amount of cash severance payable thereunder, eliminate the executives’ ability to unilaterally request payments during “window periods” one year after a change of control, and reduce the period of time following a change of control during which severance benefits are available,

•	eliminated tax gross-up payments on our split-dollar insurance policies for executives,

•	adopted an anti-hedging policy applicable to our employees and directors,

•	further increased our emphasis on performance-based compensation by granting performance-based restricted stock as part of our annual long-term incentive compensation awards,

•	adopted mandatory stock ownership guidelines for our executives and outside directors,

•	engaged an independent compensation consultant who provides no other services to us, and

•	incorporated “clawback” provisions into a wider array of our incentive awards.
     In the past several years, we have also:
•	eliminated our practice of making separate cash payments in lieu of providing perquisites that we terminated in 1999, and

•	discontinued our supplemental executive retirement plan, and froze benefit accruals under our defined benefit plans for non-represented employees.
General Compensation Philosophy
     We generally compensate our senior management through a mix of salary, annual bonuses, long-term equity compensation and employee benefits designed to be market-competitive and fiscally-responsible, and to reward annual and long-term performance that we believe correlates with maintaining and increasing long-term shareholder value. We review the compensation paid to comparable executives at peer companies to help us achieve these goals and ensure the competitiveness of our pay practices.
     Our general compensation philosophy includes the following key precepts:
•	Substantial amounts of our executives’ compensation are dependant on our performance and are subject to the risk of forfeiture if the executives quit or engage in detrimental activity.

•	With respect to each component of compensation, we generally seek to pay compensation at the 50th percentile of compensation paid to comparable employees at other companies within our peer group and as compared to broader survey data.

•	We generally seek to base our executives’ annual cash incentive compensation principally upon our company-wide performance.

•	Officers and managers with lower levels of responsibility typically receive incentive compensation that places a greater emphasis on individual, departmental or divisional goals.

•	We seek to align the interests of our senior managers with the long-term interests of shareholders through award opportunities that can result in ownership of our Common Shares, with top executives receiving a greater proportion of their total compensation in the form of equity grants compared to more junior officers.

•	In connection with determining the amounts of our performance-based incentive compensation, we seek to monitor the reasonableness of these programs by comparing the aggregate amount of compensation potentially payable thereunder to the total amount of shareholder return or value created by virtue of attaining targeted levels of performance.

•	Whenever possible, we attempt to promote teamwork and internal equity by offering the same compensation to executives whom we expect to make roughly equivalent contributions.
Pay for Performance
     Currently, all of our executives’ annual bonus compensation and half of their long-term equity incentive compensation is payable only if we attain certain specified goals, thereby placing a substantial portion of executive compensation at risk. The other half of our executives’ long-term equity incentive compensation is currently paid in time-vested restricted stock, the value of which is dependant on our performance over an extended vesting period designed to create additional incentives for our executives to focus on sustainable, long-term growth.
     As part of the Compensation Committee’s assessment of the executives’ performance, it requested its independent consultant to measure CenturyLink’s performance against its 14-company peer group discussed below based on eight separate metrics (growth in revenues, cash flow, EBITDA and diluted earnings per share; return on equity, investment and capital; and total shareholder return) over one and three-year periods. Reviewing data on these 16 separate metrics, the consultant determined that:
•	CenturyLink out-performed the 50th percentile of this group in 14 of the 16 metrics,

•	CenturyLink out-performed the 75th percentile of this group in 9 of the 16 metrics, and

•	CenturyLink scored at or near the 100th percentile of this group in 6 of the 16 metrics.
     The Committee also noted that:
•	CenturyLink’s acquisition of Embarq on July 1, 2009 and Qwest on April 1, 2011 resulted in a nearly 700% increase in our revenues in less than two years, as noted above,

•	CenturyLink out-performed both of its operational targets used to set management’s 2010 annual bonuses, as discussed further below, and

•	CenturyLink accomplished this strong operational performance at the same time that its management team was immersed in integrating Embarq into its operations and negotiating the acquisition of Qwest.
     For further information on the performance goals selected by our Compensation Committee, see below “ — Annual Incentive Bonuses” and “ — Long-Term Equity Incentive Compensation.” For more information on our recent financial performance, see Appendix A to this proxy statement.
Use of Market Pay Data
     We strive to set executive compensation at competitive levels. This involves, among other things, establishing compensation levels that are generally consistent with levels at other peer companies with which we compete for talent.
     Based on input from its compensation consultant, the Committee used the following tools in 2010 to benchmark the compensation of our executives against individuals who work in similarly-situated positions at comparable companies:
•	survey data compiled by the compensation consultant containing compensation information about a broad range of public companies generally similar in size to us, and

•	compensation data publicly disclosed by the following 14-company peer group:

DirecTV Group Inc	Time Warner Cable Inc
Qwest Communications	Dish Network Corp
Liberty Global Inc	Cablevision Systems Corp
Charter Communications	Telephone & Data Systems
Level 3 Communications Inc	US Cellular Corp
Windstream Corp	Metropcs Communications Inc
Global Crossing Ltd	Frontier Communications
     In November 2010, the Committee revised its peer group for prospective use in early 2011 by (i) replacing Qwest with Sprint Nextel and (ii) replacing Charter Communications (which completed a Chapter 11 bankruptcy reorganization in 2009) with Comcast. Following the Qwest merger, the Committee intends to substantially reconfigure the peer group so that it better corresponds to the size and operations of the combined company.
     For additional information about how we set pay levels, see “ — Our Compensation Decision-Making Process.”
Elements of Compensation
     Our executive compensation for 2010 had five key elements:

•	annual cash salary

•	annual cash bonus

•	long-term incentive awards, consisting of time-vested and performance-based restricted stock

•	one-time retention awards relating to the Qwest acquisition, generally consisting of deferred cash awards and time-vested restricted stock

•	benefits under employee or executive benefit programs.
     The following table illustrates how our senior officers’ 2010 compensation was allocated among the three main components of recurring compensation (excluding the one-time retention awards granted in August 2010).

			Equity
	Cash Compensation		Compensation
	% from	% from Short-	% from Long-
	Salary	Term Bonus	Term Incentives
CEO	8.2%	15.1%	76.7%
COO	13.1%	16.5%	70.4%
Other Executive VPs	13.7%	14.8%	71.5%
Senior VP	14.9%	14.4%	70.7%
Executive Vice Chairman	16.9%	25.2%	57.9%
     Each element of our 2010 compensation is discussed further under the headings below. In each case, more information on how we determined specific pay levels is located under the heading “ — Our Compensation Decision-Making Process.”
Salary
     In early 2010 the Committee determined that the executives’ then-prevailing salaries remained generally in alignment with their targeted 50th percentile salary levels based on data compiled by its compensation consultant. The Committee accepted management’s recommendation to maintain the salaries of each of our executive officers without change, with one exception for an executive with a below-market salary.
     As described further below under the heading “ — Retention Grants”, the Committee awarded retention grants to key employees in the second half of 2010. Although retention was the primary goal of these awards, the Committee also believed they constituted an initial interim step towards reducing pay disparities between our executives and those of Qwest and other larger companies.
     In February 2011, the Committee again accepted management’s recommendation to maintain executive base salaries at 2010 levels.

Annual Incentive Bonuses
     General. We award annual cash bonuses to key employees based on performance objectives that, if attained, can reasonably be expected to maintain or increase our long-term shareholder value and to correspond to those paid to similarly-situated executives at comparable companies. We currently offer annual incentive bonuses to approximately 2,180, or 11%, of our employees.
     The 2010 bonuses paid to our named executive officers were calculated as follows:

									Actual
									Award
	2010		Bonus		Corporate				as % of
	Salary	x	Target %	x	Performance % (1)	=	Bonus (2)		Salary
Current Executives:
Glen F. Post, III Chief Executive Officer and President	$1,020,800		125%		148%		$1,888,480		185%

Karen A. Puckett Executive Vice President and Chief Operating Officer	663,900		85%		148%		835,151		126%

R. Stewart Ewing, Jr. Executive Vice President and Chief Financial Officer	598,800		85%		148%		753,245		126%

David D. Cole Senior Vice President — Controller and Operations Support	435,400		65%		148%		418,835		96%

Dennis G. Huber Executive Vice President — Network Services	405,500		65%		148%		254,363	(3)	63	% (3)

Former Executive:
Thomas A. Gerke Executive Vice Chairman	900,000		100%		148%		1,332,000		148%

(1)	Calculated as discussed below under “ — Corporate Target Percentage.”

(2)	The Committee has discretion to reduce the amount payable to the executive officers in accordance with this calculation, but choose not to with respect to these 2010 bonuses.

(3)	Calculated by multiplying $390,091, which is the amount of the full annual bonus Mr. Huber would have received for a full year of service, by 65%, which is the portion of the year in which Mr. Huber was employed by us; excludes an additional bonus payment made to Mr. Huber as one of the components of the cash severance payments made to him under the terms of his severance arrangements with Embarq.
     These bonus amounts are reflected in the Summary Compensation Table appearing below under the column “Non-Equity Incentive Plan Compensation.”

     Bonus Target Percentages. For 2010, the Compensation Committee increased the target bonus percentages from those used in 2009 to enable us to offer bonus opportunities generally comparable to those offered by our peers and to reflect the increased scope and complexity of the executives’ roles following the Embarq acquisition. The Committee also sought to promote internal equity and teamwork by applying the same target bonus percentage to groups of executives with similar responsibility levels.
     In March 2010, the Compensation Committee elected to base the amount of the senior officers’ 2010 annual incentive bonuses on whether we attained “minimum,” “target” or “maximum” threshold levels of 2010 operating cash flow (established at approximately $3.374, $3.552 and $3.730 billion, respectively) and 2010 end-user revenues (established at approximately $5.033, $5.298 and $5.483 billion, respectively). In each case, attainment of less than 95% of the target amount was designed to result in no bonus payment, and attainment of more than 105% of the target amount was designed to result in twice the bonus payable for attaining the target level of performance. For these purposes, (i) “operating cash flow” meant our operating income plus depreciation and amortization, excluding pension and post-employment benefit costs, and (ii) “end-user revenues” meant our total operating revenues less “network access” revenues and certain other smaller revenue components included in the category described as “other” revenue in Appendix A to this proxy statement. In both cases, we adjusted these amounts to eliminate the effects of extraordinary or non-recurring transactions in accordance with procedures further described below. For purposes of calculating the aggregate bonus payment, attainment of the operating cash flow and end-user revenue targets were weighed 60% and 40%, respectively.
     The Committee selected these two 2010 metrics because both correlate strongly with our strategic objectives, and maintaining and increasing shareholder value. We believe (i) strong operating cash flow enables us to, among other things, fund capital initiatives to expand our business opportunities, to pay an attractive dividend, and to meet our debt obligations, and (ii) revenue targets promote our strategic objective of identifying new revenue sources designed to offset weakness in our incumbent telephone business.
     Corporate Target Percentage. In February 2011, the Compensation Committee reviewed management’s assessment of our performance in 2010 as compared to the targets established in March 2010. Based on this process, the Committee determined that the aggregate rate of attaining these goals (referred to in the table above as the “Corporate Performance Percentage”) was 148%, calculated as follows:

Payout				Payout
Percentage				Percentage
Relating to				Relating to End-				Corporate
Operating Cash		Weighing		User Revenue		Weighing		Performance
Flow Goal (1)	x	Factor	+	Goal (1)	x	Factor	=	Percentage
166.8%		60%		118.6%		40%		148%

(1)	With respect to each goal, the company exceeded the “target” goal (which is designed to result in a payout percentage of 100%) but did not attain the “maximum” goal (which is designed to result in a payout percentage of 200%).

     Negative Discretion. Each year, the Committee retains the right to unilaterally reduce, but not increase, the amount of the bonus calculated using the processes described above if the Committee believes for any reason that it is unwarranted to pay such amount to any or all of the executives. With respect to the 2010 bonus payments, the Committee determined that there was no basis for effecting any such reductions.
     Non-Executive Bonuses. Compared to our executive officers, the remainder of our senior officers have more diverse and individualized sets of performance goals. When an officer or manager has responsibility for a particular business unit, division or region, the performance goals are typically heavily weighted toward the operational performance of those units or areas. Other individuals may receive individual performance goals. Depending on the level of seniority, these individuals may also receive a portion of their bonus based on overall corporate performance. As discussed below under the heading “- Our Compensation Decision-Making Process,” the CEO approves the performance goals of substantially all of the non-executive officers under the general supervision of the Compensation Committee.
Long-Term Equity Incentive Compensation
     General. Our shareholder-approved long-term incentive compensation programs authorize the Compensation Committee to grant stock options, restricted stock, restricted stock units and various other stock-based incentives to key personnel. We believe stock incentive awards (i) encourage key personnel to focus on our long-term performance, (ii) strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align management’s financial interests with those of the shareholders and (iii) help attract and retain talented personnel. During the first half of 2011, we intend to offer long-term equity incentive compensation awards to approximately 250, or 1%, of our employees.
     2010 Executive Grants. In March 2010, the Committee granted the following number of restricted shares to our named executive officers:

			No. of
	No. of Time-		Performance
	Vested		Based
	Restricted		Restricted		Total Fair
Name(1)	Shares	Fair Value(2)	Shares	Fair Value(2)	Value(2)
Current Executives:
Glen F. Post, III	63,200	$2,200,000	63,200	$2,200,000	$4,400,000
Karen A. Puckett	27,578	960,000	27,579	960,000	1,920,000
R. Stewart Ewing, Jr.	21,373	744,000	21,373	744,000	1,488,000
David D. Cole	15,857	552,000	15,858	552,000	1,104,000
Former Executive:
Thomas A. Gerke	38,782	$1,350,000	38,782	$1,350,000	$2,700,000

(1)	Dennis G. Huber, an executive officer serving under a short-term employment arrangement described below, did not receive an equity grant in March 2010. For a description of the equity grant made to Mr. Huber under his short-term employment arrangement, see “ — Other Benefits — Change of Control Arrangements.”

(2)	For purposes of this chart, we value both time-vested and performance-based restricted shares by multiplying the number of shares granted to the executive by the 15-day volume-weighted average closing price of our Common Shares prior to the grant date. In the Summary Compensation Table, however, our performance-based restricted shares are valued as of the grant date based on probable outcome as required by SEC rules. See footnote 1 to the Summary Compensation Table for more information.

     For more information on these grants, please see below “Executive Compensation — Incentive Compensation and Other Awards.”
     Amount of Awards. Each year, the Committee generally determines the size of equity grants based on the recipient’s responsibilities, performance and duties, and on information furnished by the Committee’s compensation consultant regarding equity incentive practices among comparable companies.
     In determining the size of each officer’s 2010 grant, the Committee reviewed market data regarding long-term incentive compensation paid to comparable executives at companies in the survey and peer group data compiled by the independent consultant. Based on this data, the Committee determined that our executives were being provided long-term compensation at below market rates. The amounts shown above for 2010 reflect increases in long-term incentive compensation amounts over 2009 levels designed to address this deficiency for each of our executives other than the CEO. For the CEO, the Committee elected to achieve the same goal over a two-year period through its 2010 and 2011 grants. The Committee also made some adjustments to reflect internal fairness considerations.
     In establishing equity award levels, we review the equity ownership levels of the recipients and prior awards, but do not place great weight on this factor. We believe each annual grant of long-term compensation should match prevailing market practices in order for our compensation packages to remain competitive from year to year, and to mitigate the risk of competitors offering compensation packages to our executives that have superior long-term incentives. Moreover, the accumulation of substantial awards (awarded in reasonable annual increments) significantly increases (i) each executive’s motivation to increase our share price and remain employed by us, (ii) the alignment of the interests of the executives and our shareholders and (iii) the likelihood that our executives will reject competing job offers that trigger equity forfeitures. For these reasons, we do not place great weight on equity ownership levels or prior grants in connection with granting new awards.
     Types of Awards. We strive to pay equity compensation in forms that create appropriate incentives to optimize performance at reasonable cost, that minimize enterprise risk, and that are competitive with incentives offered by other companies. Since 2008, the Committee has elected to issue all of our long-term equity compensation grants in the form of restricted stock for a variety of reasons discussed in our prior proxy statements, including the Committee’s recognition of the growing use of restricted stock by our peers. In an effort to increase the link between our performance and executive compensation, in both 2010 and 2011 the Committee issued half of the value of the executives’ long-term awards in the form of performance-based restricted stock, with the other half being in the form of time-vested restricted stock.
     For information on the vesting terms of our equity awards, see “Executive Compensation — Incentive Compensation and Other Awards — Outstanding Awards.”

Retention Grants
     As contemplated under our merger agreement with Qwest, we implemented in mid-2010 a retention program designed to ensure that over 200 of our top officers and managers had adequate incentives to remain employed with us through completion of the Qwest acquisition and the critical period of integration thereafter. In connection with implementing this plan, in August 2010 the Committee made deferred cash and equity grants to our executives. One-quarter of the grant date fair value of each executive grant consisted of a deferred cash award, with the remainder payable in shares of time-vested restricted stock, except for the CEO, who received all of his award in restricted stock.
     Recipients of deferred cash awards received half of their cash payment on April 1, 2011, the closing date of the Qwest acquisition, and will be entitled to receive the other half on April 1, 2012, the first anniversary of such date, provided they remain employed by us on such date. The restricted stock awards will vest in three equal installments on April 1, 2012, 2013 and 2014, constituting the first, second and third anniversaries of the Qwest closing date. For more information on these restricted stock awards, please see below “Executive Compensation — Incentive Compensation and Other Awards.”
     Listed below is additional information on the retention grants made to our named executive officers in August 2010:

	Number of Shares of	Deferred Cash	Total Award
Name(1)	Restricted Stock(2)	Award	Value(2)
Glen F. Post, III	127,317	$0	$4,593,597
Karen A. Puckett	38,296	460,603	1,842,323
R. Stewart Ewing, Jr.	34,541	415,431	1,661,670
David D. Cole	22,400	269,423	1,077,615

(1)	Neither Dennis G. Huber, whose short-term employment arrangements are described further below, nor Thomas A. Gerke, who resigned December 15, 2010, received retention grants in August 2010.

(2)	Based on the 15-day volume-weighted average closing price of our Common Shares prior to the grant date.
     The above-listed restricted stock grants are reflected under the “Restricted Stock Awards” column of the Summary Compensation Table appearing elsewhere below in this proxy statement. Under applicable SEC reporting rules, the deferred cash awards will not be reportable by us as compensation in our proxy compensation tables until paid. Therefore, the deferred cash awards are not reflected in this year’s Summary Compensation Table.
Other Benefits
     As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.
     Retirement Plans. We maintain one or more traditional qualified defined benefit retirement plans for most of our employees who have completed at least five years of service, plus one or more traditional qualified defined contribution 401(k) plans for a similar group of our employees. With respect to these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. When we assess overall compensation levels for our senior management, we review the benefits expected to be received under these retirement plans, but primarily focus on establishing compensation programs that are competitive with our peers. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”
     Effective January 1, 2011, we changed the retirement benefits that we offer to our employees as part of our ongoing process to align overall benefits for our legacy Embarq and CenturyLink employees. In addition to changes to the benefits offered under certain of our 401(k) plans, we froze benefit accruals under our defined benefit pension plans for non-represented employees as of December 31, 2010. These changes align our retirement benefits closer to those offered by our competitors, many of whom have previously effected similar changes over the past several years.
     Change of Control Arrangements. As described in more detail under “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control,” in 2000 we entered into agreements under which we agreed to provide cash and other severance benefits to each of our executive officers who is terminated under certain specified circumstances following a change of control of CenturyLink.
     Effective January 1, 2011, the Compensation Committee restructured these predecessor agreements to prospectively reduce benefits to more closely align them with current market practices. If triggered, benefits under the restructured agreements include payment of (i) a lump sum cash severance payment equal to a multiple of the officer’s annual cash compensation, (ii) the officer’s annual bonus, based on actual performance and the portion of the year served, and (iii) certain continued welfare benefits for a limited period.
     We believe these benefits enhance shareholder value because:
•	prior to a takeover, these protections help us to recruit and retain talented officers and to help maintain the productivity of our workforce by alleviating concerns over economic security, and

•	during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interest of CenturyLink and its shareholders, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.
     Under our restructured agreements, change of control benefits are payable to our executive officers if within a certain specified period following a change in control (referred to as the “protected period”) the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, and a transfer of the officer exceeding 50 miles. We have filed with the SEC copies of our restructured change of control agreements.
     The table below shows, both for the original agreements and the restructured agreements, (i) the length of the “protected period” afforded to officers following a change of control and (ii)

the multiple of salary and bonus payment and years of welfare benefits to which officers will be entitled if change of control benefits become payable under such agreements and related policies:

	Original Arrangements						Restructured Arrangements
			Multiple of		Years of			Multiple of	Years of
	Protected		Annual Cash		Welfare		Protected	Annual Cash	Welfare
	Period		Compensation		Benefits		Period	Compensation	Benefits
CEO	3 years		3 times		3 years		2 years	3 times	3 years
Other Executives	3 years		3 times		3 years		1.5 years	2 times	2 years
Other Officers	1-2 years	(1)	1-2 times	(1)	1-2 years	(1)	1 year	1 time	1 year

(1)	The original arrangements provided two years (or two times) for our most senior non-executive officers, 1.5 years (or 1.5 times) for the next level of senior officers, and one year (or one time) for all other officers.
     The recent restructured agreements also prospectively:
•	eliminated the prior right of executives to be reimbursed for taxes imposed as a result of receiving their change of control benefits,

•	eliminated the prior right of executives to unilaterally request full payment of their severance benefits during “window periods” arising one year after a change of control, regardless of whether the executive had been adversely impacted by the transaction, and

•	narrowed the rights of executives to claim that they have “good reason” to resign with full severance benefits.
     Completion of the Embarq merger constituted a change of control of CenturyLink, as defined under our predecessor change of control agreements. In connection with the Embarq merger, all of CenturyLink’s named executive officers agreed to waive some, but not all, of their rights under their predecessor change of control agreements, which continue to govern their rights with respect to the change of control resulting from the Embarq merger. Our directors also waived certain rights to accelerated vesting of their outstanding equity awards in connection with the Embarq closing. For more information on these waivers and certain benefit plan amendments implemented in connection with the Embarq acquisition, please see our April 5, 2010 proxy statement.
     Completion of the Embarq merger also constituted a change of control of Embarq, as defined under Embarq’s severance arrangements. Prior to being amended in connection with the merger, these severance arrangements were generally similar in nature to CenturyLink’s restructured agreements. In connection with the Embarq merger, Thomas A. Gerke, Dennis G. Huber and four other of Embarq’s legacy senior officers entered into agreements permitting them to resign with severance benefits (in most cases at 1.5 or 2.0 times their annual compensation) during “window periods” of varying lengths beginning at various specified dates following the merger. On May 3, 2010, Dennis G. Huber resigned and began receiving severance pay under his agreement. Thereafter, at our request, Mr. Huber agreed to rejoin us as an executive officer beginning on September 7, 2010 principally to assist us in consummating the Qwest acquisition and overseeing the initial phases of the post-closing integration of our systems with those of

Qwest. Mr. Huber’s employment agreement dated September 7, 2010 contemplates that he will continue in this role until the earlier of (i) one year after the Qwest closing date, (ii) 30 days after we have hired his replacement or (iii) May 1, 2012. In connection with entering into this agreement, we granted Mr. Huber 75,000 shares of time-based restricted stock, which will vest on the earlier of the dates specified in the prior sentence, assuming he remains employed with us through such date. Effective December 15, 2010, Thomas A. Gerke resigned and shortly thereafter began receiving severance pay under his agreement.
     For more information on our change of control arrangements, see “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control.”
     Reduction in Force Benefits. Historically, we have paid severance benefits to non union full-time employees who are terminated in connection with a reduction in force. The amount of any applicable severance payment was based on the terminated employee’s tenure with us and willingness to waive claims, and could range from two to 52 weeks of the terminated employee’s base salary or wages.
     During 2011, we plan to adopt a replacement severance plan that will provide severance benefits to our officers who are terminated in the absence of a change of control transaction. We believe this replacement plan will help us retain and attract key employees, and align our severance benefits closer to those of our peers.
     Retention Programs. In connection with the Embarq merger, CenturyLink and Embarq both adopted retention programs that pay cash awards to various employees who agree to remain employed for certain specified periods to assist with the post-closing integration of the companies. Executive officers did not participate in these programs.
     For similar reasons, both CenturyLink and Qwest adopted retention plans after entering into the Qwest merger agreement. As noted above, our executive officers received awards in August 2010 under the retention plan we implemented in connection with the Qwest acquisition.
     Perquisites. Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.
     Under our aircraft usage policy, the CEO may use our aircraft for personal travel without reimbursing us, and each other executive officer may use our aircraft for up to $10,000 per year in personal travel without reimbursing us. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the SEC. The incremental cost of this usage, which may be substantially different than the cost as determined under alternative calculation methodologies, is reported in the Summary Compensation Table appearing below under the heading “Executive Compensation.” Each year the Compensation Committee receives a report on the personal use of aircraft by senior management, and determines whether or not to alter our aircraft usage policy in any way. In early 2011, the Committee elected to retain our aircraft usage policy. In connection with making this election, the Committee determined that the policy was (i) providing valuable and cost-effective benefits to our executives residing in a small city with limited commercial airline service and (ii)

enabling our executives to travel in a manner that we believe is more expeditious than commercial airline service.
     In 2006, the Compensation Committee approved restructured insurance arrangements with our executive officers that obligate us to pay premiums on the executive officers’ respective supplemental life insurance policies sufficient to provide the same death benefits available under the predecessor agreements, and entitle the executive officers to purchase additional post-retirement coverage at their cost. In mid-2010, we eliminated the right of executives to receive related tax “gross-up” cash payments in amounts equal to the taxes incurred as a result of our premium payments.
     We maintain a pool of several corporate apartments in Monroe, Louisiana for use by our employees based in other states who are required regularly or periodically to work in our headquarters offices in Monroe. We believe these apartments have been more cost-effective for us than lodging these individuals in hotel rooms during their visits. We pay approximately $800 per month for each such corporate apartment, while our negotiated hotel rate in Monroe is approximately $100 per night. Several of our employees, including Messrs. Gerke and Huber, have stayed in these apartments while working from our Monroe headquarters. Because we require Mr. Huber, as a condition of his employment, to work from our Monroe headquarters at least three days per week, we have provided him an apartment from the pool for his sole use. Given that he spends an average of ten nights in Monroe each month, there is no aggregate incremental cost to us to provide Mr. Huber with this benefit.
     Most years, we organize one of our regular board meetings and related committee meetings as a “board retreat” scheduled over a long weekend, typically in an area were we conduct operations. The spouses of our directors and executive officers are invited to attend, and we typically schedule recreational activities for those who are able and willing to participate.
     For more information on the items under this heading, see the Summary Compensation Table appearing below under the heading “Executive Compensation.”
     Other Employee Benefits. We maintain a stock purchase plan that enables most of our employees to purchase Common Shares on attractive terms. We also maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability. We also maintain a supplemental disability plan designed to ensure disability payments to our officers in the event payments are unavailable from our disability insurer.
Our Compensation Decision-Making Process
     Role of Compensation Committee. The Compensation Committee of our Board establishes, implements, administers and monitors our executive compensation programs, subject to the Board’s oversight. Specifically, the Committee (or a subcommittee thereof) approves the compensation payable to each executive officer, as well as any other “senior officer” as defined in the Committee’s charter.
     As described further below, the Compensation Committee’s compensation decision-making process requires a careful balancing of a wide range of factors, including:

•	the group and individual performance and responsibilities of our executives,

•	the competitive compensation practices of other companies,

•	the performance of our company in relation to our peers and our internal goals,

•	the risk characteristics of our compensation programs, and

•	our strategic and financial imperatives.
     Except with respect to annual cash bonuses, the Committee has not historically used quantitative formulas to determine compensation or assign weights to the various factors considered.
     The Compensation Committee also establishes, implements, administers and monitors our director cash and equity compensation programs.
     Since the completion of our acquisition of Embarq on July 1, 2009, the Committee has focused generally on comprehensively reviewing our compensation philosophy, strategies, policies and practices to ensure they:
•	are appropriate for the larger combined company,

•	further link our pay to company performance,

•	further reflect prevailing “best practices,” and

•	reduce differences in the prior pay practices of the two predecessor companies.
     In anticipation of the Qwest acquisition, the Committee has taken preliminary steps towards achieving these goals, but most of the implementation of these initiatives are expected to occur in the future.
     Role of Compensation Consultants. The Committee engages the services of a compensation consultant to assist in the design and review of executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, and to provide guidance on specific compensation levels based on industry trends and practices.
     The Committee changed its compensation consultant in late 2010. Prior to the change, PricewaterhouseCoopers LLP, or PwC, had served as the Committee’s consultant since 2004. Before the Embarq merger, PwC did not conduct any material amount of non-compensation consulting work for us. Since 2009, however, management has retained PwC to provide a variety of merger, human resources, and systems integration services, first with respect to the Embarq merger and more recently with respect to the Qwest merger. PwC also provided sales and use tax consulting services during 2009.
     The table below sets forth the amount of fees paid to PwC the last two years for compensation consulting and all other services.

	Compensation
	Consulting Services	All Other Services	Total Fees
2009	$161,000	$5,991,000	$6,152,000
2010	315,000	2,570,000	2,885,000
     Following the completion of the Embarq merger in mid-2009, the Committee undertook a comprehensive search to retain a compensation consultant for the combined company. The Committee elected to use PwC for one more year, in part due to PwC’s ability to provide continuity through the first post-merger compensation review process. In mid-2010, the Committee commenced a new nationwide search for a compensation consultant. In September 2010, the Committee selected Hay Group as its new consultant. During 2010, the total amount paid to Hay Group was approximately $41,000, all of which was for compensation consulting services. CenturyLink does not intend to engage Hay Group for any non-compensation consulting services. None of our executives have any prior relationships with Hay Group.
     Review Process. In each year since 2005, the Committee and PwC used benchmarking data to determine median amounts of salary, annual bonuses and equity compensation paid to executives comparable to ours. In determining how much to compensate each officer, the Committee also extensively reviewed a wide range of other factors, including:
•	the officer’s individual performance and particular set of skills,

•	the anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill,

•	the role the officer plays in maintaining a cohesive management team and improving the performance of others,

•	the role the officer may have played in any recent extraordinary corporate achievements,

•	the length of the officer’s service with us and within the telecommunications industry,

•	the officer’s pay relative to other officers and employees,

•	the officer’s prior compensation in recent years and, to a limited degree, his or her accumulated wealth under our programs,

•	the financial community’s assessment of management’s performance, and

•	the recent performance of CenturyLink.
     In assessing our performance, we typically review how our actual revenues, cash flows, net income and other measures of financial performance relate to amounts previously projected by us or market participants, as well as the results of peer telecommunications companies. We also assess operational benchmarks, such as our access line losses or customer growth in relation to our competitors. Although we assess each officer’s individual performance in connection with establishing all components of compensation, we typically weigh this factor more heavily for salary determinations and less heavily for bonuses, which tend to be allocated among the officers primarily on the basis of their level of responsibility and pay grade.
     Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include the executive’s salary, annual cash incentive award, equity-based compensation, perquisites, pension benefit accruals and other compensation. These tally sheets also show the executives’ holdings of our Common Shares and accumulated unrealized gains under prior equity-based compensation awards. The Compensation Committee uses these tally sheets to (i) review the total annual compensation of the executive officers, (ii) assess the executive officers’ wealth accumulation from our compensation programs and (iii) assure that the Committee has a comprehensive understanding of our compensation programs.
     Annual Bonus Procedures. With the assistance of management and its compensation consultant, the Compensation Committee sets bonus targets annually, and, under special circumstances, more frequently than annually. For several years, the Committee has administered our annual bonus program substantially in the manner outlined above under “ — Annual Incentive Bonuses.” The Committee is responsible for approving for each year (i) the performance objectives, (ii) the “minimum,” “target” and “maximum” threshold levels of performance, (iii) the weighing of the performance objectives, (iv) the amount of bonus payable if the “target” level of performance is attained and (v) the finally determined amount of the bonus payments. Upon completion of the fiscal year, our actual operating results are adjusted in accordance with the Committee’s long-standing written procedures designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. Then the specific bonus payments are calculated for that fiscal year using the formulas approved the prior year by the Committee. These determinations and calculations are provided in writing to the Committee for its review and approval. Since 2010, our Internal Audit Department has reviewed these determinations and calculations.
     Under our annual bonus programs, the Committee may pay the annual bonuses in cash or stock. Since 2000, the Committee has paid these bonuses entirely in cash, principally to diversify our compensation mix and prevent us from over-relying on equity grants.
     Annual Equity Grant Procedures. As explained further above, annual grants of stock awards to executives are typically made during the first quarter after we publicly release our earnings. Grants of stock awards to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled Committee meeting following their hire date. Although we are not currently granting options, we maintain policies controlling when and how option exercise prices are determined. These policies are summarized in our prior proxy statements.
     Role of CEO in Compensation Decisions. Although the Compensation Committee is responsible for all executive compensation decisions, each year it receives the CEO’s recommendations, particularly with respect to executive salaries. The Committee, in particular, values the CEO’s input and judgment regarding:
•	the relative strengths and weakness of the other executives and their recent performance,

•	the role these executives play in achieving our operational and strategic goals,

•	internal equity issues that could impact cohesion, teamwork or the overall viability of the executive group, and

•	the relative vulnerability of executives to job solicitations from competitors.
     The Committee considers the CEO’s recommendations as one of the many factors it uses to establish compensation levels for each executive.
     In addition, the CEO is responsible for approving the annual salaries and bonuses of our non-executive officers, including approval of appropriate annual performance goals for such officers. The CEO also approves all equity compensation awards to the non-executive officers, acting under authority delegated by the Compensation Committee in accordance with our long-term incentive plans. The Committee oversees these processes and receives an annual report from the CEO.
     Risk Assessment. As part of its duties, the Compensation Committee assesses risks arising out of our employee compensation policies and practices. Based on its most recent assessment, the Committee does not believe that the risks arising from our compensation policies and practices are reasonably likely to materially adversely affect us. In reaching this determination, we have taken into account the risk exposures of our operations and the following design elements of our compensation programs and policies:
•	our balance of annual and long-term compensation elements at the executive and management levels,

•	our use of performance metrics that create incentives for management to attain goals well aligned with the shareholders’ interests,

•	the multi-year vesting of equity awards which promotes focus on our long-term operational and financial performance,

•	“claw-back” policies that provide safeguards against inappropriate behavior, and

•	bonus arrangements that are generally subject to the “negative discretion” of either the Committee (for executive officers) or senior management (for other key employees).
     We believe these features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our shareholders and does not promote excessive risk-taking on the part of our executives or other employees.
Discontinuance of Supplemental Executive Retirement Plan
     As noted above, in early 2008 we decided to discontinue our Supplemental Executive Retirement Plan by freezing future benefit accruals and permitting participants to receive in January 2009 a lump sum distribution of the present value of their accrued plan benefits. For additional information on the effects of these actions, please see our Summary Compensation Table appearing below and our proxy statement dated April 5, 2010.
Forfeiture of Prior Compensation
     For over 10 years, all recipients of our equity compensation grants have been required to contractually agree to forfeit certain of their awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior equity awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Compensation Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. We have filed with the SEC copies of our form of equity incentive agreements containing these forfeiture provisions. Our 2010 Executive Officers Short-Term Incentive Plan contains substantially similar forfeiture provisions.
     In addition, our Corporate Governance Guidelines authorize the Board to recover compensation from an executive officer if the Board determines that any bonus, incentive payment, equity award or other compensation received by the executive was based on any financial or operating result that was impacted by the executive’s knowing or intentional fraudulent or illegal conduct. In addition, certain laws enacted in 2002 would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct. Additional laws enacted in 2010, which are expected to become effective in mid-2011, will require all of our current or former executive officers to make similar reimbursement payments in connection with certain financial statement restatements, irrespective of whether such executives were involved with the mistake that caused the restatement.
Stock Ownership Guidelines
     Under our current stock ownership guidelines, the CEO is required to beneficially own CenturyLink stock equal in market value to at least five times his annual base salary, and all other executive officers are required to beneficially own CenturyLink stock valued at least three times their annual base salary. Each executive officer has three years to attain these targets.
     Under our recently-enacted director stock ownership guidelines, each outside director must beneficially own CenturyLink stock equal in market value to five times the annual cash retainer payable to outside directors. Each outside director has five years from the date they are elected or appointed to attain this target.
     For any year during which an executive or outside director does not meet his or her ownership target, the executive or director is expected to hold 65% of the CenturyLink stock that he or she acquires through our equity compensation programs, excluding shares sold to pay related taxes.
     For additional information on our stock ownership guidelines, see “Governance Guidelines.”

Use of Employment Agreements
     We have a long-standing practice of not providing employment agreements to our officers, although in connection with the Embarq merger we assumed several employment agreements applicable to legacy Embarq executives and became obligated to potentially make severance payments to key employees under their change of control agreements under the circumstances described above. We also entered into a short-term employment agreement with Dennis Huber in September 2010 for the purposes specified above.
Tax Gross-ups
     After eliminating in 2010 the use of tax “gross-up” benefits in our executives’ change of control agreements and split-dollar insurance policies, we continue to provide these tax benefits only (i) to a limited number of our officers under legacy employment agreements that will lapse over the next couple of years and (ii) to our outside directors under our executive physical program described below under “Director Compensation.” We do not intend to provide tax gross-up benefits in any new compensation programs.
Anti-Hedging Policy
     Under our insider trading policy, our employees and directors may not:
•	purchase or sell short-term options with respect to CenturyLink shares,

•	engage in “short sales” of CenturyLink shares, or

•	engage in hedging transactions involving CenturyLink shares which allow employees to fix the value of their CenturyLink shareholdings without all the risks of ownership or cause them to no longer have the same interests or objectives as our other shareholders.
Other Compensation Matters
     To the extent that it is practicable and consistent with our executive compensation objectives, we seek to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of our officers. However, if compliance with Section 162(m) conflicts with our compensation objectives or is contrary to the best interests of the shareholders, we will pursue those objectives, regardless of the attendant tax implications. In each of the last several years, we granted time-vested restricted stock that did not qualify as performance-based compensation under Section 162(m).

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2010.
Submitted by the Compensation Committee of the Board of Directors.
Laurie A. Siegel (Chair)
Fred R. Nichols
Harvey P. Perry
Virginia Boulet
William A. Owens
EXECUTIVE COMPENSATION
Overview
     The following table sets forth certain information regarding the compensation of (i) our principal executive and financial officers, (ii) each of our four most highly compensated executive officers other than our principal executive and financial officers and (iii) one of our former executive officers. In this proxy statement, we sometimes refer to these individuals as the “named officers.” Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

			Restricted	Non-Equity	Change in
Name and Principal			Stock	Incentive Plan	Pension	All Other
Position	Year	Salary	Awards(1)	Compensation(2)	Value(3)	Compensation(4)		Total
Current Executives:

Glen F. Post, III	2010	$1,020,800	$9,590,821	$1,888,480	$661,938	$1,414,408		$14,576,448
Chief Executive	2009	1,009,440	3,817,764	891,619	389,379	1,358,805		7,467,007
Officer and President	2008	1,000,000	4,651,009	864,500	6,759,670	1,079,056		14,354,235

Karen A. Puckett	2010	663,872	3,562,356	835,151	300,080	469,696		5,831,156
Executive Vice	2009	654,023	1,431,789	488,957	219,612	476,597		3,270,978
President and Chief	2008	640,772	1,744,265	468,725	1,770,115	447,375		5,071,252
Operating Officer

R. Stewart Ewing, Jr.	2010	598,764	2,936,202	753,245	378,544	658,390		5,325,145
Executive Vice	2009	588,237	1,193,105	359,895	270,162	466,066		2,877,465
President and Chief	2008	574,924	1,453,463	344,092	2,778,643	484,084		5,635,206
Financial Officer

Dennis G. Huber(5)	2010	307,453	2,703,750	254,363	195,475	1,752,412	(6)	5,213,453
Executive Vice President — Network Services

David D. Cole	2010	435,380	2,062,049	418,835	257,598	301,704		3,475,567
Senior Vice	2009	424,853	773,200	260,074	195,604	288,981		1,942,712
President —	2008	412,828	941,958	247,078	1,591,316	270,634		3,463,814
Controller and Operations Support

Former Executive:

Thomas A. Gerke(7)	2010	896,553	3,066,493	1,332,000	349,151	8,289,354	(8)	13,933,551
Former Executive	2009	431,035	—	535,364	214,908	285,237		1,466,544
Officer

(1)	Except as otherwise noted for Mr. Huber and Mr. Gerke, the amounts shown in this column reflect the fair value of (i) awards of restricted stock made in early 2010, 2009 and 2008 in connection with our program of making annual long-term incentive compensation grants and (ii) additional awards of restricted stock made in August 2010 in connection with a retention program designed to incentivize and retain our top personnel through the completion date of the Qwest acquisition and the initial integration period thereafter. In all such instances, the fair value of the award has been determined as of the date of grant under FASB ASC Topic 718 (formerly SFAS 123(R)). We value time-vested restricted shares using a 15-day volume-weighted average price. In 2010, a portion of the shares of restricted stock granted to each named executive (other than Mr. Huber) were performance-based restricted shares, which are valued as of the grant date based on probable outcome using Monte Carlo simulations. The aggregate value of all restricted stock awards granted to each named executive in 2010, measured as of the grant date using a 15-day volume-weighted average price and assuming maximum performance of his or her performance-based restricted shares, would be as follows: Mr. Post, $12,388,053, Ms. Puckett, $4,783,003, Mr. Ewing, $3,882,171, Mr. Huber, $2,703,750, Mr. Cole, $2,763,924, and Mr. Gerke, $4,782,984. See footnote 15 titled “Stock Compensation Plans” of the notes to our audited financial statements included in Appendix A for an explanation of material assumptions that we used to calculate the fair value of these stock awards.

(2)	The amounts shown in this column reflect cash payments made under our annual incentive bonus plans for actual performance in the respective years. For additional information on the most recent bonus payments, see “— Incentive Compensation and Other Awards — 2010 Awards” below.

(3)	Reflects the net change during each of the years reflected in the present value of the executives’ accumulated benefits under the defined benefit plans discussed under “— Pension Benefits.” Notwithstanding footnote 7 below, the amount shown in the table above for Mr. Gerke reflects the change during the full year of 2009 in the present value of his accumulated benefits under the Embarq Pension Plan and Embarq SERP (described further under “— Pension Benefits”), both of which CenturyLink assumed in connection with the Embarq merger. The 2008 increases in value are attributable primarily to enhancements made to our Supplemental Executive Retirement Plan in connection with discontinuing the plan and distributing account balances to each executive. For additional information, see “Compensation Discussion and Analysis — Discontinuance of Supplemental Executive Retirement Plan.”

(4)	The amounts shown in this column are comprised of (i) the payment of cash in lieu of previously-offered perquisites for all periods through June 30, 2009, (ii) reimbursements for the cost of an annual physical examination, (iii) personal use of our aircraft, (iv) contributions or other allocations to our defined contribution plans, (v) the payment of premiums on life insurance policies, (vi) cash payments to compensate the executives for any taxes incurred upon receipt of such life insurance premium payments (which is a benefit that has been discontinued, effective January 1, 2011), (vii) the value of dividends paid on the executives’ unvested restricted stock, and (viii) certain severance benefits described further in footnotes 6 and 8 below, in each case for and on behalf of the named officers as follows:

						Life Insurance	Tax	Restricted
		Cash	Physical	Aircraft	Contributions	Premiums	Reimbursement	Stock	Severance
Name	Year	Allowance	Exam	Use	to Plans	Paid	Payments	Dividends	Benefits	Total
Current Executives:

Mr. Post	2010	$—	$3,264	$6,940	$74,926	$191,599	$129,606	$1,008,073	$—	$1,414,408
	2009	18,763	2,290	11,500	76,528	213,316	144,297	892,111	—	1,358,805
	2008	34,320	4,536	15,000	94,340	193,901	131,164	605,795	—	1,079,056

Ms. Puckett	2010	—	—	2,420	3,064	42,531	28,770	392,911	—	469,696
	2009	15,280	2,891	3,525	45,931	44,258	29,938	334,774	—	476,597
	2008	27,950	4,930	3,300	54,234	71,515	48,376	237,070	—	447,375

Mr. Ewing	2010	—	—	—	37,425	175,655	118,821	326,489	—	658,390
	2009	15,280	3,124	4,350	38,214	75,304	50,939	278,855	—	466,066
	2008	27,950	—	—	43,993	128,122	86,668	197,351	—	484,084

Mr. Huber	2010	—	—	—	3,675	—	—	119,619	1,629,118	1,752,412

Mr. Cole	2010	—	—	—	27,148	33,896	22,929	217,731	—	301,704
	2009	15,280		5,400	27,547	35,531	24,035	181,188	—	288,981
	2008	27,950	—	—	31,589	49,119	33,226	128,750	—	270,634

Former Executive:

Mr. Gerke	2010	—	—	—	3,675	—	—	521,710	7,763,969	8,289,354
	2009	—	—	—	145	—	—	285,092	—	285,237

Our cash allowance payments were eliminated in mid-year 2009. In addition to these benefits, we provide Mr. Huber with an apartment dedicated to his sole use from our pool of corporate apartments because we require him to spend at least two days a week at our Monroe headquarters office. For the reasons discussed elsewhere herein, there is no aggregate incremental cost to provide this benefit to Mr. Huber. The amounts shown in the chart above do not reflect any benefits associated with participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis — Other Benefits — Perquisites.”

(5)	Prior to July 1, 2009, Dennis G. Huber served as an executive of Embarq. Mr. Huber did not receive any long-term incentive compensation grants in connection with our annual grant program in 2010 or any retention grant of restricted stock in August 2010, but did receive a one-time grant of 75,000 shares of restricted stock in connection with entering into his employment agreement dated September 7, 2010. This agreement is discussed further above under “Compensation Discussion and Analysis — Change of Control Arrangements.”

(6)	As noted in footnote 4 above, includes severance benefits valued at $1,629,118 that accrued in favor of Mr. Huber in connection with his termination of service on May 3, 2010, consisting of (i) $607,500 of cash severance payments payable bi-weekly between May 2010 and November 2011, (ii) $273,375 of cash payments intended to compensate Mr. Huber for foregone bonuses, payable in 2010 and 2011, (iii) $52,855 of health and welfare benefits, including outplacement services and cash payments to compensate Mr. Huber for estimated federal income taxes payable as a result of receiving these benefits, and (iv) $695,388 of accrued value attributable to the accelerated vesting of Mr. Huber’s equity awards over the severance period. For more information on accrued benefits payable to Mr. Huber in connection with this termination of service, see “ — Potential Termination Payments” below.

(7)	Thomas A. Gerke served as Executive Vice Chairman between July 1, 2009 and December 15, 2010. Prior to July 1, 2009, Mr. Gerke served as Chief Executive Officer and President of Embarq. Except as otherwise expressly provided herein to the contrary, the table above and the accompanying disclosures below reflect 2009 compensation paid by CenturyLink to Mr. Gerke since July 1, 2009. Mr. Gerke did not receive either a long-term incentive compensation grant in connection with our annual grant program in 2009 or a retention grant of restricted stock in August 2010, but did receive a long-term incentive compensation grant in connection with our annual grant program in 2010.

(8)	As noted in footnote 4 above, includes severance benefits valued at $7,763,969 that accrued in favor of Mr. Gerke in connection with his termination of service on December 15, 2010, consisting of (i) 1,800,000 of cash severance payments to be paid bi-weekly over the two-year severance period, (ii) $1,440,000 of cash payments intended to compensate Mr. Gerke for foregone bonuses, paid in two equal installments in March 2012 and March 2013, (iii) a $122,467 cash payment compensating Mr. Gerke for accrued, unused vacation time, paid in early 2011, (iv) $67,756 of health and welfare benefits, including outplacement services and cash payments to compensate Mr. Gerke for estimated federal income taxes payable as a result of receiving these benefits, and (v) $4,333,746 of accrued value attributable to the accelerated vesting of Mr. Gerke’s equity awards over the severance period. For more information on accrued benefits payable to Mr. Gerke in connection with this termination of service, see “— Potential Termination Payments” below.

Incentive Compensation and Other Awards
     2010 Awards. The table and discussion below summarizes:
•	the range of potential payouts under incentive bonus awards that were granted in March 2010 with respect to performance during 2010,
•	grants of time-vested restricted stock and the range of potential payouts under grants of performance-based restricted stock, in each case made on March 8, 2010 as long-term incentive compensation,

•	grants of time-vested restricted stock made on August 23, 2010 pursuant to a retention program, and

•	a one-time grant of time-vested restricted stock made on September 7, 2010 to one of our executive officers under this short-term employment agreement.

Grants of Plan-Based Awards

								All other
								Stock	Grant Date
								Awards:	Fair Value
		Range of Payouts Under 2010 Non-			Estimated Future Share Payouts Under			Unvested	of Stock
	Type of Award	Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Shares	Awards
Name	and Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(4)	($)(5)
Current Executives:

Glen F.	Annual Bonus	$638,000	$1,276,000	$2,552,000	—	—	—	—	$—
Post, III	T-V Grant (3/8/10)	—	—	—	—	—	—	63,200	2,199,992
	P-B Grant (3/8/10)	—	—	—	31,600	63,200	126,400	—	2,797,232
	Retention Grant	—	—	—	—	—	—	127,317	4,593,597

Karen A.	Annual Bonus	282,146	564,291	1,128,583	—	—	—	—	—
Puckett	T-V Grant (3/8/10)	—	—	—	—	—	—	27,578	959,990
	P-B Grant (3/8/10)	—	—	—	13,790	27,579	55,158	—	1,220,647
	Retention Grant	—	—	—	—	—	—	38,296	1,842,323

R. Stewart	Annual Bonus	254,475	508,949	1,017,899	—	—	—	—	—
Ewing, Jr.	T-V Grant (3/8/10)	—	—	—	—	—	—	21,373	743,994
	P-B Grant (3/8/10)	—	—	—	10,687	21,373	42,746	—	945,969
	Retention Grant	—	—	—	—	—	—	34,541	1,661,670

David D.	Annual Bonus	141,499	282,997	565,994	—	—	—	—	—
Cole	T-V Grant (3/8/10)	—	—	—	—	—	—	15,857	551,982
	P-B Grant (3/8/10)	—	—	—	7,929	15,858	31,716	—	701,875
	Retention Grant	—	—	—	—	—	—	22,400	1,077,615

Dennis G.	Annual Bonus(6)	85,934	171,867	343,734	—	—	—	—	—
Huber	T-V Grant (9/7/10)(7)	—	—	—	—	—	—	75,000	2,703,750

Former Executive:

Thomas A. Gerke	Annual Bonus	450,000	900,000	1,800,000	—	—	—	—	—
	T-V Grant (3/8/10)	—	—	—	—	—	—	38,782	1,350,001
	P-B Grant (3/8/10)	—	—	—	19,391	38,782	77,564	—	1,716,491

(1)	“T-V” means “Time-Vested” and “P-B” means “Performance-Based”; all reference to “Retention Grant” means the awards of time-vested restricted stock granted on August 23, 2010.

(2)	These columns provide information on the potential bonus payouts approved with respect to 2010 performance. For information on the actual amounts paid based on 2010 performance criteria, see the column of the Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.” As described further below, the failure to meet the “minimum” threshold levels of performance would result in no annual bonus payment.

(3)	Represents performance-based shares of restricted stock granted on March 8, 2010 to each named executive except Mr. Huber, as described in greater detail below.

(4)	Represents time-vested shares of restricted stock granted on March 8, 2010 and August 23, 2010, as described in greater detail below.

(5)	Calculated in accordance with FASB ASC Topic 718 (formerly SFAS 123 (R)). We value time-vested shares using a 15-day volume-weighted average price, while performance-based shares are valued based on probable outcome using Monte Carlo simulations. See Note 1 to the Summary Compensation Table above for more information.

(6)	Reflects Mr. Huber’s range of potential payouts adjusted to reflect his service as an employee for 65% of the year.

(7)	For additional information on Mr. Huber’s restricted stock grant on September 7, 2010, see footnote 5 to the Summary Compensation Table above.

     Terms of 2010 Restricted Stock Awards.
     March 8, 2010 Grants. The restricted stock issued to our executive officers on March 8, 2010 consisted of awards of time-vested restricted stock and performance-based restricted stock.

     For each named officer, the shares of time-vested restricted stock will vest in three equal installments on March 15 of 2011, 2012, and 2013, subject to the named officer’s continued employment. The holders of these time-vested restricted shares receive current dividends when paid with respect to such shares.
     For each named officer, half of the performance-based restricted shares will vest on March 15, 2012, based on our two-year total shareholder return for 2010 and 2011 as measured against the total shareholder return of the companies comprising the S&P 500 Index for the same period. The other half will vest on March 15, 2013, based on our three-year total shareholder return for 2010, 2011 and 2012, as measured against total shareholder return of the S&P 500 companies for the same period. All dividends related to these performance-based restricted shares are paid to the holder only upon the vesting of such shares.
     In addition to the vesting described above, all of these time-vested restricted shares and performance-based restricted shares also vest upon certain terminations of employment or a change of control of the Company, as described in greater detail under “ — Potential Termination Payments.”
     In the preceding “Grants of Plan-Based Awards” table, the number of performance-based restricted shares listed under the “target” column for each named executive officer represents the number of shares actually granted to that officer and that will vest if we perform at the targeted performance level, which is attaining total shareholder return over the two- and three-year performance periods equal to the 50th percentile of the total shareholder return of the companies comprising the S&P 500 Index for the same periods. Each named executive officer has the opportunity to receive a greater or lesser number of shares depending on our total shareholder return in relation to that of the S&P 500 companies, as illustrated further below:

			Payout as % of
Performance Level	Company’s Percentile Rank		Target Award
Maximum	≥ 75th	percentile	200%
Target	50th	percentile	100%
Threshold	25th	percentile	50%
Below Threshold	< 25th	percentile	0%
Amounts will be prorated if our rank is between (i) the threshold and the target or (ii) the target and the maximum.
     August 23, 2010 Retention Award Grants. The time-vested restricted stock issued to our executive officers on August 23, 2010 was issued pursuant to a retention program that we established in connection with our merger agreement with Qwest dated April 21, 2010. See “Compensation Discussion and Analysis — Retention Grants.” These shares will vest in three equal installments on April 1, 2012, 2013 and 2014, constituting the first, second and third anniversaries of the Qwest closing date. The holders of these restricted shares receive current dividends when paid with respect to such shares.
     Other. All of these above-described awards are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the SEC. See “— Potential Termination Payments.”
     Outstanding Awards. The table below summarizes information on stock options and unvested restricted stock outstanding at December 31, 2010.
Outstanding Equity Awards at December 31, 2010(1)

	Option Awards					Stock Awards
	Number of Securities Underlying					Equity Incentive Plan
	Unexercised Options					Awards(3)		All Other Stock Awards
							Market		Market Value
				Option	Option		Value of		of Shares that
			Unexercisable	Exercise	Expiration	Unvested	Unvested	Unvested	Have Not
Name	Exercisable (#)		(#)(2)	Price ($)	Date	Shares (#)	Shares ($)	Shares (#)(4)	Vested

Current Executives
Glen F. Post, III	200,000		—	$45.90	2/26/2017	—	$—	11,700	$540,189
						—	—	23,400	1,080,378
						—	—	76,434	3,528,958
						—	—	97,666	4,509,239
						63,200	2,917,944	63,200	2,917,944
						—	—	127,317	5,878,226

Karen A. Puckett	75,000		—	45.90	2/26/2017	—	—	4,400	203,148
						—	—	8,800	406,296
						—	—	28,665	1,323,463
						—	—	36,628	1,691,115
						27,579	1,273,322	27,578	1,273,276
						—	—	38,296	1,768,126

R. Stewart Ewing, Jr.	22,500	(5)	—	28.34	2/25/2014	—	—	3,660	168,982
	62,100	(5)	—	33.40	2/17/2015	—	—	7,320	337,964
	62,500		—	35.41	2/20/2016	—	—	23,886	1,102,817
	62,500		—	45.90	2/26/2017	—	—	30,522	1,409,201
						21,373	986,791	21,373	986,791
								34,541	1,594,758

Dennis G. Huber(6)	24,097		—	66.71	5/11/2011	—	—	18,291	844,495
	20,754		—	41.19	2/22/2017	—	—	75,000	3,462,750
	—		10,727	30.62	3/02/2018

David D. Cole	40,500		—	45.90	2/26/2017	—	—	2,400	110,808
						—	—	4,800	221,616
						—	—	15,480	714,712
						—	—	19,780	913,243
						15,858	732,164	15,857	732,118
						—	—	22,400	1,034,208

Former Executive:
Thomas A. Gerke(7)	11,809		—	66.71	5/11/2011	—	—	73,494	3,393,218
	3,614		—	33.65	2/11/2012	38,782	1,790,565	38,782	1,790,565
	3,635		—	35.11	2/19/2012
	13,007		—	35.11	3/27/2013
	5,804		—	24.72	2/10/2014
	11,609		—	24.34	2/10/2014
	67,530		—	36.30	2/08/2015
	95,304		—	32.90	2/07/2016
	49,414		—	41.19	2/22/2017
	87,512		43,101	30.62	3/02/2018

(1)	All information on exercisability, vesting and market value is solely as of December 31, 2010. Some of the options or restricted stock listed above may have vested, become exercisable or been exercised since such date.

(2)	Our options generally vest at a rate of one-third per year over the first three years of the ten-year option term. Our options expiring in 2014 and 2015 vested one-third immediately with the remainder vesting over the following two years. Also, in late 2005, the Company accelerated the vesting of all then-outstanding options. In addition, our options accelerate and become immediately exercisable in full upon a change of control of CenturyLink or if the recipient dies, becomes disabled or retires.

(3)	Represents the performance-based portion of the restricted shares granted on March 8, 2010. The chart above assumes that we will perform at “target” levels such that all performance-based shares granted to each named executive will vest fully. See “ — 2010 Awards” above.

(4)	All shares listed under this column with a grant date preceding 2009 are shares of restricted stock that generally vest at a rate of 20% per year during the first five years after their grant date. All shares listed under this column with a 2009 or 2010 grant date are shares of restricted stock that generally vest at a rate of one-third per year during the first three years after that grant date. In addition, vesting of our restricted stock accelerates upon a change of control of CenturyLink or upon termination of the officer’s employment as a result of death or disability, or, if permitted by the Compensation Committee, retirement or termination by CenturyLink, subject to certain exceptions.

(5)	In 2006, Mr. Ewing transferred to his ex-wife options entitling her to purchase up to 185,000 Common Shares in the aggregate, of which 121,000 options have been exercised as of December 31, 2010.

(6)	Except for the restricted stock granted to Mr. Huber by CenturyLink on September 7, 2010, all awards listed for Mr. Huber were granted by Embarq and assumed by us in connection with the Embarq merger.

(7)	Except for the restricted stock granted to Mr. Gerke by CenturyLink on March 8, 2010, all awards listed for Mr. Gerke were granted by Embarq and assumed by us in connection with the Embarq merger.

     2010 Exercises and Vesting. The following table provides information on Common Shares acquired by the named officers during 2010 in connection with the exercise of options and the vesting of restricted stock.
Option Exercises and Stock Vested

	Option Awards	Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	On Exercise(1)	on Vesting	on Vesting(1)
Current Executives:
Glen F. Post, III	$652,666	$5,637,543	109,411	$3,782,830
Karen A. Puckett	210,000	1,710,078	41,069	1,419,941
R. Stewart Ewing, Jr.(2)	—	—	34,203	1,182,552
Dennis G. Huber	24,088	150,141	37,127	1,286,094
David D. Cole	189,001	1,460,589	22,250	769,286
Former Executive:
Thomas A. Gerke	—	—	130,143	5,262,555

(1)	Based on the closing price of the Common Shares on the applicable exercise or vesting date.

(2)	Excludes 80,000 shares acquired by the ex-wife of Mr. Ewing during 2010 (resulting in a value realized upon exercise of $980,028) with respect to options transferred to her in 2006.
Pension Benefits
     Amount of Benefits. The following table and discussion summarizes pension benefits payable to the named officers (other than Dennis G. Huber and Thomas A. Gerke) under (i) our retirement plan qualified under Internal Revenue Code Section 401(a), which permits most of our employees (including officers) who have completed at least five years of service to receive pension benefits upon attaining early or normal retirement age, and (ii) our nonqualified supplemental plan, which is designed to pay supplemental retirement benefits to officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans. We refer to these defined benefit plans below as our Qualified Plan and our Supplemental Plan, respectively. The following table and discussion also summarizes pension benefits payable to Dennis G. Huber and Thomas A. Gerke under Embarq’s qualified retirement plan and nonqualified supplemental executive retirement plan. We refer to these defined benefits plans below as the Embarq Pension Plan and the Embarq SERP, respectively.
Pension Benefits

			Present
		Number of	Value of
		Years Credited	Accumulated	Payments During
Name	Plan Name	Service(1)	Benefit(2)	Last Fiscal Year
Current Executives:
Glen F. Post, III	Qualified Plan	12	$1,256,777	$—
	Supplemental Plan	12	1,280,051	—

Karen A. Puckett	Qualified Plan	10	688,562	—
	Supplemental Plan	10	471,677	—

R. Stewart Ewing, Jr.	Qualified Plan	12	1,333,756	—
	Supplemental Plan	12	530,320	—

Dennis G. Huber	Embarq Qualified Plan	23	308,369	—
	Embarq SERP	23	390,852	—

David D. Cole	Qualified Plan	12	966,538	—
	Supplemental Plan	12	235,306	—

Former Executive:
Thomas A. Gerke	Embarq Qualified Plan	16	294,611	—
	Embarq SERP	16	744,869	—

(1)	In accordance with our plans and practices, these figures correspond to the named officers’ tenure at CenturyLink or Embarq and its predecessors, unless otherwise noted in the discussion below.

(2)	These figures represent accumulated benefits as of December 31, 2010 (assuming the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65), discounted from the normal retirement age to December 31, 2010 using discount rates ranging between 5.5% to 6.0%. See Note 12 titled “Defined Benefit and Other Retirement Plans” of the notes to our audited financial statements included in Appendix A for additional information.

     CenturyLink Pension Plans. The aggregate amount of a participant’s total monthly pension payment under the Qualified Plan and Supplemental Plan is equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his final average pay plus (ii) 0.5% of his final average pay in excess of his compensation subject to Social Security taxes. For these purposes, “final average pay” means the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation.
     Under both of these CenturyLink retirement plans, the compensation upon which benefits are based equals the aggregate amount of the participant’s salary and annual cash incentive bonus. Although the pension benefits described above are provided through separate plans, we reserve the right to transfer benefits from the Supplemental Plan to the Qualified Plan to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to the Qualified Plan directly offsets the value of benefits in the Supplemental Plan. In 2005, 2006 and 2007, we transferred pension benefits to the Qualified Plan, the incremental value of which will be payable to the recipients in the form of enhanced annuities or supplemental benefits.
     The normal form of benefit payment under both of the CenturyLink retirement plans is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under each plan and, in the case of the Qualified Plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election.
     The normal retirement age is 65 under the Qualified Plan and the Supplemental Plan. Participants may receive benefits under both of these plans upon “early retirement,” which is defined as attaining age 55 with five years of service. Under both of these plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. For additional information on early retirement benefits, please see the early retirement provisions of our pension plans, copies of which are filed with the SEC.
     Glen Post and Stewart Ewing are currently eligible for early retirement under the Qualified Plan and Supplemental Plan.
     Prior to 2008, we maintained a nonqualified supplemental executive retirement plan. In early 2008 we discontinued this plan by freezing future benefit accruals and permitting participants to receive in January 2009 a lump sum distribution of the present value of their accrued plan benefits. Each of the named officers received a lump sum payment in January 2009, and none has any remaining benefits under this plan.
     Embarq Pension Plans. As noted above, Dennis G. Huber and Thomas A. Gerke are participants in the Embarq Pension Plan and Embarq SERP, both of which we intend to maintain as separate plans in the near term.
     Embarq Pension Plan. The Embarq Pension Plan is a broad-based, tax-qualified defined benefit pension plan that provides benefits to eligible employees of Embarq and its subsidiaries. Generally, all active Embarq employees are eligible to participate in this plan. Benefits under the Embarq Pension Plan are based on each participant’s number of years of credited service and the participant’s eligible compensation. The years of credited service for Mr. Huber and Mr. Gerke are based only on their service while eligible for participation in the Embarq Pension Plan.

     A participant’s eligible compensation under the Embarq Pension Plan is equal to base salary and certain annual short-term incentive compensation, plus any sales commissions and sales bonus compensation amounts. The amount of compensation recognized under the Embarq Pension Plan is limited by the compensation limit under the Internal Revenue Code (which was $245,000 in 2010). The amount of benefits provided under the Embarq Pension Plan are limited by the benefit limits of the Internal Revenue Code (which for 2010 was $195,000 expressed in the form of an annual annuity beginning at normal retirement age).
     For all participants, benefits under the Embarq Pension Plan, expressed as an annual annuity beginning at normal retirement age, are equal to (i) 1.5% times average eligible annual compensation for the 60 months ending December 31, 1993, times years of service through December 31, 1993, plus (ii) 1.5% times eligible compensation earned after 1993 to the date of retirement or termination. Mr. Huber was employed by Embarq’s predecessor prior to 1993, and is therefore eligible for benefits calculated under both portions of this formula. Mr. Gerke was employed after 1993, and is eligible for benefits calculated under only the second portion of this formula.
     Participants who are at least age 55 and have 10 or more years of service are eligible to elect a reduced early retirement benefit. In accordance with the provisions of the Embarq Pension Plan, there is a 5% per year reduction in the participant’s accrued benefit for each year the benefit commences prior to the employee’s normal retirement date. Also, in the event a participant is involuntarily terminated, not for cause, as a result of a workforce reduction, plant closing or job elimination, and the sum of the participant’s age and whole years of service equals at least 75, the participant would be eligible for special early retirement benefits. There is a 2.5% per year reduction in the participant’s accrued benefit for each year the special early retirement benefit commences prior to the participant’s normal retirement date.
     Benefits for Mr. Huber and Mr. Gerke and most other participants under the Embarq Pension Plan are payable only in the form of an annuity with monthly benefit payments. Benefits under this plan are funded by an irrevocable tax-exempt trust.
     Embarq SERP. Embarq’s SERP is an unfunded, nonqualified defined benefit pension plan designed to provide benefits to eligible employees of Embarq and its subsidiaries whose benefits under the Embarq Pension Plan are limited by the restrictions of the Internal Revenue Code. Benefits under the Embarq SERP are based on each participant’s number of years of credited service and the participant’s eligible compensation.
     A participant’s years of credited service under the Embarq SERP are based on the years an employee participates in the Embarq Pension Plan unless a participant has previously received a lump sum distribution of Embarq SERP benefits.
     A participant’s eligible compensation under the Embarq SERP is the same as eligible compensation under the Embarq Pension Plan, but without considering the compensation limits of the Internal Revenue Code.
     The Embarq SERP provides a benefit equal to the portion of a participant’s benefit that would be accrued under the Embarq Pension Plan — at the same rate of accrual — if the Internal Revenue Code limitations on amounts of benefits and compensation under the Embarq Pension

Plan were disregarded. In particular, the benefits for each of Mr. Huber and Mr. Gerke under the Embarq SERP, expressed as an annual annuity beginning at normal retirement age, are equal to 1.5% times eligible compensation earned to the date of retirement or termination, minus the accumulated annual annuity provided under the Embarq Pension Plan beginning on his normal retirement age.
     Participants who are at least age 55 and have 10 or more years of service are eligible to receive early retirement benefits, which are reduced on the same basis as the benefit accrued under the Embarq Pension Plan.
     The benefits to Mr. Huber and Mr. Gerke under the Embarq SERP are payable only in the form of an annuity with monthly benefit payments. The Embarq SERP is unfunded and maintained as a book reserve account, and participants are general creditors with respect to the payment of their benefits.
     Recent Developments. As further discussed above in “Compensation Discussion and Analysis — Other Benefits — Retirement Plans,” we froze benefit accruals under our defined benefit pension plans for non-represented employees as of December 31, 2010.
Deferred Compensation
     The following table and discussion provides information on our Supplemental Dollars & Sense Plan, which is designed to permit officers to defer a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans.
Non-Qualified Deferred Compensation

	Aggregate	Executive	CenturyLink			Aggregate
	Balance at	Contributions	Contributions	Aggregate	Aggregate	Balance at
	December 31,	in	in	Earnings in	Withdrawals/	December 31,
Name	2009	2010(1)	2010(2)	2010(3)	Distributions	2010
Current Executives:
Glen F. Post, III	$1,120,709	$151,185	$66,279	$163,676	—	$1,501,849
Karen A. Puckett	538,379	—	—	66,239	—	604,618
R. Stewart Ewing, Jr.	342,830	40,789	27,625	78,377	—	489,621
Dennis G. Huber(4)	—	—	—	—	—	—
David D. Cole	276,086	46,347	18,154	51,528	—	392,115
Former Executive:
Thomas A. Gerke(4)	—	—	—	—	—	—

(1)	All of these amounts in this column reflect contributions by the officer of salary paid in 2010 and reported as 2010 salary compensation in the Summary Compensation Table.

(2)	This column includes our match of the officer’s contribution under the terms of the plan. We have reflected all of these amounts as 2010 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”

(3)	Aggregate earnings in 2010 include interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.

(4)	Neither Mr. Huber nor Mr. Gerke participates in our Supplemental Dollars & Sense Plan.

     Under our Supplemental Dollars & Sense Plan, certain of our senior officers may defer up to 25% of their salary in excess of the federal limit on annual contributions to qualified 401(k) plans. For every dollar that participants contribute to this plan up to 5% of their excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2010 equaled the sum of all of the initial 3% contributed and half of the next 2% contributed). All amounts contributed under this supplemental plan by the participants or us may be invested by the participants in the same broad array of money market and mutual funds offered under our qualified 401(k) plan. Participants may change their investments in these funds at any time. We reserve the right to transfer benefits from the Supplemental Dollars & Sense Plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the Supplemental Dollars & Sense Plan. Participants in the Supplemental Dollars & Sense Plan normally receive payment of their account balances in a lump sum once they cease working full-time for us.
Potential Termination Payments
     The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled or (iv) become entitled to termination benefits following a change of control of CenturyLink.
     Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis — Forfeiture of Prior Compensation” for more information.
     Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:
•	salary and unused vacation pay through the date of termination, payable immediately in cash

•	restricted stock that has vested

•	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age

•	benefits held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination

•	rights to continued health care benefits to the extent required by law.
     Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees terminated by us without cause prior to a change of control are also entitled to:

•	exercise all vested options within 190 days of the termination date

•	keep all unvested time-vested restricted stock if approved by our Compensation Committee

•	if the termination qualifies as a layoff, (i) a cash severance payment in the amount described under “Compensation Discussion and Analysis — Other Benefits — Reduction in Force Benefits,” (ii) receipt of their annual target incentive bonus, and (iii) outplacement assistance benefits.
None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause, except that resigning employees are entitled to exercise their vested options within 190 days and employees terminated for cause could request the Compensation Committee to accelerate their unvested time-vested restricted stock (which is unlikely to be granted).
     Payments Made Upon Retirement. Employees who retire in conformity with our retirement policies are entitled to:
•	exercise all of their options, all of which accelerate upon retirement, within three years of their retirement date

•	keep all unvested time-vested restricted stock if approved by our Compensation Committee

•	payment of their annual target incentive bonus

•	post-retirement life, health and welfare benefits

•	all of the benefits described under the heading “— Payments Made Upon All Terminations.”
In addition, an employee who retires from the Company will continue to vest in his or her unvested performance-based restricted stock for the remainder of the applicable performance period. If the employee takes early retirement, this continued vesting opportunity only applies to a reduced pro rata number of unvested shares, based on the number of days he or she was employed during the performance period.
     Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are generally entitled to (without duplication of benefits):
•	payments under our disability or life insurance plans, as applicable

•	exercise all of their options, all of which accelerate upon death or disability, within two years

•	keep all of their time-vested restricted stock, whether vested or unvested

•	payment of their annual target incentive bonus

•	continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements

•	all of the benefits described under the heading “— Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.
     Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resign under certain specified circumstances within certain specified periods following any change in control of CenturyLink to (i) receive a lump sum cash severance payment equal to a multiple of such officer’s annual cash compensation, (ii) receive such officer’s currently pending bonus, and (iii) continue to receive certain welfare benefits for certain specified periods. See “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements” for (i) a description of the benefits under these arrangements prior to December 31, 2010 and the reduced level of benefits under the successor agreements currently in effect, and (ii) information on the severance arrangements applicable to our executive officers formerly employed by Embarq.
     Under the above-referenced agreements, a “change in control” of CenturyLink would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyLink.
     All of the above-referenced agreements provide the benefits described above if the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements.” Except as otherwise described under such heading, all of the severance arrangements for our executives are substantially similar. We have filed copies or forms of these agreements with the SEC.
     In the event of a change in control of CenturyLink, our incumbent benefit plans generally provide, among other things, that all restrictions on outstanding restricted stock will lapse and all outstanding stock options will become fully exercisable. In addition, participants in the supplemental defined benefit plan whose service is terminated within two years of the change in control will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our Qualified Plan and Union 401(k) Plan will also fully vest upon a change of control of CenturyLink.
     Under the terms of our 2011 Equity Incentive Plan to be submitted to a vote of the shareholders at the meeting, incentives granted thereunder will not vest, accelerate, become exercisable or be deemed fully paid unless otherwise provided in a separate agreement, plan or instrument. See “Proposal to Approve the CenturyLink 2011 Equity Incentive Plan. We do not intend to provide for any such accelerated recognition of benefits upon a change of control, unless the holder of incentives is also terminated by us without cause or resigns with good reason.
     Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if our current executives named below were terminated in the manner described below, in each case based on various assumptions, the most significant of which are described in the table’s notes.

     As a result of the Embarq merger, our executives named below are currently entitled to severance benefits if involuntarily terminated without cause. See “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements.”
Potential Termination Payments(1)

		Type of Termination of Employment(2)
					Termination
	Type of				Upon a
	Termination				Change of
Name	Payment(3)	Retirement(4)	Disability	Death	Control(5)
Glen F. Post, III	Annual Bonus	$1,888,480	$1,888,480	$1,888,480	$1,888,480
	Equity Awards(6)	18,454,934	21,372,878	21,372,878	21,372,878
	Pension and Welfare(7)	—	—	—	479,361
	Cash Severance(8)	—	—	—	6,890,401

		$20,343,414	$23,261,358	$23,261,358	$30,631,120

Karen A. Puckett	Annual Bonus	$835,151	$835,151	$835,151	$835,151
	Equity Awards(6)	6,665,424	7,938,747	7,938,747	7,938,747
	Pension and Welfare(7)	—	—	—	139,931
	Cash Severance(8)	—	—	—	4,145,094

		$7,500,575	$8,773,898	$8,773,898	$13,058,923

R. Stewart Ewing, Jr.	Annual Bonus	$753,245	$753,245	$753,245	$753,245
	Equity Awards(6)	5,600,513	6,587,305	6,587,305	6,587,305
	Pension and Welfare(7)	10,000	—	—	340,633
	Cash Severance(8)	—	—	—	3,738,571

		$6,363,758	$7,340,550	$7,340,550	$11,419,754

Dennis G. Huber(9)	Annual Bonus	$254,363	$254,363	$254,363	$254,363
	Equity Awards(6)	844,495	1,391,245	1,391,245	4,474,050
	Pension and Welfare(7)	1,800	—	—	54,655
	Cash Severance(8)	—	—	—	568,650

		$1,100,658	$1,645,608	$1,645,608	$5,351,718

David D. Cole	Annual Bonus	$418,835	$418,835	$418,835	$418,835
	Equity Awards(6)	3,726,704	4,458,868	4,458,868	4,458,868
	Pension and Welfare(7)	—	—	—	681,296
	Cash Severance(8)	—	—	—	2,155,130

		$4,145,539	$4,877,703	$4,877,703	$7,714,129

(1)	As noted in footnote 8 to the Summary Compensation Table above, Thomas A. Gerke resigned from CenturyLink on December 15, 2010, and is entitled to receive the following in connection with his resignation: (i) cash severance payments to be paid bi-weekly over the two-year severance period, (ii) cash payments intended to compensate Mr. Gerke for foregone bonuses, paid in two equal installments in March 2012 and March 2013, (iii) a cash payment compensating Mr. Gerke for accrued, unused vacation time, paid in early 2011, (iv) continued health and welfare benefits, including outplacement services, and (v) continued vesting of Mr. Gerke’s equity awards over the severance period.

(2)	All data in the table reflects estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2010. The closing price of the Common Shares on such date was $46.17. Except as otherwise noted in footnote 9 below, the table reflects only estimates of amounts earned or payable through or at such date based on various assumptions. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payouts of benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.

(3)	As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including the right to receive payment of their annual cash incentive bonus, an acceleration of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.

(4)	Of the named officers, only Messrs. Post and Ewing are eligible to retire early under CenturyLink’s pension plans. The amounts reflected under the “Retirement” column do not reflect the amount of lifetime annuity payments payable upon early retirement. Assuming early retirement as of December 31, 2010, Messrs. Post and Ewing would have been entitled to monthly annuity payments of approximately $18,123 and $13,034, respectively, over their lifetimes, some of which, in the case of Mr. Ewing, may be payable to his ex-wife under a qualified domestic relations order. For further information, see the other footnotes below.

(5)	The information in this column assumes Mr. Post, Ms. Puckett, Mr. Ewing or Mr. Cole became entitled at December 31, 2010 to the benefits under CenturyLink’s change of control agreements in existence on such date described above under “— Payments Made Upon a Change of Control” upon an involuntary termination without cause. As described further under such heading, some of these benefits will accrue immediately upon a change of control, regardless of whether the officer’s employment terminates. All amounts are based on several assumptions. Benefits payable under Mr. Huber and Mr. Gerke’s change of control agreements with Embarq are described further in footnotes 1 and 9.

(6)	The information in this row (i) reflects the benefit to the named officer arising out of the accelerated vesting of his or her stock options and restricted stock caused by the termination of employment, based upon the intrinsic method of valuation, (ii) assumes that the Compensation Committee would not approve the acceleration of the named officer’s restricted stock in the event of an involuntary termination, and (iii) assumes that the Compensation Committee would approve the acceleration of such restricted stock in the event of the early retirement of Messrs. Post or Ewing.

(7)	The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2010. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “— Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “— Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.

(8)	The information in this row excludes, in the case of disability or death, payments made by insurance companies. For each of Ms. Puckett and Messrs. Ewing and Cole, this amount includes the accelerated payment of his or her August 23, 2010 deferred cash retention award.

(9)	As noted in footnote 6 to the Summary Compensation Table above, Mr. Huber is entitled to receive the following in connection with his resignation from CenturyLink on May 3, 2010: (i) cash severance payments to be paid bi-weekly over the 18-month severance period that started on May 4, 2010, (ii) cash payments intended to compensate Mr. Huber for foregone bonuses, payable in 2010 and 2011 at the lower of actual results or his target opportunity for the 18-month period following May 3, 2010, (iii) continued health and welfare benefits, including outplacement services, and (iv) continued vesting of Mr. Huber’s equity awards over the severance period. These benefits are reflected in the table above under the heading “Termination Upon a Change of Control.”

DIRECTOR COMPENSATION
     Overview. The table and the discussion below summarizes how we compensated our outside directors in 2010. The table excludes the four directors added to the Board on April 1, 2011 in connection with our acquisition of Qwest.
2010 Compensation of Outside Directors

	Fees Earned or	Stock	All Other
Name	Paid in Cash	Awards(1)(2)	Compensation(3)	Total
Current Directors:
Virginia Boulet	$134,500	$100,000	$18,561	$253,061
Peter C. Brown	99,500	100,000	13,289	212,789
Richard A. Gephardt	90,500	100,000	15,668	206,168
W. Bruce Hanks	132,000	100,000	29,144	261,144
Gregory J. McCray	110,500	100,000	18,561	229,061
C. G. Melville, Jr.	123,000	100,000	18,561	241,561
Fred R. Nichols	116,000	100,000	18,561	234,561
William A. Owens	108,500	300,000	30,695	439,195
Harvey P. Perry	208,000	100,000	29,394	337,394
Laurie A. Siegel	110,500	100,000	13,289	223,789
Joseph R. Zimmel	101,000	100,000	18,561	219,561
Former Directors:
Stephanie M. Shern(4)	47,000	—	5,348	52,348

(1)	The amounts shown in this column reflect the fair value of these awards on the date of grant determined under FASB ASC Topic 718 (formerly SFAS 123(R)). These grants vest over three-year periods (subject to accelerated vesting in certain limited circumstances), except that Mr. Owens received a grant of $200,000 for serving as Chairman of the Board that will vest on May 15, 2011. See “— Cash and Stock Payments.”

(2)	The following table sets forth, for each outside director, the total number of outstanding shares of restricted stock and stock options held by them as of December 31, 2010:

	Restricted	Stock
Name	Stock	Options
Current Directors:
Virginia Boulet	6,403	—
Peter C. Brown	5,056	—
Richard A. Gephardt	5,056	—
W. Bruce Hanks	6,403	—
Gregory J. McCray	6,403	—
C.G. Melville, Jr.	6,403	—
Fred R. Nichols	6,403	—
William A. Owens	10,952	—
Harvey P. Perry	6,403	—
Laurie A. Siegel	5,056	—
Joseph R. Zimmel	6,403	13,667
Former Directors:
Stephanie M. Shern	—	—

(3)	Includes (i) the amount of dividends paid on unvested stock and (ii) reimbursements for the cost of an annual physical examination and related travel expenses (including payments made to directors to compensate them for any federal income taxes payable as a result of receiving these benefits), as follows:

	Dividends on
	Unvested	Physical Exam
Name	Restricted Stock	Reimbursement	Total
Current Directors:
Virginia Boulet	$18,561	$—	$18,561
Peter C. Brown	13,289	—	13,289
Richard A. Gephardt	15,668	—	15,668
W. Bruce Hanks	13,919	8,958	22,877
Gregory J. McCray	18,561	—	18,561
C.G. Melville, Jr.	18,561	—	18,561
Fred R. Nichols	18,561	—	18,561
William A. Owens	30,695	—	30,695
Harvey P. Perry	18,561	5,721	24,282
Laurie A. Siegel	13,289	—	13,289
Joseph R. Zimmel	18,561	—	18,561
Former Directors:
Stephanie M. Shern	5,348	—	5,348

The amounts reflected above for physical exam reimbursements include payments made to compensate the directors for taxes payable as a result of receiving such reimbursements. Except as otherwise noted in this footnote, the chart above does not reflect (i) reimbursements for travel expenses or (ii) any benefits associated with participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis — Other Benefits — Perquisites.”

(4)	Served through May 20, 2010.

     Cash and Stock Payments. Each director who is not employed by us (which we refer to as outside directors or non-management directors) is paid an annual fee of $50,000 plus $2,000 for attending each regular board meeting, $2,500 for attending each special board meeting and each day of the Board’s annual planning session, and $1,500 for attending each meeting of a board committee. Outside directors who attend a director education program are credited with attending an extra special board meeting (and are reimbursed for their related expenses).
     Currently, the Chairman of the Board receives supplemental board fees at the rate of $200,000 per year payable in shares of restricted stock. The restricted stock issued to the Chairman on May 21, 2010 vests May 15, 2011, subject to accelerated vesting under certain limited circumstances. The Chairman’s duties are set forth in our Corporate Governance Guidelines. See “Corporate Governance.”
     Currently, Harvey Perry, in his capacity as non-executive Vice Chairman of the Board, receives supplemental board fees at the rate of $100,000 cash per year. The Vice Chairman’s current duties include, among others, (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the Board’s committees, (ii) serving at the Chairman’s request on the board of any company in which we have an investment, (iii) monitoring our strategies and (iv) performing certain executive succession functions.
     Currently (i) the chair of the Audit Committee is paid supplemental board fees at the rate of $20,000 per year and (ii) the chair of the Compensation Committee, the chair of the Nominating Committee and the chair of the Risk Evaluation Committee are each paid supplemental board fees at the rate of $10,000 per year.
     During 2010 the Compensation Committee authorized each outside director to receive shares of Restricted Stock valued at $100,000 (based on the average closing price of the

Common Shares during the 15 trading day period preceding the date of issuance) that vest over a three-year period. In May 2011, the Compensation Committee is expected to authorize a similar grant payable to each outside director serving on the day after our 2011 annual meeting.
     Other Benefits. Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses and the estimated income taxes incurred by the director in connection with receiving these medical reimbursement payments.
     Our bylaws require us to indemnify our directors and officers so that they will be free from undue concern about personal liability in connection with their service to CenturyLink. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.
     Directors may use our aircraft in connection with company-related business. However, under our aircraft usage policy, neither directors nor their families may use our aircraft for personal trips (except on terms generally available to all of our employees in connection with a medical emergency). We have arranged a charter service that our outside directors can use at their cost for their personal air travel needs. None of our directors have used this charter service since 2007.

PERFORMANCE GRAPH
     The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Index for the period from December 31, 2005 to December 31, 2010, in each case assuming (i) the investment of $100 on January 1, 2006 at closing prices on December 31, 2005, and (ii) reinvestment of dividends.

	December 31,
	2005	2006	2007	2008	2009	2010
CenturyLink	$100.00	$132.50	$126.53	$89.07	$128.77	$177.09
S&P 500 Index	100.00	115.78	122.14	76.96	97.33	112.01
S&P Telecom Index(1)	100.00	149.98	177.13	132.63	141.18	167.73

(1)	The S&P Integrated Telecommunication Services Index consists of AT&T Inc., CenturyLink, Frontier Communications Corporation, Qwest Communications International Inc., Verizon Communications and Windstream Corporation. The index is publicly available.

TRANSACTIONS WITH RELATED PARTIES
Recent Transactions
     We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our executive officers or directors have family members employed by us, although, none of them earn compensation in excess of the $120,000 threshold that would require detailed disclosures under the federal proxy rules.
Review Procedures
     Early each year, our director of internal audit distributes to the Audit Committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the board before engaging in any new related party transaction involving significant sums or risks.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the Securities and Exchange Commission. During 2010, (i) each of our officers subject to these reporting requirements filed one business day late their Form 4 reports describing certain tax withholding transactions in connection with vesting of their restricted shares and (ii) one of our directors, William A. Owens, filed late one Form 4 report promptly upon learning of a sale of 277 of his Common Shares made without his knowledge by his brokerage company.
OTHER MATTERS
Conduct of the Meeting
     The Chairman has broad responsibility and legal authority to conduct the meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.
Shareholder Nominations and Proposals
     In order to be eligible for inclusion in our 2012 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received at our principal executive offices by December 6, 2011, and must comply with applicable federal proxy rules. In addition, our bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their proposal in our proxy materials. In general, notice must be received by our Secretary between November 20, 2011 and February 18, 2012 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2012 annual meeting is more than 30 days earlier or later than May 18, 2012, notice must be received by our Secretary within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”
Annual Financial Report
     Appendix A includes our Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2010 that we filed with the Securities and Exchange Commission on March 1, 2011. In addition, we have provided you with a copy of or access to a separate booklet titled 2010 Review and CEO’s Message. Neither of these documents is a part of our proxy soliciting materials.
     You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyLink, Inc., 100 CenturyLink Drive, Monroe, LA 71203, or by visiting our website at www.centurylink.com.
     You may view online this proxy statement and related materials at www.envisionreports.com/ctl.

By Order of the Board of Directors
/s/ Stacey W. Goff
Stacey W. Goff
Secretary

Dated: April 4, 2011

APPENDIX A
to Proxy Statement
CenturyLink, Inc.
ANNUAL FINANCIAL REPORT
December 31, 2010

INDEX TO FINANCIAL ANNUAL REPORT
December 31, 2010
     The materials included in this Appendix A are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2010, which we filed with the Securities and Exchange Commission on March 1, 2011. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix A refer to these Notes.

INFORMATION ON OUR TRADING PRICE AND DIVIDENDS
     Our common stock is listed on the New York Stock Exchange and is traded under the symbol CTL. The following table sets forth the high and low sales prices, along with the quarterly dividends, for each of the quarters indicated.

	Sales prices			Dividend per
	High	Low		common share
2010:
First quarter	$37.00	32.98		.725
Second quarter	$36.73	14.16	(1)	.725
Third quarter	$40.00	32.92		.725
Fourth quarter	$46.87	39.18		.725

2009:
First quarter	$29.22	23.41		.70
Second quarter	$33.62	25.26		.70
Third quarter	$34.00	28.90		.70
Fourth quarter	$37.15	32.25		.70

(1)	During the widely-publicized temporary market disruption that occurred on the afternoon of May 6, 2010, our common stock momentarily traded as low as $14.16 in markets other than the NYSE. The opening and closing prices of our common stock on May 6, 2010, were $34.48 and $33.52, respectively.
     Common stock dividends during 2010 and 2009 were paid each quarter. As of February 28, 2011, there were approximately 35,000 stockholders of record of our common stock.
     As described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, the declaration and payment of dividends is at the discretion of our Board of Directors, and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

SELECTED FINANCIAL DATA
     The following table presents certain selected consolidated financial data as of and for each of the years ended in the five-year period ended December 31, 2010. The results of operations of the Embarq properties are included herein subsequent to its July 1, 2009 acquisition date.
     The selected consolidated financial data shown below is derived from our audited consolidated financial statements. These historical results are not necessarily indicative of results that you can expect for any future period. You should read this data in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our full consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2010.
Selected Income Statement Data

	Year ended December 31,
	2010	2009	2008	2007	2006
	(Dollars, except per share amounts, and shares expressed in thousands)
Operating revenues	$7,041,534	4,974,239	2,599,747	2,656,241	2,447,730

Operating income	$2,059,944	1,233,101	721,352	793,078	665,538

Net income attributable to CenturyLink, Inc.	$947,705	647,211	365,732	418,370	370,027

Basic earnings per share	$3.13	3.23	3.53	3.79	3.15

Diluted earnings per share	$3.13	3.23	3.52	3.71	3.07

Dividends per common share	$2.90	2.80	2.1675	.26	.25

Average basic shares outstanding	300,619	198,813	102,268	109,360	116,671

Average diluted shares outstanding	301,297	199,057	102,560	112,787	121,990

Selected Balance Sheet Data

	December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Net property, plant and equipment	$8,754,476	9,097,139	2,895,892	3,108,376	3,109,277
Goodwill	$10,260,640	10,251,758	4,015,674	4,010,916	3,431,136
Total assets	$22,038,098	22,562,729	8,254,195	8,184,553	7,441,007
Long-term debt, including current portion and short-term debt	$7,327,587	7,753,718	3,314,526	3,014,255	2,590,864
Stockholders’ equity	$9,647,159	9,466,799	3,167,808	3,415,810	3,198,964

     The following table presents certain selected consolidated operating data as of the following dates:

	December 31,
	2010	2009	2008	2007	2006
Telephone access lines (1)	6,504,000	7,039,000	2,025,000	2,135,000	2,094,000
High-speed Internet customers (1)	2,394,000	2,236,000	641,000	555,000	369,000

(1)	In connection with our Embarq acquisition in July 2009, we acquired approximately 5.4 million telephone access lines and 1.5 million high-speed Internet customers. In connection with our Madison River acquisition in April 2007, we acquired approximately 164,000 telephone access lines and 57,000 high-speed Internet customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
RESULTS OF OPERATIONS
Overview
     On July 1, 2009, we acquired Embarq Corporation (“Embarq”) in a transaction that substantially expanded the size and scope of our business. The results of operations of Embarq are included in our consolidated results of operations beginning July 1, 2009. Due to the significant size of Embarq, direct comparisons of our results of operations for the year ended December 31, 2010 (which includes a full year of results of operations from our Embarq properties) and December 31, 2009 (which only includes a half year of results of operations from our Embarq properties) with prior periods are less meaningful than usual since most of the significant period over period variances are caused by the Embarq acquisition. We discuss below certain trends that we believe are significant, even if they are not necessarily material to the combined company.
     We are an integrated communications company primarily engaged in providing a broad array of communications services to customers in 33 states, including local and long distance voice, wholesale network access, special access, high-speed Internet access, other data services, and video services. In certain local and regional markets, we also provide fiber transport, competitive local exchange carrier, security monitoring, and other communications, professional and business information services. We operate approximately 6.5 million access lines and serve approximately 2.4 million broadband customers, based on operating data as of December 31, 2010. For additional information on our revenue sources, see Note 20. For additional information on our acquisition of Embarq, see Note 2.

     During the years ended December 31, 2010 and 2009, we incurred a significant amount of one-time expenses, the vast majority of which are directly attributable to our acquisition of Embarq and our pending acquisition of Qwest Communications International Inc. (“Qwest”). In 2010, we also recognized a $20.9 million reduction to operating expenses related to a curtailment gain upon the freezing of benefit accruals for non-represented employees under our defined benefit pension plans. See Note 12 for additional information. Such one-time expenses are summarized in the table below.

	Year ended December 31,
Description	2010	2009
	(Dollars in thousands)
Cost of services and products
Integration related costs associated with our acquisition of Embarq	$36,573	—
Severance costs and accelerated recognition of share-based compensation and pension costs due to workforce reductions	13,702	5,704
Curtailment gain related to changes in our defined benefit pension plan	(5,895)	—
Selling, general and administrative
Integration related costs associated with our acquisition of Embarq	54,941	86,371
Severance costs and accelerated recognition of share-based compensation and pension costs due to workforce reductions	16,490	114,462
Transaction and other costs associated with our pending acquisition of Qwest	22,265	—
Curtailment gain related to changes in our defined benefit pension plan	(15,013)	—
Transaction related costs associated with our acquisition of Embarq, including investment banker and legal fees	—	47,154
Settlement and curtailment loss related to certain executive retirement plans	—	17,834

Interest expense
Credit associated with certain debt extinguishments	—	(11,119)

Other income (expense)
Net charge associated with certain debt extinguishments	—	71,968
Charge incurred in connection with terminating our $800 million bridge facility	—	8,000

	$123,063	340,374

     Based on current plans and information, we expect to incur approximately $80-90 million of additional non-recurring integration related operating expenses associated with our Embarq acquisition in 2011 and $400-500 million of non-recurring transaction and integration related operating expenses associated with our Qwest acquisition in 2011, although actual amounts could vary significantly.
     In addition, due to executive compensation limitations pursuant to the Internal Revenue Code, a portion of the lump sum distributions related to the termination of an executive retirement plan made in the first quarter of 2009 is reflected as non-deductible for income tax purposes and thus increased our effective income tax rate. Certain merger-related costs incurred during 2010 and 2009 are also non-deductible for income tax purposes and similarly increased our effective income tax rate. In 2009, such increase in our effective tax rate was partially offset by a $7.0 million reduction to our deferred tax asset valuation allowance associated with state net operating loss carryforwards. In addition, in 2009 and 2008, we recognized net after-tax benefits of approximately $15.7 million and $12.8 million, respectively, primarily related to the recognition of previously unrecognized tax benefits. See Note 13 and “Income Tax Expense” below for additional information.
     Upon the discontinuance of regulatory accounting effective July 1, 2009, we recorded a one-time, non-cash extraordinary gain that aggregated approximately $218.6 million before income tax expense and noncontrolling interests ($136.0 million after-tax and noncontrolling interests). See Note 16 for additional information.
     During the last several years (exclusive of acquisitions and certain non-recurring favorable adjustments), we have experienced revenue declines in our voice and network access revenues primarily due to declines in access lines, intrastate access rates, minutes of use, and federal support fund payments. In an attempt to mitigate these declines, we plan to, among other things, (i) promote long-term relationships with our customers through bundling of integrated services, (ii) provide new services, such as video and other additional services that may become available in the future due to advances in technology, wireless spectrum sales by the FCC or improvements in our infrastructure, or agency or reselling arrangements with other carriers, (iii) provide our special access, broadband and premium services to a higher percentage of our customers, (iv) pursue acquisitions of additional communications properties if available at attractive prices, (v) increase usage of our networks and (vi) market our products and services to new customers.
     In addition to historical information, this management’s discussion and analysis includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including those arising out of the FCC’s proposed rules regarding intercarrier compensation and the Universal Service Fund and the FCC’s related Notice of Proposed Rulemaking released on February 8, 2011); our ability to effectively adjust to changes in the communications industry and changes in the composition of our markets and product mix caused by our recent acquisitions; our ability to successfully integrate Embarq into our operations, including the possibility that the anticipated benefits from the Embarq merger cannot be fully realized in a timely manner or at all, or that integrating Embarq’s operations into ours will be more difficult, disruptive or costly than anticipated; our ability to successfully complete our pending acquisition of Qwest, including timely receiving all regulatory approvals and realizing the anticipated benefits of the transaction; our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; our ability to pay a $2.90 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; unanticipated increases in our capital expenditures; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in our Annual Report on Form 10-K for the year ended December 31, 2010, or other of our filings with the Securities and Exchange Commission, or SEC; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business, our pending acquisition of Qwest and our July 2009 acquisition of Embarq are described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, as updated and supplemented by our subsequent SEC reports. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of our above-referenced Annual Report on Form 10-K. We undertake no obligation to update any of our forward-looking statements for any reason.

Results of Operations
     Net income attributable to CenturyLink, Inc. for 2010 was $947.7 million, compared to $647.2 million during 2009 and $365.7 million during 2008. Net income before extraordinary item was $947.7 million, $511.3 million and $365.7 million for the years ended December 31, 2010, 2009 and 2008, respectively. Diluted earnings per share for 2010 was $3.13 compared to $3.23 in 2009 and $3.52 in 2008. Diluted earnings per share before extraordinary item for 2009 was $2.55. As mentioned in the “Overview” section above, we incurred a significant amount of one-time expenses in 2010 and 2009 related principally to our acquisition of Embarq and our pending acquisition of Qwest. The increase in the number of average shares outstanding in 2010 and 2009 is primarily attributable to the common stock issued in connection with our acquisition of Embarq on July 1, 2009 (such shares are included for a full year in 2010 and a half year in 2009).

Year ended December 31,	2010	2009	2008
	(Dollars, except per share amounts,
	and shares in thousands)
Operating income	$2,059,944	1,233,101	721,352
Interest expense	(557,478)	(370,414)	(202,217)
Other income (expense)	29,619	(48,175)	42,252
Income tax expense	(582,951)	(301,881)	(194,357)

Income before noncontrolling interests and extraordinary item	949,134	512,631	367,030
Noncontrolling interests	(1,429)	(1,377)	(1,298)

Net income before extraordinary item	947,705	511,254	365,732
Extraordinary item, net of income tax expense and noncontrolling interests	—	135,957	—

Net income attributable to CenturyLink, Inc.	$947,705	647,211	365,732

Basic earnings per share
Before extraordinary item	$3.13	2.55	3.53
Extraordinary item	$—	.68	—
Basic earnings per share	$3.13	3.23	3.53

Diluted earnings per share
Before extraordinary item	$3.13	2.55	3.52
Extraordinary item	$—	.68	—
Diluted earnings per share	$3.13	3.23	3.52

Average basic shares outstanding	300,619	198,813	102,268

Average diluted shares outstanding	301,297	199,057	102,560

     Operating income increased $826.8 million in 2010 due to a $2.067 billion increase in operating revenues and a $1.240 billion increase in operating expenses. Operating income increased $511.7 million in 2009 due to a $2.374 billion increase in operating revenues and a $1.863 billion increase in operating expenses. Such increases in operating revenues, operating expenses and operating income in 2010 and 2009 were substantially due to our July 1, 2009 acquisition of Embarq.

     As mentioned in Note 16, we discontinued the application of regulatory accounting effective July 1, 2009. As a result of such discontinuance, since the third quarter of 2009 we have eliminated all intercompany transactions with regulated affiliates that previously were not eliminated under the application of regulatory accounting. This has caused our revenues and operating expenses to be lower by equivalent amounts (approximately $104 million) for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Similarly, our revenues and operating expenses for 2009 are lower than 2008 by approximately $108 million due to the mid-year discontinuance of regulatory accounting.
Operating Revenues

Year ended December 31,	2010	2009	2008
	(Dollars in thousands)
Voice	$3,137,921	2,168,480	1,043,386
Data	1,908,901	1,202,284	524,194
Network access	1,079,678	927,905	651,038
Other	915,034	675,570	381,129

Operating revenues	$7,041,534	4,974,239	2,599,747

     Beginning in 2010, we have reclassified revenues generated from subscriber line charges to “Voice” revenues from “Network access” revenues to better align our presentation of such revenues with others in our industry and we have included revenues generated from our fiber transport, CLEC and security monitoring operations in “Other” revenues. Prior periods have been adjusted to reflect the new presentation.
     Voice revenues. We derive voice revenues by providing local exchange telephone services and retail long distance services to customers in our service areas. The $969.4 million increase in voice revenues is primarily due to $1.047 billion of additional revenues attributable to the Embarq properties acquired July 1, 2009. The remaining $77.8 million decrease is primarily due to (i) a $35.3 million decrease due to a 6.2% decline in the average number of access lines in our legacy CenturyLink markets; (ii) a $13.7 million decrease in custom calling feature revenues primarily due to the continued migration of customers to bundled service offerings at a lower rate; (iii) an $11.1 million reduction in long distance revenues due primarily to a decrease in minutes of use; and (vi) a $9.1 million reduction due to the elimination of all intercompany transactions due to the above-described discontinuance of regulatory accounting.
     The $1.125 billion increase in voice revenues in 2009 is primarily due to $1.199 billion of revenues attributable to the Embarq properties acquired July 1, 2009. The remaining $73.9 million decrease is primarily due to (i) a $42.0 million decrease due to a 6.6% decline in the average number of access lines in our incumbent markets; (ii) a $14.5 million decrease in custom calling feature revenues primarily due to the continued migration of customers to bundled service offerings at a lower effective rate and (iii) an $8.1 million reduction due to the elimination of all intercompany transactions due to the discontinuance of regulatory accounting.
     Total access lines declined 535,000 during 2010 compared to a decline of 380,000 during 2009 (excluding access lines we acquired from Embarq on July 1, 2009 but including access lines lost in Embarq’s markets following such acquisition). We believe the decline in the number of access lines during 2010 is primarily due to the displacement of traditional wireline telephone services by other competitive services and recent economic conditions. Based on our current retention initiatives, we estimate that our access line loss will be between 7.0% and 7.5% in 2011 (exclusive of the impact of access line loss in the properties we expect to acquire from Qwest in 2011).
     Data revenues. We derive our data revenues primarily by providing high-speed Internet access services and data transmission services over special circuits and private lines. Data revenues increased $706.6 million in 2010 due to $735.1 million of additional revenues attributable to Embarq. Excluding Embarq, data revenues decreased $28.5 million due to a $52.9 million reduction due to the elimination of all intercompany transactions due to the discontinuance of regulatory accounting. The remaining $24.4 million increase is primarily attributable to an increase in DSL-related revenues principally due to growth in the number of DSL customers and an increase in special access revenues due to increased demand for such services.
     Data revenues increased $678.1 million in 2009 due to $689.8 million of revenues attributable to Embarq. Excluding Embarq, data revenues decreased $11.7 million due to a $51.4 million reduction due to the elimination of all intercompany transactions resulting from the discontinuance of regulatory accounting. Such decrease was partially offset by a $38.5 million increase in DSL-related revenues primarily due to growth in the number of DSL customers in our incumbent markets.
     Network access revenues. We derive our network access revenues primarily from (i) providing services to various carriers and customers in connection with the use of our facilities to originate and terminate their interstate and intrastate voice transmissions; (ii) receiving universal support funds which allows us to recover a portion of our costs under federal and state cost recovery mechanisms; (iii) receiving reciprocal compensation from competitive local exchange carriers and wireless service providers for terminating their calls; and (iv) offering certain network facilities and related services to CLECs. Substantially all of our interstate network access revenues are based on tariffed access charges prescribed by the FCC. Certain of our intrastate network access revenues are derived through access charges that we bill to intrastate long distance carriers and other LEC customers.

     Network access revenues increased $151.8 million in 2010 and $276.9 million in 2009 due to the following factors:

	2010	2009
	increase	increase
	(decrease)	(decrease)
	(Dollars in thousands)
Acquisition of Embarq on July 1, 2009	$247,615	347,680
Reduced recoveries from the federal Universal Service High Cost Loop support program	(35,815)	(12,964)
Reduced intrastate revenues due to decreased minutes of use, decreased access rates in certain states and recoveries from state support funds	(17,275)	(35,406)
Elimination of all intercompany transactions due to the discontinuance of regulatory accounting	(21,509)	(26,031)
Reduced partial recovery of operating costs through revenue sharing arrangements with other telephone companies, interstate access revenues and return on rate base	(13,441)	(5,930)
Prior year revenue settlement agreements and other	(7,802)	9,518

	$151,773	276,867

     As mentioned above, upon the discontinuance of regulatory accounting effective July 1, 2009, we began eliminating all intercompany transactions with regulated affiliates that previously were not eliminated under the application of regulatory accounting.
     We believe that access rates and minutes of use will continue to decline in conjunction with losses of access lines and substitution of other alternatives, although we cannot precisely estimate the magnitude of such decrease. Complaints filed by interexchange carriers in several of our operating states or state initiated legislation could, if successful, place further downward pressure on our intrastate access rates. We also expect our network access revenues to continue to be negatively impacted in 2011 by a reduction in Universal Service Fund receipts. In addition, delays in the migration of traffic of a wireless carrier off our networks in 2010 will reduce our operating revenues in 2011. Based on our current estimates, we believe these items in the aggregate will reduce network access revenues approximately $160-180 million in 2011 as compared to 2010.
     Other revenues. We derive other revenues primarily by (i) providing fiber transport, CLEC and security monitoring services; (ii) leasing, selling, installing and maintaining customer premise telecommunications equipment and wiring; (iii) providing payphone services primarily within our local service territories and various correctional facilities around the country; (iv) participating in the publication of local directories, which allows us to share in revenues generated by the sale of yellow page and related advertising to businesses; (v) providing network database services; and (vi) providing certain other new product and service offerings. Other revenues increased $239.5 million in 2010 due to $272.1 million of additional revenues attributable to Embarq. Excluding Embarq, other revenues decreased $32.7 million primarily due to a $20.8 million reduction due to the elimination of all intercompany transactions as a result of the discontinuance of regulatory accounting, a $7.1 million decrease in directory revenues and a $5.5 million decrease in certain non-regulated product sales and service offerings.
     Other revenues increased $294.4 million in 2009, of which approximately $326.5 million related to our acquisition of Embarq. Excluding Embarq, other revenues decreased $32.1 million primarily as a result of a $22.0 million reduction due to the elimination of all intercompany transactions resulting from the discontinuance of regulatory accounting and a $10.5 million decrease in certain non-regulated product sales and service offerings.
Operating Expenses

Year ended December 31,	2010	2009	2008
	(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization)	$2,410,048	1,752,087	955,473
Selling, general and administrative	1,137,989	1,014,341	399,136
Depreciation and amortization	1,433,553	974,710	523,786

Operating expenses	$4,981,590	3,741,138	1,878,395

     Cost of services and products. Cost of services and products increased $658.0 million (37.6%) in 2010 primarily due to a $758.2 million increase in expenses incurred by Embarq (which includes approximately $36.6 million of integration costs and an incremental $8.0 million of costs associated with employee severance benefits and is partially offset by a curtailment gain of approximately $5.9 million associated with freezing certain future benefit accruals related to our defined benefit pension plans). The remaining $100.3 million decrease is primarily due to (i) an $89.4 million reduction in expenses resulting from the elimination of all intercompany transactions resulting from the discontinuance of regulatory accounting; (ii) a $13.1 million decrease in access expense and (iii) a $10.4 million decrease in transport costs associated with our long distance operations.
     Cost of services and products increased $796.6 million (83.4%) in 2009 primarily due to $888.8 million of expenses attributable to the Embarq properties acquired on July 1, 2009. The remaining $92.2 million decrease is primarily due to (i) a $88.7 million reduction in expenses resulting from the elimination of all intercompany transactions resulting from the discontinuance of regulatory accounting; (ii) a $4.9 million decrease in customer service related expenses; (iii) a $4.6 million decrease in access expense; and (iv) a $4.1 million decrease in CLEC expenses as a result of the divestiture of six CLEC markets in 2008. Such decreases were partially offset by a $15.8 million increase in salaries, wages and benefits primarily due to increases in pension expense and share-based compensation expense and a $12.4 million increase in DSL-related expenses due to an increase in the number of DSL customers served.

     Selling, general and administrative. Selling, general and administrative expenses increased $123.6 million in 2010 primarily due to a $170.4 million increase in expenses incurred by Embarq. The $170.4 million increase is net of (i) a $98.0 million reduction of severance costs and accelerated recognition of share based compensation and pension costs due to workforce reductions incurred during 2010 as compared to similar expenses incurred during 2009; (ii) $47.2 million of transaction related costs incurred in 2009 related to the Embarq acquisition; (iii) a $31.4 million reduction in integration costs related to our acquisition of Embarq and (iv) a 2010 curtailment gain of approximately $15.0 million associated with freezing certain future defined benefit pension accruals. During 2010, we also incurred approximately $22.3 million of transaction and other costs associated with our pending acquisition of Qwest. Such increases were partially offset by (i) a $31.5 million reduction in salaries and benefits (which includes $16.6 million of one-time charges related to a supplemental executive pension plan in 2009); (ii) a $17.4 million decrease in legal costs, and (iii) a $14.9 million reduction in expenses due to the elimination of all intercompany transactions due to the discontinuance of regulatory accounting.
     Selling, general and administrative expenses increased $615.2 million in 2009 primarily due to $500.6 million of expenses attributable to operating Embarq for the second half of 2009 (which includes approximately $106.0 million of costs associated with employee termination benefits, primarily due to severance and retention benefits, contractual pension benefits and acceleration of share-based compensation expense associated with Embarq employee terminations). The remaining $114.6 million increase is primarily due to (i) $86.4 million of integration costs associated with our acquisition of Embarq, primarily related to system conversion efforts; (ii) $47.2 million of transaction related merger costs, including investment banker and legal fees associated with our acquisition of Embarq; and (iii) $13.8 million of higher employee benefit costs, primarily due to higher pension expense (primarily due to accelerated expense recognition due to change of control provisions triggered upon our acquisition of Embarq and the termination of a supplemental executive retirement plan) and share-based compensation expense (due to the accelerated vesting of equity grants of our employees upon the acquisition of Embarq). Such increases were partially offset by (i) a $19.5 million reduction in expenses resulting from the elimination of all intercompany transactions due to the discontinuance of regulatory accounting; (ii) a $10.7 million reduction in operating taxes primarily due to the favorable resolution of certain transaction tax audit issues; and (iii) an $8.1 million reduction in marketing expenses.
     Depreciation and amortization. Depreciation and amortization increased $458.8 million in 2010 primarily due to $480.8 million of additional depreciation and amortization attributable to Embarq (including $69.3 million of additional amortization expense related to the customer list and other intangible assets acquired in connection with the Embarq transaction) and a $22.4 million increase due to higher levels of plant in service in our legacy markets. The remaining decrease was primarily due to a $19.1 million decrease in depreciation expense due to a change in certain depreciation rates effective July 1, 2009 upon the discontinuance of regulatory accounting and a $24.5 million decrease due to certain assets becoming fully depreciated.
     Depreciation and amortization increased $450.9 million in 2009 primarily due to $492.6 million of depreciation and amortization attributable to Embarq (including $118.4 million of amortization expense related to its customer list and other intangible assets). The remaining $41.7 million decrease was primarily due to a $59.8 million decrease in depreciation expense resulting from a reduction in certain depreciation rates effective July 1, 2009 upon the discontinuance of regulatory accounting (see Note 16) and due to certain assets becoming fully depreciated. Such decreases were partially offset by an $18.8 million increase due to higher levels of plant placed in service in our incumbent markets.
     Other. For additional information regarding certain matters that have impacted or may impact our operations, see “Regulation and Competition”.
Interest Expense
     Interest expense increased $187.1 million in 2010 compared to 2009 primarily due to interest expense attributable to Embarq’s indebtedness assumed in connection with our acquisition of Embarq.
     Interest expense increased $168.2 million in 2009 compared to 2008 primarily due to $179.9 million of interest expense attributable to Embarq’s indebtedness assumed in connection with our acquisition of Embarq. The remaining $11.7 million decrease is primarily attributable to a $4.6 million decrease in interest expense due to favorable resolution of certain transaction tax audit issues and a $4.7 million one-time reduction in interest expense in 2009 related to debt extinguishment transactions consummated in October 2009. See Note 6 for additional information.
Other Income (Expense)
     Other income (expense) includes the effects of certain items not directly related to our core operations, including gains or losses from nonoperating asset dispositions and impairments, our share of the income from our 49% interest in a cellular partnership, interest income and allowance for funds used during construction. Other income (expense) was $29.6 million for 2010 compared to $(48.2) million for 2009 and $42.3 million in 2008.
     Included in 2009 is (i) a $72.0 million pre-tax charge related to certain debt extinguishment transactions consummated in October 2009 (see Note 6 for additional information) and (ii) an $8.0 million pre-tax charge associated with terminating our $800 million bridge credit facility (see Note 2 for additional information). Included in 2008 is (i) approximately $10.0 million related to the recognition of previously accrued transaction related and other contingencies; (ii) a pre-tax gain of $4.5 million upon the liquidation of our investments in marketable securities in our SERP trust; (iii) a pre-tax gain of approximately $7.3 million from the sales of certain nonoperating investments; and (iv) a $3.4 million pre-tax charge related to terminating all of our existing derivative instruments in the first quarter of 2008. Our share of income from our 49% interest in a cellular partnership decreased $2.7 million in 2010 compared to 2009 and increased $7.0 million in 2009 compared to 2008. We record our share of the partnership income based on unaudited results of operations until the time we receive audited financial statements for the partnership from the unaffiliated general partner. In 2008, we recorded unfavorable adjustments upon receipt of the partnership’s audited financial statements for 2007.
Income Tax Expense
     The effective income tax rate was 38.1%, 37.2%, and 34.7% for 2010, 2009 and 2008, respectively. Certain executive compensation amounts, including the lump sum distributions paid to certain executive officers in connection with discontinuing the Supplemental Executive Retirement Plan (see Note 12), are reflected as non-deductible for income tax purposes pursuant to executive compensation limitations prescribed by the Internal Revenue Code. Our inability to deduct these amounts resulted in the recognition of approximately $3.3 million and $9.8 million of income tax expense in 2010 and 2009 above amounts that would have been recognized had such payments been deductible for income tax purposes. Our 2010 and 2009 effective tax rate is also higher because a portion of our merger-related transaction costs incurred during those years are non-deductible for income tax purposes (with such treatment resulting in a $3.9 million and $7.4 million increase to income tax expense in 2010 and 2009, respectively). In 2009, such increase in our effective tax rate was partially offset by a $7.0 million reduction to our deferred tax asset valuation allowance associated with state net operating loss carryforwards.
     Income tax expense was reduced by approximately $15.7 million in 2009 and $12.8 million in 2008 due to the recognition of previously unrecognized tax benefits (see Critical Accounting Policies below and Note 13) and other adjustments upon finalization of tax returns.
Extraordinary Item
     Upon the discontinuance of regulatory accounting on July 1, 2009, we recorded a one-time extraordinary gain of approximately $136.0 million after-tax. See Note 16 for additional information related to this extraordinary gain.
Accounting Pronouncements
     In September 2009, the Financial Accounting Standards Board updated the accounting standard regarding revenue recognition for multiple deliverable arrangements, such as the service bundles that we offer to our customers. This update requires the use of the relative selling price method when allocating revenue in these types of arrangements. This method allows a vendor to use its best estimate of selling price if neither vendor specific objective evidence nor third party evidence of selling price exists when evaluating multiple deliverable arrangements. This standard update is effective January 1, 2011 and may be adopted prospectively for revenue arrangements entered into or materially modified after the date of adoption or retrospectively for all revenue arrangements for all periods presented. We currently do not expect this standard update to have a material impact on our consolidated financial statements.
     We are subject to certain accounting standards that define fair value, establish a framework for measuring fair value and expand the disclosures about fair value measurements required or permitted under other accounting pronouncements. The fair value accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers include: Level 1 (defined as observable inputs such as quoted market prices in active markets), Level 2 (defined as inputs other than quoted prices in active markets that are either directly or indirectly observable), and Level 3 (defined as unobservable inputs in which little or no market data exists). See Note 19 for additional information. In January 2010, we adopted the accounting standard update regarding fair value measurements and disclosures, which requires additional disclosures and explanations for transfers of financial assets and liabilities between certain levels in the fair value hierarchy. The adoption of this accounting standard update did not have a material impact on our condensed consolidated financial statements.
Critical Accounting Policies
     Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We continually evaluate our estimates and assumptions including those related to (i) revenue recognition, (ii) allowance for doubtful accounts, (iii) pension and postretirement benefits, (iv) intangible and long-lived assets, (v) depreciation and amortization of long-lived assets; (vi) business combinations and (vii) income taxes. Actual results may differ from these estimates and assumptions and these differences may be material. We believe these critical accounting policies discussed below involve a higher degree of judgment or complexity.
     Revenue recognition. We collect in advance fees for fixed rate services, such as local service, unlimited long distance, high-speed Internet and certain data services, and defer revenue recognition until these services are provided to the customer. We bill in arrears variable rate billing services, including usage-based long distance, data and access revenues. We have multiple billing cycles spread throughout each month resulting in accounts receivables and deferred revenue balances at the end of each reporting period. In the event that the variable rate usage data is not available at the end of a reporting period, we estimate revenue based on historic usage and other relevant factors. Service activation and installation fees are deferred and amortized on a straight-line basis over our average customer lives. Operating revenues include certain revenue reserves for billing disputes and contract interpretations. These reserves require management’s judgment and are based on many factors including historical trends, contract and tariff interpretations and developments during the resolution process.
     Allowance for doubtful accounts. We maintain an allowance for doubtful accounts for estimated losses that result from the failure of our customers to make required payments. In evaluating the collectibility of our accounts receivable, we assess a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record both specific and general reserves for uncollectible accounts receivable to reduce the related accounts receivable to the amount we ultimately expect to collect from customers and carriers. Our reserves for accounts receivable generally increase as the receivable ages. If circumstances change or economic conditions worsen such that our past collection experience is no longer relevant, we may need to increase our reserves from the levels reflected in our accompanying consolidated balance sheet.
     Pension and postretirement benefits. Accounting for pensions and postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee provides service to us. To accomplish this, extensive use is made of various assumptions, such as discount rates, investment returns, mortality, turnover, medical costs and inflation through a collaborative effort by management and independent actuaries. These efforts are designed to provide management with the necessary information on which to base its judgment and develop the estimates used to prepare the financial statements. Changes in assumptions used could result in a material impact to our financial results in any given period. Our actuarial estimates of retiree benefit expense and the associated significant assumptions are discussed in Notes 11 and 12.
     A significant assumption used in determining our pension and postretirement expense is the expected long-term rate of return on plan assets. For 2010 and 2009, we utilized an expected long-term rate of return on plan assets of 8.25% for our incumbent pension plan and 8.50% for the pension plan we assumed in connection with the Embarq acquisition. In setting the long-term assumed rate of return, management considers capital markets’ future expectations and the asset mix of the plans’ investments. If all other factors were to remain unchanged, a 50 basis point decrease in the assumed long-term rate of return would cause combined pension and postretirement cost to increase by approximately $18 million. Should we experience asset returns that are significantly below our long-term rate of return assumptions, we may experience in the future higher levels of pension expense, higher levels of required contributions and lower stockholders’ equity balances (due to accumulated other comprehensive losses). For 2011, we are reducing our long-term assumed rate of return assumption to 7.5% for our legacy CenturyLink pension plan and 8.0% for our legacy Embarq pension plan. Such reduction in our assumed rate of asset return is primarily due to lower prevailing bond yields.

     Another assumption used in the determination of our pension and postretirement benefit plan obligations is the appropriate discount rate. The discount rate is an assumed rate of return derived from high-quality debt securities that, if applicable at the measurement date to a specified amount of principal, would provide the necessary future cash flows to pay our pension benefit obligations when they become due. For our pension plan, the discount rate used for the December 31, 2010 measurement date was derived by matching projected benefit payments to bond yields obtained from a hypothetical yield curve from Aa-rated corporate bonds. For the years ended December 31, 2009 and 2008, we utilized a similar process using as a reference the CitiGroup Pension Discount Curve (Above Median) to derive our discount rate. Our discount rate for determining benefit obligations under our pension plans at December 31, 2010 ranged from 5.0 to 5.5% compared to 5.5 to 6.0% at December 31, 2009. The discount rate can change from year to year based on market conditions that impact corporate bond yields. We use a similar methodology to determine the discount rate for our postretirement plan by utilizing as a reference the Hewitt Top Quartile Yield Curve as of the end of the year. Our discount rate for determining benefit obligations under our postretirement plans at December 31, 2010 was 5.30% compared to 5.70-5.80% at December 31, 2009. We estimate that a 25 basis point decrease in the assumed discount rate would increase our combined pension and postretirement benefit obligations by approximately $148 million.
     Intangible and long-lived assets. We are subject to testing for impairment of long-lived assets (including goodwill, intangible assets and other long-lived assets) based on applicable accounting guidelines.
     We are required to review goodwill recorded in business combinations for impairment at least annually and are required to write-down the value of goodwill only in periods in which the recorded amount of goodwill exceeds the fair value. As disclosed in the table below, substantially all of our goodwill is associated with our local exchange telephone operations. Subsequent to our acquisition of Embarq on July 1, 2009, we have managed our local exchange telephone operations based on five geographic regions (which we internally refer to as Mid-Atlantic, Southern, South Central, Northeast and Western) and have considered these five operating regions to be our reporting units in testing for goodwill impairment of our telephone operations. The remainder of our goodwill is associated with our competitive local exchange carrier (CLEC), fiber transport, security monitoring and other operations of our business, all of which we treat as separate reporting units in our goodwill impairment testing.

     The breakdown of our goodwill balances as of December 31, 2010 by reporting unit is as follows (amounts in thousands):

Telephone operations (Mid-Atlantic)	$2,227,596
Telephone operations (Southern)	2,297,064
Telephone operations (South Central)	2,487,536
Telephone operations (Northeast)	2,252,288
Telephone operations (Western)	946,367
CLEC operations	29,935
Fiber transport operations	10,607
Security monitoring operations	4,966
All other operations	4,281

Total goodwill	$10,260,640

     We estimate the fair value of our telephone operations reporting units using multiples of earnings before interest, taxes and depreciation (EBITDA). For each telephone reporting unit, we compare its estimated fair value to its carrying value. If the estimated fair value of the reporting unit is greater than the carrying value, we conclude that no impairment exists. If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.
     The multiple of EBITDA we utilize in our goodwill impairment testing for our telephone operations is supported by an independent valuation analysis performed by a major investment banking firm. For the past several years, we have utilized EBITDA multiples derived from comparable independent analysis. The EBITDA multiple derived in the independent reports and utilized in our goodwill impairment testing was 5.8 in 2010, 5.6 in 2009 and 6.5 in 2008. We believe the decline in EBITDA multiples since 2008 is primarily due to, among other factors, the continued erosion of access lines.
     We estimate the fair value of our other reporting units using various methods, including multiples of EBITDA (as described above) and multiples of revenues.
     As of September 30, 2010, we completed the required annual test of goodwill impairment and concluded that our goodwill was not impaired as of that date. However, as of that date, the estimated fair value of the Southern region exceeded its carrying value by less than 10%. Should events occur (such as continued access line losses or other revenue reductions) that would cause the fair value to decline below its carrying value, we may be required to record a non-cash charge to earnings during the period in which the impairment is determined.
     The carrying value of long-lived assets other than goodwill is reviewed for impairment whenever events or circumstances indicate that such carrying amount cannot be recoverable by assessing the recoverability of the carrying value through estimated undiscounted net cash flows expected to be generated by the assets. If the undiscounted net cash flows are less than the carrying value, an impairment loss would be measured as the excess of the carrying value of a long-lived asset over its fair value.
     Depreciation and amortization of long-lived assets. Our depreciation of property, plant and equipment, including the use of group depreciation for our telephone operations and estimates of useful lives, is discussed in Note 1. We assign useful lives based on annual studies of actual asset lives, taking into account actual usage, replacement history and assumptions about technology evolution and access line losses. No significant changes to our remaining useful lives occurred as a result of our study performed in 2010.
     We also have significant customer list intangible assets, the vast majority of which is attributable to our July 1, 2009 Embarq acquisition. The customer list intangible assets from our Embarq acquisition are finite-lived intangible assets and are amortized using an accelerated method over the period in which those relationships are expected to contribute to our future cash flows. The accelerated method employed is a process of allocation which reflects our belief that we expect greater revenue generation from these customer relationships during the earlier years of their lives. Amortization of other intangible assets is determined using the straight-line method of amortization over the expected remaining useful lives.
     We periodically evaluate our intangible assets to insure that our current amortization method and remaining useful lives are appropriate.
     Business combinations. The new accounting guidance for business combinations was effective for us for all business combinations consummated on or after January 1, 2009 and requires an acquiring entity to recognize all of the assets acquired and liabilities assumed at the acquisition date fair value. The allocation of the purchase price to the assets acquired and liabilities assumed from Embarq (and the related estimated lives of depreciable tangible and identifiable intangible assets) was finalized during 2010 at the end of the one-year measurement period and required a significant amount of judgment. Such allocation of certain aspects of the purchase price to items that are more complex to value was performed by an independent valuation firm based on information provided by management. See Note 2 for additional information concerning the assignment of fair values to the assets and assumed liabilities of Embarq. We will similarly assign fair values to the assets and liabilities acquired from our pending acquisition of Qwest, which we expect to close during 2011.
     Income taxes. We estimate our current and deferred income taxes based on our assessment of the future tax consequences of transactions that have been reflected in our financial statements or applicable tax returns. Actual income taxes paid could vary from these estimates due to several factors, including future changes in income tax law or the resolution of audits by federal and state taxing authorities. We maintain liabilities for unrecognized tax benefits for various uncertain tax positions taken in our tax returns. These liabilities are estimated based on our judgment of the probable outcome of the uncertain tax positions and are adjusted periodically based on changing facts and circumstances. Changes to the liabilities for unrecognized tax benefits could materially affect operating results in the period of change. During 2009 and 2008, we recognized approximately $15.7 million and $12.8 million, respectively, of previously unrecognized tax benefits (including related interest and net of federal tax benefit) and other adjustments upon finalization of tax returns. Such benefits were recorded primarily as a result of the favorable resolution of audits, administrative practices and the lapse of statute of limitations in certain jurisdictions. See Note 13 for additional information regarding our unrecognized tax benefits.
     For additional information on our critical accounting policies, see “Accounting Pronouncements” and “Regulation and Competition — Other Matters” below, and the Notes to our consolidated financial statements included elsewhere herein.
MARKET RISK
     We are exposed to market risk from changes in interest rates on our long-term debt obligations. We have estimated our market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to a hypothetical adverse change in interest rates. We determine fair value of long-term debt obligations based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term financing markets. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.
     At December 31, 2010, we estimated the fair value of our long-term debt to be $8.0 billion based on the overall weighted average interest rate of our debt of 7.0% and an overall weighted maturity of 11 years compared to terms and rates currently available in long-term financing markets. As of December 31, 2010, approximately 95% of our long-term debt obligations were fixed rate. Market risk is estimated as the potential decrease in fair value of our long-term debt resulting from a hypothetical increase of 70 basis points in prevailing interest rates (ten percent of our overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $331.9 million decrease in the fair value of our fixed-rate long-term debt at December 31, 2010, but would have no impact on our interest expense or cash flows. A 100 basis point increase in prevailing variable interest rates would have had a negative pre-tax impact of approximately $1.7 million on our results of operations and cash flows for the twelve months ended December 31, 2010, but would have no impact on the fair value of our long-term variable-rate debt.
     From time to time over the past several years, we have used derivative instruments to (i) lock-in or swap our exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. We do not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews our exposure to interest rate fluctuations and implements strategies to manage the exposure. Currently, we have no derivative instruments in place.
     We are also exposed to market risk from changes in the fair value of our pension plan assets. The pension plan we assumed in connection with the Embarq acquisition was underfunded by approximately $667 million with respect to the projected benefit obligation as of December 31, 2010. We contributed $300 million and $115 million to the legacy Embarq pension plan during 2010 and the last half of 2009, respectively. We currently expect to contribute approximately $100 million to the legacy Embarq pension plan in 2011. Based on current actuarial estimates as of December 31, 2010 that assume a $100 million contribution in 2011 and the utilization of our existing remaining credit balance to partially satisfy future required cash contributions, our estimated future contributions for the 2012-2014 time period ranges from approximately $75-185 million per year for all of our pension plans. The actual level of contributions required in future years can change significantly depending on discount rates and actual returns on plan assets. See “Critical Accounting Policies — Pension and Postretirement Benefits”.
     Certain shortcomings are inherent in the method of analysis presented in the computation of fair value of financial instruments. Actual values may differ from those presented if market conditions vary from assumptions used in the fair value calculations. The analysis above incorporates only those risk exposures that existed as of December 31, 2010.
LIQUIDITY AND CAPITAL RESOURCES
     Excluding cash used for acquisitions, we rely on cash provided by operations to fund our operating and capital expenditures as well as our dividend payments. Our operations have historically provided a stable source of cash flow which has helped us continue our long-term program of capital improvements.
     Operating activities. Net cash provided by operating activities was $2.045 billion, $1.574 billion and $853.3 million in 2010, 2009 and 2008, respectively. Payments for income taxes aggregated $431.7 million, $258.9 million and $208.8 million in 2010, 2009 and 2008, respectively. In 2009, we paid approximately $54 million to fund lump sum distributions under our frozen supplemental executive retirement plan upon the discontinuance of such plan and under change of control provisions triggered upon the acquisition of Embarq. We also contributed $300 million and $115 million to the legacy Embarq pension plan during 2010 and the last half of 2009, respectively. Our accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of these periods. For additional information relating to our operations, see “Results of Operations” above.
     Investing activities. Net cash used in investing activities was $859.1 million, $678.8 million and $389.0 million in 2010, 2009 and 2008, respectively. Payments for property, plant and equipment were

$863.8 million in 2010, $754.5 million in 2009 (which includes $396.1 million of capital expenditures attributable to our Embarq operations subsequent to our July 1, 2009 acquisition of Embarq) and $286.8 million in 2008. Capital expenditures for 2010 and 2009 include approximately $29.0 million and $75.1 million, respectively, of one-time capital expenditures related to the integration of Embarq.
     On July 1, 2009, we consummated the acquisition of Embarq Corporation by issuing approximately $6.0 billion of CenturyLink common stock (valued as of June 30, 2009). We financed our merger transaction expenses with (i) available cash of the combined company and (ii) proceeds from CenturyLink’s and Embarq’s existing revolving credit facilities. We acquired $76.9 million of cash in connection with our acquisition of Embarq.
     During 2008, we paid an aggregate of approximately $149 million for 69 licenses in the FCC’s auction of 700 megahertz wireless spectrum. Our plan has been to use the spectrum to develop wireless voice and data service capabilities in our markets, built upon LTE (Long-Term Evolution) technology. The LTE network deployment plans of larger wireless carriers are driving most vendor activity, including the availability of handsets and other end-user devices. Therefore, we are monitoring their deployment efforts to help shape our plans for moving forward.
     In anticipation of making lump sum distributions to certain participants of our SERP in early 2009, we liquidated our investments in marketable securities in the SERP trust during the second quarter of 2008 and thereby increased our cash and cash equivalents by $34.9 million. As noted above, the lump sum distributions were paid in 2009 and aggregated approximately $54 million.
     Financing activities. Net cash used in financing activities was $1.175 billion during 2010, $976.4 million during 2009 and $255.4 million in 2008. In October 2010, we repaid our $482.5 million Series H Senior Notes at its scheduled maturity using borrowings under our existing credit facility. In September 2009, we received net proceeds of $644.4 million from the issuance of $250 million of 10-year, 6.15% senior notes and $400 million of 30-year, 7.6% senior notes. In October 2009, the proceeds from these note offerings, along with additional borrowings under our existing credit facility, were used to repurchase an aggregate of $746.1 million of CenturyLink, Inc. and Embarq indebtedness (see Note 6 for additional information). During 2008, we paid our $240 million Series F Senior Notes at maturity primarily using borrowings from our credit facility.
     In June 2008, our Board of Directors (i) increased our annual cash dividend to $2.80 from $.27 per share and (ii) declared a one-time dividend of $.6325 per share, which was paid in July 2008, effectively adjusting the total second quarter dividend to the new $.70 quarterly dividend rate. In February 2010, our Board of Directors further increased our quarterly dividend to $.725 per share. We paid dividends of $878.0 million in 2010, $560.7 million in 2009 and $220.3 million in 2008. Such increase is primarily attributable to the dividend rate increases mentioned above and the substantial increase in shares outstanding as a result of the common stock issued in connection with our Embarq acquisition on July 1, 2009. Based on current circumstances, we intend to continue our current dividend practice, subject to any other factors that our Board in its discretion deems relevant.
     In accordance with previously announced stock repurchase programs, we repurchased 9.7 million shares (for $347.3 million) in 2008.
     As of December 31, 2010, we had available two unsecured revolving credit facilities, (i) a five-year, $750 million facility of CenturyLink and (ii) an $800 million facility of Embarq. As of December 31, 2010, we had approximately $365.0 million outstanding under these credit facilities (all of which related to CenturyLink’s facility).
     In January 2011, we entered into a new four-year revolving credit facility that allows us to borrow up to $1.0 billion initially with the total capacity of the credit facility increasing to $1.7 billion upon the consummation of our pending acquisition of Qwest. Up to $400 million of this new credit facility can be used for letters of credit. Interest will be assessed on future borrowings using the London Interbank Offered Rate (LIBOR) plus an applicable margin between .5% and 2.5% per annum depending on the type of loan and our then current senior unsecured long-term debt rating. Upon the execution of the new credit facility, the two credit facilities mentioned above were terminated. As of February 28, 2011, we had $280 million outstanding under the new credit facility. For additional information regarding our new credit facility, see Note 22.
     As was the case with our predecessor credit facilities, (i) outstanding letters of credit directly reduce the amount available for other extensions of credit under our new credit facility and (ii) outstanding borrowings under our commercial paper program, which effectively cannot exceed the amount available under our new facility, effectively have the same result on our borrowing capacity under the new facility. As of February 28, 2011, approximately $61 million of letters of credit were outstanding and no amounts were outstanding under our commercial paper program.
     Other. For 2011, we have budgeted approximately $1.0 billion for capital expenditures (excluding any capital related to the integration of the Embarq acquisition or the pending Qwest acquisition). Such increase over the $863.8 million of capital expenditures in 2010 is due to our planned incremental fiber to the tower investment in 2011. Our 2011 capital expenditure budget also includes amounts for expanding our new service offerings and our data networks. We currently expect aggregate integration-related capital expenditures associated with our pending Qwest acquisition will approximate $200 million over the next two years.
     The pension plan we assumed in our acquisition of Embarq was approximately $667 million underfunded as compared to the projected benefit obligation as of December 31, 2010. If this underfunded status continues, we may be required to contribute additional funds to our pension plan in the near future. To reduce the underfunded position, in March 2010 we contributed $300 million to the legacy Embarq pension plan using cash on hand and borrowings from our credit facility. We currently expect to contribute approximately $100 million to the legacy Embarq pension plan in 2011. For further information, see Item 1A — Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2010.
     The following table contains certain information concerning our material contractual obligations as of December 31, 2010.

	Payments due by period
Contractual					After
obligations	Total	2011	2012-2013	2014-2015	2015 and Other
	(Dollars in thousands)
Long-term debt, including current maturities and capital lease obligations (1)	$7,327,587	376,583	1,146,064	381,794	5,423,146

Interest on long-term debt obligations	$6,175,641	506,858	946,277	834,095	3,888,411

Unrecognized tax benefits (2)	$76,997	—	—	—	76,997

(1)	For additional information on the terms of our outstanding debt instruments, see Note 6.

(2)	Represents the amount of tax and interest we would pay assuming we are required to pay the entire amount that we have reserved for our unrecognized tax benefits (see Note 13 for additional information). The timing of any payments for our unrecognized tax benefits cannot be predicted with certainty; therefore, such amount is reflected in the “After 2015 and Other” column in the above table.
     We continually evaluate the possibility of acquiring additional communications operations and expect to continue our long-term strategy of pursuing the acquisition of attractively-priced communications properties in exchange for cash, securities or both. At any given time, we may be engaged in discussions or negotiations regarding additional acquisitions. We generally do not announce our acquisitions or dispositions until we have entered into a preliminary or definitive agreement. We may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on our financial condition or operations. Approximately 4.1 million shares of our common stock and 200,000 shares of our preferred stock remain available for future issuance in connection with acquisitions under our acquisition shelf registration statement. We also have access to debt and equity capital markets.
     Following our announcement of our pending acquisition of Qwest, (i) Standard & Poor’s indicated that our current long-term debt rating of BBB- had been placed under watch for a possible downgrade; (ii) Moody’s Investors Service affirmed our current long-term debt rating of Baa3, but downgraded its outlook from stable to negative; and (iii) Fitch Ratings has rated our long-term debt BBB- with a negative watch. It is expected that any downgrades would be made only following the completion of the Qwest acquisition. Our commercial paper program is rated P-3 by Moody’s and A-3 by S&P. Any downgrade in our credit ratings will increase our borrowing costs and commitment fees under our new revolving credit facility. Downgrades could also restrict our access to the capital markets, increase our borrowing costs under new or replacement debt financings, or otherwise adversely affect the terms of future borrowings by, among other things, increasing the scope of our debt covenants and decreasing our financial or operating flexibility.
     The following table reflects our debt to total capitalization percentage and ratio of earnings to fixed charges and preferred stock dividends as of and for the years ended December 31, 2010, 2009 and 2008. The debt to total capitalization ratio for 2010 and 2009 reflects our Embarq acquisition. The ratio of earnings to fixed charges and preferred stock dividends calculation for 2009 reflects the operations of Embarq only since July 1, 2009.

	2010	2009	2008

Debt to total capitalization	43.2%	45.0	51.2
Ratio of earnings to fixed charges and preferred stock dividends*	3.74	3.20	3.78

*	For purposes of the chart above, “earnings” consist of income before income taxes (before extraordinary item) and fixed charges, and “fixed charges” include our interest expense, including amortized debt issuance costs, and our preferred stock dividend costs.
     Our debt to capitalization percentage will increase upon acquiring Qwest, which has $11.947 billion of long-term debt at December 31, 2010.
REGULATION AND COMPETITION
     The communications industry continues to undergo various fundamental regulatory, legislative, competitive and technological changes. These changes may have a significant impact on the future financial performance of all communications companies.
     Events affecting the communications industry. Wireless telephone services increasingly constitute a significant source of competition with ILEC services, especially since wireless carriers have begun to compete effectively on the basis of price with more traditional telephone services. Similarly, the growing prevalence of electronic mail, text messaging, social networking, and similar digital communications continue to reduce the demand for traditional landline voice services. We anticipate these trends will continue.
     Federal USF programs have undergone substantial changes since 1997, and are expected to experience more changes in the coming years. Since May 2001, the FCC has administered its existing universal service support programs for rural telephone companies based on embedded, or historical, costs. The FCC, in April 2010, proposed to replace the USF with a broadband “Connect America” fund that would modernize the current “voice only” funding mechanism and direct funding away from local voice services to advance broadband deployment in areas unserved or underserved by broadband communications, and in February 2011 sought public comments regarding creating this new broadband fund. These developments have placed additional financial pressure on the amount of money that is necessary and available to provide support to all eligible service providers, including payments we receive from the USF High Cost Loop program. Increases in the nationwide average cost per loop factor used to allocate funds among all USF recipients caused our revenues from the USF High Cost Loop program (excluding the effects of the additional six months of receipts recorded in 2010 as compared to 2009 due to the July 1, 2009 acquisition of Embarq) to decrease in 2010 when compared to 2009. We anticipate that such revenues will continue to decline in 2011. See Item 7 of Part II of our Annual Report of Form 10-K for the year ended December 31, 2010 for more information.
     Technological developments have led to the development of new services that compete with traditional ILEC services. Technological improvements have enabled cable television companies to provide alternatives to traditional circuit-switched telephone service over their cable networks, and several national cable companies have aggressively pursued this opportunity. Improvements in the quality of VoIP service have led several cable, Internet, data and other communications companies, as well as start-up companies, to substantially increase their offerings of VoIP service to business and residential customers. VoIP providers frequently offer features that cannot readily be provided by traditional ILECs and may price their services at or below those prices currently charged for traditional local and long distance telephone services. Although over the past several years the FCC has increasingly subjected portions of VoIP operations to federal regulation, VoIP services currently operate under fewer regulatory constraints than LEC services. For all these reasons, we cannot assure you that VoIP providers will not successfully compete for our customers.
     Beginning in 2003, the FCC initiated a series of broad intercarrier compensation proceedings designed to create a uniform mechanism to be used by the entire telecommunications industry for payments between carriers originating, terminating, or carrying telecommunications traffic. In connection therewith, the FCC has received intercarrier compensation proposals from several industry groups, and solicited public comments on a variety of topics related to access charges and intercarrier compensation. Most recently, on February 8, 2011, the FCC sought comments from the public on proposals designed to lower intercarrier compensation rates. The ultimate outcome of the FCC’s intercarrier compensation proceedings could change the way we receive compensation from, and remit compensation to, other carriers, our end user customers and the USF. As discussed further in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, these changes could substantially reduce the amount of revenues we receive with respect to various services.

     During 2010, the FCC released its National Broadband Plan and adopted an order imposing “network neutrality” rules governing Internet services, both of which are discussed in further detail in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2010.
     As discussed further in such item, we cannot predict the ultimate outcome of these actions, but believe that these and other FCC initiatives could have a material impact on our operations and those of other communications companies.
     Many cable, technology or other communication companies that previously offered a limited range of services are now, like us, offering diversified bundles of services. As such, a growing number of companies are competing to serve the communications needs of the same customer base. Several of these companies may be able to provide more comprehensive or less costly service bundles than ours. Such activities will continue to place downward pressure on the demand for our access lines.
     Recent events affecting us. During the last few years, most of the states in which we provide telephone services have taken legislative or regulatory steps to further introduce competition into the ILEC business.
     At the state level, we are responding to carrier complaints, legislation or generic investigations regarding our intrastate switched access rate levels in several of our states. Although outcomes cannot be determined at this time, we believe our intrastate switched access rate levels are appropriate and we vigorously plan to defend them. If we are required to reduce our intrastate switched access rates as a result of any of these initiatives, we will seek to recover displaced switched access revenues from state universal service funds or other services. However, the amount of such recovery, if any, is not assured.
     Over the past few years, each of the FCC, Universal Service Administrative Company (“USAC”) and certain Congressional committees has initiated wide-ranging reviews of the administration of the federal USF. As part of this process, we, along with a number of other USF recipients, have undergone a number of USF audits and have also received requests for information from the FCC’s Office of Inspector General (“OIG”) and Congressional committees. In addition, in July 2008 we received a subpoena from the OIG requesting a broad range of information regarding our depreciation rates and methodologies since 2000, and in July 2009 we received a second subpoena requesting information about our participation in the E-rate program for Wisconsin schools and libraries since 2004. The OIG has not identified to us any specific issues with respect to our participation in the USF program and all USAC audits are finalized with no material issued reported regarding our participation in the USF program. During 2010, USAC moved from the audit process to a Payment Quality Assessment (“PQA”) program. We continue to receive and respond to these PQAs and to date no material issues have been identified. While we believe our participation is in compliance with FCC rules and in accordance with accepted industry practices, we cannot predict with certainty the timing or outcome of these various reviews.

     Excluding our pending acquisition of Qwest, we expect our operating revenues in 2011 to decline from 2010 levels as we continue to experience downward pressure primarily due to continued access line losses, reduced universal service funding and lower network access revenues. We expect such revenue declines to be partially offset primarily due to increased demand for our high-speed Internet service offering and special access services.
     For a more complete description of regulation and competition impacting our operations and various attendant risks, please see Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2010.
     Other matters. Through June 30, 2009, CenturyLink accounted for its regulated telephone operations (except for the properties acquired from Verizon in 2002) in accordance with the provisions of codification ASC 980-10 (formerly SFAS 71) which addresses regulatory accounting under which actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. On July 1, 2009, we discontinued the accounting requirements of regulatory accounting upon the conversion of substantially all of our rate-of-return study areas to federal price cap regulation (based on the FCC’s approval of our petition to convert our study areas to price cap regulation).
     In the third quarter of 2009, we recorded a net non-cash extraordinary after-tax gain of approximately $136.0 million upon the discontinuance of regulatory accounting. See Note 16 for additional information.
     We have certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through 2010 have not been material, and we currently do not believe that such costs will become material.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Management
The Shareholders
CenturyLink, Inc.:
     Management has prepared and is responsible for the integrity and objectivity of our consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates.
     Our consolidated financial statements have been audited by KPMG LLP, an independent registered public accounting firm, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States).
     Management is responsible for establishing and maintaining adequate internal control over financial reporting, a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation under the framework of COSO, management concluded that our internal control over financial reporting was effective as of December 31, 2010. The effectiveness of our internal control over financial reporting as of December 31, 2010 has been audited by KPMG LLP, as stated in their report which is included herein.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees. The Committee meets periodically with the external auditors, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the external and internal auditors have free access to the Committee.

/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and Chief Financial Officer
March 1, 2011

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CenturyLink, Inc.:
     We have audited the accompanying consolidated balance sheets of CenturyLink, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 1, 2011 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
KPMG LLP
Shreveport, Louisiana
March 1, 2011

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CenturyLink, Inc.:
     We have audited CenturyLink, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CenturyLink, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2010 and our report dated March 1, 2011 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
KPMG LLP
Shreveport, Louisiana
March 1, 2011

CENTURYLINK, INC.
Consolidated Statements of Income

	Year ended December 31,
	2010	2009	2008
	(Dollars, except per share amounts,
	and shares in thousands)
OPERATING REVENUES	$7,041,534	4,974,239	2,599,747

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	2,410,048	1,752,087	955,473
Selling, general and administrative	1,137,989	1,014,341	399,136
Depreciation and amortization	1,433,553	974,710	523,786

Total operating expenses	4,981,590	3,741,138	1,878,395

OPERATING INCOME	2,059,944	1,233,101	721,352

OTHER INCOME (EXPENSE)
Interest expense	(557,478)	(370,414)	(202,217)
Other income (expense)	29,619	(48,175)	42,252

Total other income (expense)	(527,859)	(418,589)	(159,965)

INCOME BEFORE INCOME TAX EXPENSE	1,532,085	814,512	561,387
Income tax expense	582,951	301,881	194,357

INCOME BEFORE NONCONTROLLING INTERESTS AND EXTRAORDINARY ITEM	949,134	512,631	367,030
Noncontrolling interests	(1,429)	(1,377)	(1,298)

NET INCOME BEFORE EXTRAORDINARY ITEM	947,705	511,254	365,732
Extraordinary item, net of income tax expense and noncontrolling interests (see Note 16)	—	135,957	—

NET INCOME ATTRIBUTABLE TO CENTURYLINK, INC.	$947,705	647,211	365,732

BASIC EARNINGS PER SHARE
Before extraordinary item	$3.13	2.55	3.53
Extraordinary item	$—	.68	—
Basic earnings per share	$3.13	3.23	3.53

DILUTED EARNINGS PER SHARE
Before extraordinary item	$3.13	2.55	3.52
Extraordinary item	$—	.68	—
Diluted earnings per share	$3.13	3.23	3.52

DIVIDENDS PER COMMON SHARE	$2.90	2.80	2.1675

AVERAGE BASIC SHARES OUTSTANDING	300,619	198,813	102,268

AVERAGE DILUTED SHARES OUTSTANDING	301,297	199,057	102,560

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.
Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2010	2009	2008
	(Dollars in thousands)
NET INCOME BEFORE NONCONTROLLING INTERESTS	$949,134	650,133	367,030

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Marketable securities:
Unrealized gain (loss) on investments, net of ($332) tax	—	—	(533)
Reclassification adjustment for gain included in net income, net of ($1,730) tax	—	—	(2,776)
Derivative instruments:
Reclassification adjustment for gains included in net income, net of $267, $267 and $267 tax	429	429	429
Items related to employee benefit plans:
Change in net actuarial loss, net of ($37,908), $30,100 and ($48,656) tax	(62,321)	39,209	(82,505)
Change in net prior service credit, net of ($1,328), ($5,798) and ($589) tax	(2,130)	(9,301)	(945)
Reclassification adjustment for gains (losses) included in net income:
Amortization of net actuarial loss, net of $5,845, $6,161 and $1,198 tax	9,376	9,883	1,921
Amortization of net prior service credit, net of ($749), ($1,270) and $2,261 tax	(1,201)	(2,037)	3,627

Net change in other comprehensive income (loss) (net of reclassification adjustment), net of taxes	(55,847)	38,183	(80,782)

COMPREHENSIVE INCOME	893,287	688,316	286,248
Comprehensive income attributable to noncontrolling interests	(1,429)	(2,922)	(1,298)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CENTURYLINK, INC.	$891,858	685,394	284,950

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.
Consolidated Balance Sheets

	December 31,
	2010	2009
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$172,943	161,807
Accounts receivable, less allowance of $60,086 and $47,450	712,814	685,589
Income tax receivable	102,465	115,684
Materials and supplies, at average cost	32,717	35,755
Deferred income tax asset	81,341	83,319
Other	40,849	41,437

Total current assets	1,143,129	1,123,591

NET PROPERTY, PLANT AND EQUIPMENT	8,754,476	9,097,139

GOODWILL AND OTHER ASSETS
Goodwill	10,260,640	10,251,758
Other intangible assets
Customer list	929,907	1,130,817
Other	310,170	315,601
Other assets	639,776	643,823

Total goodwill and other assets	12,140,493	12,341,999

TOTAL ASSETS	$22,038,098	22,562,729

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$11,583	500,065
Accounts payable	299,619	394,687
Accrued expenses and other current liabilities
Salaries and benefits	159,258	255,103
Other taxes	124,155	98,743
Interest	104,156	108,020
Other	121,828	168,203
Advance billings and customer deposits	190,443	182,374

Total current liabilities	1,011,042	1,707,195

LONG-TERM DEBT	7,316,004	7,253,653

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes	2,368,698	2,256,579
Benefit plan obligations	1,305,997	1,485,643
Other deferred credits	389,198	392,860

Total deferred credits and other liabilities	4,063,893	4,135,082

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value, authorized 800,000,000 shares, issued and outstanding 304,947,538 and 299,189,279 shares	304,948	299,189
Paid-in capital	6,174,741	6,014,051
Accumulated other comprehensive loss, net of tax	(141,153)	(85,306)
Retained earnings	3,302,469	3,232,769
Preferred stock — non-redeemable	236	236
Noncontrolling interests	5,918	5,860

Total stockholders’ equity	9,647,159	9,466,799

TOTAL LIABILITIES AND EQUITY	$22,038,098	22,562,729

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2010	2009	2008
	(Dollars in thousands)
OPERATING ACTIVITIES
Net income	$949,134	648,588	367,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,433,553	974,710	523,786
Extraordinary item	—	(135,957)	—
Gains on asset dispositions and liquidation of marketable securities	—	—	(12,452)
Deferred income taxes	131,768	153,950	67,518
Share-based compensation	38,168	55,153	16,390
Income from unconsolidated cellular entity	(16,369)	(19,087)	(12,045)
Distributions from unconsolidated cellular entity	16,029	20,100	15,960
Changes in current assets and current liabilities:
Receivables	(27,225)	(23,778)	(7,978)
Accounts payable	(95,068)	(32,209)	14,043
Accrued taxes	38,194	(150,073)	(64,778)
Other current assets and other current liabilities, net	(127,539)	121,380	(15,612)
Retirement benefits	(271,308)	(82,114)	(26,066)
Excess tax benefits from share-based compensation	(11,884)	(4,194)	(1,123)
(Increase) decrease in noncurrent assets	(22,980)	(2,347)	9,744
Increase (decrease) in other noncurrent liabilities	10,231	41,649	(27,561)
Other, net	—	7,944	6,444

Net cash provided by operating activities	2,044,704	1,573,715	853,300

INVESTING ACTIVITIES
Payments for property, plant and equipment	(863,769)	(754,544)	(286,817)
Cash acquired from Embarq acquisition	—	76,906	—
Purchase of wireless spectrum	—	(2,000)	(148,964)
Proceeds from liquidation of marketable securities	—	—	34,945
Proceeds from sale of assets	—	1,595	15,809
Other, net	4,716	(801)	(3,968)

Net cash used in investing activities	(859,053)	(678,844)	(388,995)

FINANCING ACTIVITIES
Payments of debt	(499,931)	(1,097,064)	(285,401)
Net proceeds from issuance of debt	73,800	644,423	563,115
Cash dividends	(878,005)	(560,697)	(220,266)
Repurchase of common stock	(16,515)	(15,563)	(347,264)
Net proceeds from settlement of hedges	—	—	20,745
Proceeds from issuance of common stock	130,260	56,823	14,599
Excess tax benefits from share-based compensation	11,884	4,194	1,123
Other, net	3,992	(8,507)	(2,031)

Net cash used in financing activities	(1,174,515)	(976,391)	(255,380)

Net increase (decrease) in cash and cash equivalents	11,136	(81,520)	208,925
Cash and cash equivalents at beginning of year	161,807	243,327	34,402

CASH AND CASH EQUIVALENTS AT END OF YEAR	$172,943	161,807	243,327

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.
Consolidated Statements of Stockholders’ Equity

	Year ended December 31,
	2010	2009	2008
	(Dollars, except per share amounts,
	and shares in thousands)
COMMON STOCK (represents dollars and shares)
Balance at beginning of year	$299,189	100,277	108,492
Issuance of common stock to acquire Embarq Corporation	—	196,083	—
Repurchase of common stock	—	—	(9,626)
Conversion of preferred stock into common stock	—	—	367
Shares withheld to satisfy tax withholdings	(460)	(503)	(50)
Issuance of common stock through dividend reinvestment, incentive and benefit plans	6,219	3,332	1,094

Balance at end of year	304,948	299,189	100,277

PAID-IN CAPITAL
Balance at beginning of year	6,014,051	39,961	91,147
Issuance of common stock to acquire Embarq Corporation, including portion of share-based compensation awards assumed by CenturyLink	—	5,873,904	—
Repurchase of common stock	—	—	(91,408)
Shares withheld to satisfy tax withholdings	(16,055)	(15,060)	(1,667)
Conversion of preferred stock into common stock	—	—	6,368
Issuance of common stock through dividend reinvestment, incentive and benefit plans	124,041	53,491	13,505
Excess tax benefits from share-based compensation	11,884	4,194	1,123
Share-based compensation	38,168	55,153	16,390
Other	2,652	2,408	4,503

Balance at end of year	6,174,741	6,014,051	39,961

ACCUMULATED OTHER COMPREHENSIVE LOSS, NET OF TAX
Balance at beginning of year	(85,306)	(123,489)	(42,707)
Net change in other comprehensive loss (net of reclassification adjustment), net of tax	(55,847)	38,183	(80,782)

Balance at end of year	(141,153)	(85,306)	(123,489)

RETAINED EARNINGS
Balance at beginning of year	3,232,769	3,146,255	3,245,302
Net income attributable to CenturyLink, Inc.	947,705	647,211	365,732
Repurchase of common stock	—	—	(244,513)
Cash dividends declared
Common stock — $2.90, $2.80 and $2.1675 per share	(877,993)	(560,685)	(220,086)
Preferred stock	(12)	(12)	(180)

Balance at end of year	3,302,469	3,232,769	3,146,255

PREFERRED STOCK — NON-REDEEMABLE
Balance at beginning of year	236	236	6,971
Conversion of preferred stock into common stock	—	—	(6,735)

Balance at end of year	236	236	236

NONCONTROLLING INTERESTS
Balance at beginning of period	5,860	4,568	6,605
Net income attributable to noncontrolling interests	1,429	1,377	1,298
Extraordinary gain attributable to noncontrolling interests	—	1,545	—
Distributions to noncontrolling interests	(1,371)	(1,630)	(3,335)

Balance at end of period	5,918	5,860	4,568

TOTAL STOCKHOLDERS’ EQUITY	$9,647,159	9,466,799	3,167,808

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.
Notes to Consolidated Financial Statements
December 31, 2010
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation — Our consolidated financial statements include the accounts of CenturyLink, Inc. (“CenturyLink”) and its majority-owned subsidiaries.
Embarq acquisition — On July 1, 2009, we acquired Embarq Corporation (“Embarq”) through a merger transaction, with Embarq surviving the merger as a wholly-owned subsidiary of CenturyLink. The results of operations of Embarq are included in our consolidated results of operations beginning July 1, 2009. See Note 2 for additional information related to the Embarq acquisition.
Discontinuance of regulatory accounting — Through June 30, 2009, CenturyLink accounted for its regulated telephone operations (except for the properties acquired from Verizon in 2002) in accordance with the provisions of regulatory accounting under which certain of our assets and liabilities were required to be recorded and, accordingly, reflected in the balance sheets of our regulated entities. On July 1, 2009, we discontinued the accounting requirements of regulatory accounting upon the conversion of substantially all of our rate-of-return study areas to federal price cap regulation. In the third quarter of 2009, upon the discontinuance of regulatory accounting, we recorded a non-cash extraordinary gain in our consolidated statements of income of $136.0 million after-tax. See Note 16 for additional information.
     Subsequent to the July 1, 2009 discontinuance of regulatory accounting, all intercompany transactions with affiliates have been eliminated from the consolidated financial statements. Prior to July 1, 2009, intercompany transactions with regulated affiliates subject to regulatory accounting were not eliminated in connection with preparing the consolidated financial statements, as allowed by the provisions of regulatory accounting. The amount of intercompany revenues and costs that were not eliminated related to the first half of 2009 approximated $114 million.
Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue recognition — Revenues are generally recognized when services are provided or when products are delivered to customers. Revenue that is billed in advance includes monthly recurring network access services, special access services and monthly recurring local line charges. The unearned portion of this revenue is initially deferred as a component of advance billings and customer deposits on our balance sheet and recognized as revenue over the period that the services are provided. Revenue that is billed in arrears includes switched access services, nonrecurring network access services, nonrecurring local services and long distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided. We offer bundle discounts to our customers who receive certain groupings of services. These bundle discounts are recognized concurrently with the associated revenues and are allocated to the various services in the bundled offering based on the relative fair value of services included in each bundled combination. Revenues from installation activities are deferred and recognized as revenue over the estimated life of the customer relationship. The costs associated with such installation activities, up to the related amount of deferred revenue, are deferred and recognized as an operating expense over the same period. We offer some products and services that are provided by third-party vendors. We review the relationship between us, the vendor and the end customer to assess whether revenue should be reported on a gross or net basis. In assessing whether revenue should be reported on a gross or net basis, we consider whether we act as a principal in the transaction, take title to the products, have risk and rewards of ownership, and act as an agent or broker.
Allowance for doubtful accounts — In evaluating the collectibility of our accounts receivable, we assess a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record both specific and general reserves for uncollectible accounts receivable to reduce the stated amount of applicable accounts receivable to the amount we ultimately expect to collect.
Property, plant and equipment — As discussed in Note 2, the property acquired in connection with the acquisition of Embarq was recorded based on its fair value. Substantially all other telephone plant is stated at original cost. Normal retirements of telephone plant are charged against accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of telephone plant is provided on the straight line method using class or overall group rates; such average annual rates range from 2% to 29%.
     Non-telephone property is stated at cost and, when sold or retired, a gain or loss is recognized. We depreciate such property on the straight line method over estimated service lives ranging from two to 35 years.
     We perform annual internal studies to determine the depreciable lives for our property, plant and equipment. Our studies utilize models that take into account actual usage, replacement history and assumptions about technology evolution to estimate the remaining life of our asset base. The changes in our estimates incorporated as a result of our 2010 internal study did not have a material impact on the level of our depreciation expense.
Goodwill and other long-lived assets — Goodwill recorded in a business combination is required to be reviewed for impairment and to be written down only in periods in which the recorded amount of goodwill exceeds its fair value. Applicable accounting guidance also stipulates certain factors to consider regarding whether or not a triggering event has occurred that would require performance of an interim goodwill impairment test. We test impairment of goodwill at least annually by comparing the fair value of the reporting unit to its carrying value (including goodwill). We base our estimates of the fair value of the reporting unit on valuation models using criterion such as multiples of earnings. See Note 4 for additional information. Other long-lived assets (exclusive of goodwill) are reviewed for impairment whenever events and circumstances indicate that such carrying amount cannot be recoverable by assessing the recoverability of the carrying value through undiscounted net cash flows expected to be generated by the assets.
Income taxes — We file a consolidated federal income tax return with our eligible subsidiaries. We use the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered.
Postretirement and pension plans — We recognize the overfunded or underfunded status of our defined benefit and postretirement plans as an asset or a liability on our balance sheet, with an adjustment to stockholders’ equity (reflected as an increase or decrease in accumulated other comprehensive income or loss) for the accumulated actuarial gains or losses. Pension and postretirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits. We make significant assumptions (including the discount rate, expected rate of return on plan assets and health care trend rates) in computing the pension and postretirement benefits expense and obligations. See Notes 11 and 12 for additional information.
Stock-based compensation — We measure our cost of awarding employees with equity instruments based upon allocations of the fair value of the award on the grant date. See Note 15 for additional information.
Derivative financial instruments — We account for derivative instruments and hedging activities in accordance with applicable accounting guidance which requires that all derivative instruments, such as interest rate swaps, be recognized in the financial statements and measured at fair value regardless of the purpose or intent of holding them. On the date a derivative contract is entered into, we designate the derivative as either (i) a fair value hedge, which involves a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment or (ii) a cash flow hedge, which involves a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If we determine that a derivative is not, or is no longer, highly effective as a hedge, we would discontinue hedge accounting prospectively. We recognize all derivatives on the balance sheet at their fair value. Changes in the fair value of derivative financial instruments are either recognized in income or stockholders’ equity (as a component of accumulated other comprehensive income (loss)), depending on the use of the derivative and whether it qualifies for hedge accounting. We do not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews our exposure to interest rate fluctuations and implements strategies to manage the exposure. See Note 7 for additional information.
Earnings per share — We determine basic earnings per share amounts on the basis of the weighted average number of common shares outstanding during the applicable accounting period. Diluted earnings per share gives effect to all potential dilutive common shares that were outstanding during the period. See Note 14 for additional information.
Cash equivalents — We consider short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.
Recent accounting pronouncements — In September 2009, the Financial Accounting Standards Board updated the accounting standard regarding revenue recognition for multiple deliverable arrangements, such as the service bundles we offer to our customers. This update requires the use of the relative selling price method when allocating revenue in these types of arrangements. This method allows a vendor to use its best estimate of selling price if neither vendor specific objective evidence nor third party evidence of selling price exists when evaluating multiple deliverable arrangements. This standard update is effective January 1, 2011 and may be adopted prospectively for revenue arrangements entered into or materially modified after the date of adoption or retrospectively for all revenue arrangements for all periods presented. We currently do not expect this standard update to have a material impact on our consolidated financial statements.
     In January 2010, we adopted the accounting standard update regarding fair value measurements and disclosures, which requires additional disclosures and explanations for transfers of financial assets and liabilities between certain levels in the fair value hierarchy. The adoption of this accounting standard update did not have a material impact on our consolidated financial statements.

Reclassifications — Certain amounts for prior periods have been reclassified to conform to current year presentation, including the reclassification of certain revenue components as more fully described in Note 20.
(2) EMBARQ ACQUISITION
     On July 1, 2009, we acquired Embarq through a merger transaction, with Embarq surviving the merger as a wholly-owned subsidiary of CenturyLink. We accounted for such acquisition pursuant to Financial Accounting Standards Board guidance on business combinations, which requires an acquiring entity to recognize all of the assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. Such guidance also changed the accounting treatment for certain specific items, including acquisition costs, acquired contingent liabilities, restructuring costs, deferred tax asset valuation allowances and income tax uncertainties after the acquisition date and is effective for us for all business combinations with acquisition dates after January 1, 2009.
     As a result of the acquisition, each outstanding share of Embarq common stock was converted into the right to receive 1.37 shares of CenturyLink common stock (“CTL common stock”), with cash paid in lieu of fractional shares. Based on the number of CenturyLink common shares issued to consummate the merger (196.1 million), the closing stock price of CTL common stock as of June 30, 2009 ($30.70) and the pre-combination portion of share-based compensation awards assumed by CenturyLink ($50.2 million), the aggregate merger consideration approximated $6.1 billion. The premium paid by us in this transaction is attributable to strategic benefits, including enhanced financial and operational scale, market diversification, leveraged combined networks and improved competitive positioning. None of the goodwill associated with this transaction is deductible for income tax purposes.
     The results of operations of Embarq are included in our consolidated results of operations beginning July 1, 2009. Approximately $4.866 billion and $2.563 billion of operating revenues of Embarq are included in our consolidated results of operations for 2010 and 2009, respectively. CenturyLink was the accounting acquirer in this transaction. We have recognized Embarq’s assets and liabilities at their acquisition date estimated fair values. The assignment of a fair value to the assets acquired and liabilities assumed of Embarq (and the related estimated lives of depreciable tangible and identifiable intangible assets) require a significant amount of judgment. The fair value of property, plant and equipment and identifiable intangible assets were determined based upon analysis performed by an independent valuation firm. The fair value of pension and postretirement obligations was determined by independent actuaries. The fair value of long-term debt was determined by management based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term financing markets at the time of acquisition. All other fair value determinations, which consisted primarily of Embarq’s current assets, current liabilities and deferred income taxes, were made by management. Upon the end of the measurement period in June 2010, we assigned the following final fair value amounts to the assets acquired and liabilities assumed for the Embarq acquisition.

Fair value
as of July 1, 2009
(Dollars in thousands)
Current assets*	$675,720
Property, plant and equipment	6,077,672
Identifiable intangible assets
Customer list	1,098,000
Rights of way	268,472
Other (trademarks, internally developed software, licenses)	26,817
Other non-current assets	24,131
Current liabilities	(837,132)
Long-term debt, including current maturities	(4,886,708)
Other long-term liabilities	(2,621,493)
Goodwill	6,244,966

Total purchase price	$6,070,445

*	Includes a fair value of $440 million assigned to accounts receivable which had a gross contractual value of $492 million as of July 1, 2009. The $52 million difference represents our best estimate as of July 1, 2009 of the contractual cash flows that would not be collected.
     We recognized approximately $88 million of liabilities arising from contingencies as of the acquisition date on the basis that it was probable that a liability had been incurred and the amount could be reasonably estimated. Such contingencies primarily relate to transaction and property tax contingencies and contingencies arising from billing disputes with various parties in the communications industry.
     The following unaudited pro forma financial information presents the combined results of CenturyLink and Embarq as though the acquisition had been consummated as of January 1, 2009 and 2008, respectively, for the two periods presented below.

	Twelve months
	ended December 31,
	2009	2008
	(Dollars, except per share
	amounts, in thousands)
Operating revenues	$7,645,000	8,289,000
Income before extraordinary item	$895,000	1,087,000
Basic earnings per share before extraordinary item	$3.00	3.55
Diluted earnings per share before extraordinary item	$2.99	3.53
     These results include certain adjustments, primarily due to adjustments to depreciation and amortization associated with the property, plant and equipment and identifiable intangible assets, increased retiree benefit costs due to the remeasurement of the benefit obligations, and the related income tax effects. Pro forma operating revenues for the year ended December 31, 2009 include approximately $104 million of revenues that would have been eliminated had our July 1, 2009 discontinuance of the application of regulatory accounting been effective as of January 1, 2009. The pro forma information does not necessarily reflect the actual results of operations had the acquisition been consummated at the beginning of the period indicated nor is it necessarily indicative of future operating results. Other than those actually realized during the last half of 2009, the pro forma information does not give effect to any potential revenue enhancements or cost synergies or other operating efficiencies that have resulted or could result from the acquisition.
     During 2010 and 2009, we recognized an aggregate of approximately $121.7 million and $253.7 million, respectively, of integration, transaction and other costs related to the Embarq acquisition, including costs associated with system and customer conversions, employee-related severance and benefit costs, investment banker and legal fees associated with the merger closing, and branding costs associated with changing our trade name to CenturyLink.
     In connection with consummating the Embarq acquisition, on July 1, 2009, we amended our charter to (i) eliminate our time-phase voting structure, which previously entitled persons who beneficially owned shares of our common stock continuously since May 30, 1987 to ten votes per share, and (ii) increase the authorized number of shares of our common stock from 350 million to 800 million. As so amended and restated, our charter provides that each share of our common stock is entitled to one vote per share with respect to each matter properly submitted to shareholders for their vote, consent, waiver, release or other action.
     On January 23, 2009, Embarq amended its Credit Agreement to effect, upon completion of the merger, a waiver of the event of default that would have arisen under the Credit Agreement solely as a result of the merger and enabled the Credit Agreement, as amended, to remain in place after the merger. Previously, in connection with agreeing to acquire Embarq, we had entered into a commitment letter with various lenders which provided for an $800 million bridge facility that would have been available to, among other things, refinance borrowings under the Credit Agreement in the event a waiver of the event of default arising from the consummation of the merger could not have been obtained and other financing was unavailable. On January 23, 2009, we terminated the commitment letter and paid an aggregate of $8.0 million to the lenders. Such amount is reflected as an expense (in Other income (expense)) in 2009.
(3) PENDING ACQUISITION OF QWEST
     On April 21, 2010, we entered into a definitive agreement under which we propose to acquire Qwest Communications International Inc. (“Qwest”) in a tax-free stock-for-stock transaction. Under the terms of the agreement, Qwest shareholders will receive 0.1664 CenturyLink shares for each share of Qwest common stock they own at closing. CenturyLink shareholders are expected to own approximately 50.5% and Qwest shareholders are expected to own approximately 49.5% of the combined company at closing. As of December 31, 2010, Qwest had outstanding approximately (i) 1.764 billion shares of common stock and (ii) $11.947 billion of long-term debt.

     Completion of the transaction is subject to the receipt of regulatory approvals, including approvals from the Federal Communications Commission and certain state public service commissions, as well as other customary closing conditions. Subject to these conditions, we anticipate closing this transaction on April 1, 2011. If the merger agreement is terminated under certain circumstances, we may be obligated to pay Qwest a termination fee of $350 million or Qwest may be obligated to pay CenturyLink a termination fee of $350 million.
(4) GOODWILL AND OTHER ASSETS
     Goodwill and other assets at December 31, 2010 and 2009 were composed of the following:

December 31,	2010	2009
	(Dollars in thousands)
Goodwill	$10,260,640	10,251,758
Intangible assets subject to amortization
Customer list, less accumulated amortization of $349,402 and $148,491	929,907	1,130,817
Other, less accumulated amortization of $8,297 and $22,466	41,670	47,101
Intangible assets not subject to amortization	268,500	268,500
Billing system development costs, less accumulated amortization of $73,735 and $61,672	162,809	174,872
Investment in 700 MHz wireless spectrum licenses	149,425	149,425
Deferred costs associated with installation activities	114,375	91,865
Cash surrender value of life insurance contracts	99,462	100,945
Investment in unconsolidated cellular partnership	33,019	32,679
Other	80,686	94,037

	$12,140,493	12,341,999

     Our goodwill was derived from numerous previous acquisitions whereby the purchase price exceeded the fair value of the net assets acquired. The change in the balance of goodwill from December 31, 2009 is attributable to the finalization of the assignment of fair value to Embarq’s assets and liabilities acquired (primarily certain contingent liabilities and deferred income taxes finalized within the measurement period) in connection with our July 1, 2009 acquisition of Embarq.
     The vast majority of our goodwill is attributable to our telephone operations, which we internally operate and manage based on five geographic regions which were established in connection with our acquisition of Embarq. We test for goodwill impairment for our telephone operations at the region level due to the similar economic characteristics of the individual reporting units that comprise each region. Impairment of goodwill is tested by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit of our telephone operations are based on valuation models using techniques such as multiples of earnings (before interest, taxes and depreciation and amortization). We also evaluate goodwill impairment of our other operations primarily based on multiples of earnings and revenues. If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.
     As of September 30, 2010, we completed our annual impairment test of goodwill and concluded that our goodwill was not impaired as of that date and we believe that no events have occurred subsequent to that date that would impact our analysis. However, as of September 30, 2010, the estimated fair value of the Southern region exceeded its carrying value by less than 10%. Should events occur (such as continued access line losses or other revenue reductions) that would cause the fair value to decline below its carrying value, we may be required to record a non-cash charge to earnings during the period in which the impairment is determined.
     We are amortizing our customer list intangible asset associated with our Embarq acquisition over an average of 10 years using an accelerated method of amortization (sum-of-the-years digits) to more closely match the estimated cash flow generated by such asset. Our remaining customer list intangible assets are being amortized over a range of 5-15 years using the straight-line amortization method. Effective July 1, 2009 we changed the assessment of useful life for our franchise rights from indefinite to 20 years (straight-line). We periodically evaluate our customer list intangible asset to insure that our current amortization method and remaining useful lives are appropriate.
     Total amortization expense related to the intangible assets subject to amortization for 2010 was $206.3 million and is expected to be $185.6 million for 2011, $164.5 million for 2012, $145.2 million for 2013, $126.0 million in 2014 and $106.9 million in 2015 (based on intangible assets held at December 31, 2010).
     In connection with our acquisition of Embarq, we established an intangible asset associated with right-of-way and other real estate agreements of approximately $268.5 million. We have concluded that such asset has an indefinite life and therefore is currently not being amortized. We annually review this asset for potential impairment.
     We accounted for the costs to develop an integrated billing and customer care system in accordance with applicable accounting guidance related to internally developed software. Aggregate capitalized costs (before accumulated amortization) totaled $236.5 million and are being amortized over a twenty-year period.
     The costs associated with installation activities are deferred and recognized as an operating expense over the estimated life of the customer relationship (10 years). Such costs are only deferred to the extent of the related deferred revenue.
     During 2008, we paid an aggregate of approximately $149 million for 69 licenses in the FCC’s auction of 700 megahertz wireless spectrum. We annually review this asset for potential impairment.

(5) PROPERTY, PLANT AND EQUIPMENT
     Net property, plant and equipment at December 31, 2010 and 2009 was composed of the following:

December 31,	2010	2009
	(Dollars in thousands)
Cable and wire	$8,194,393	8,133,830
Central office	5,082,850	4,611,407
General support	2,199,525	1,873,525
Fiber transport	370,196	343,208
Information origination/termination	104,831	85,029
Construction in progress	271,736	430,119
Other	105,713	79,645

	16,329,244	15,556,763
Accumulated depreciation	(7,574,768)	(6,459,624)

Net property, plant and equipment	$8,754,476	9,097,139

     Depreciation expense was $1.227 billion, $838.8 million and $506.9 million in 2010, 2009 and 2008, respectively.

(6) LONG-TERM DEBT
     Our long-term debt as of December 31, 2010 and 2009 was as follows:

December 31,	2010	2009
	(Dollars in thousands)
CenturyLink
.82%* Senior credit facility	$365,000	291,200
Senior notes and debentures:
7.20% Series D, due 2025	100,000	100,000
6.875% Series G, due 2028	425,000	425,000
8.375% Series H	—	482,470
7.875% Series L, due 2012	317,530	317,530
5.0% Series M, due 2015	350,000	350,000
6.0% Series N, due 2017	500,000	500,000
5.5% Series O, due 2013	175,665	175,665
7.6% Series P, due 2039	400,000	400,000
6.15% Series Q, due 2019	250,000	250,000
Unamortized net discount	(4,205)	(5,331)
Unamortized premium associated with derivative instruments:
Series H senior notes	—	2,240
Series L senior notes	5,739	9,182

Total CenturyLink	2,884,729	3,297,956

Subsidiaries
Embarq Corporation
Senior notes
6.738% due 2013	528,256	528,256
7.1%, due 2016	2,000,000	2,000,000
8.0%, due 2036	1,485,000	1,485,000
8.1%* Other, due through 2025	522,223	524,273
Unamortized net discount	(174,991)	(178,155)
First mortgage debt
5.40%* notes, payable to agencies of the U. S. government and cooperative lending associations, due in installments through 2028	82,270	94,603
Other debt
10.0% notes	100	100
Capital lease obligations	—	1,685

Total subsidiaries	4,442,858	4,455,762

Total long-term debt	7,327,587	7,753,718
Less current maturities	11,583	500,065

Long-term debt, excluding current maturities	$7,316,004	7,253,653

*	Weighted average interest rate at December 31, 2010
     The approximate annual debt maturities for the five years subsequent to December 31, 2010 are as follows: 2011 — $11.6 million; 2012 — $327.6 million; 2013 — $818.5 million; 2014 — $31.5 million and 2015 $715.3 million.
     Certain of our loan agreements contain various restrictions, among which are limitations regarding issuance of additional debt, payment of cash dividends, reacquisition of capital stock and other matters. In addition, the transfer of funds from certain consolidated subsidiaries to CenturyLink is restricted by various loan agreements. Subsidiaries which have loans from government agencies and cooperative lending associations, or have issued first mortgage bonds, generally may not loan or advance any funds to CenturyLink, but may pay dividends if certain financial ratios are met. At December 31, 2010, all of our consolidated retained earnings reflected on the balance sheet was available under our loan agreements for the declaration of dividends.
     The senior notes and debentures of CenturyLink referred to above were issued under an indenture dated March 31, 1994. This indenture does not contain any financial covenants, but does include restrictions that limit our ability to (i) incur, issue or create liens upon our property and (ii) consolidate with or merge into, or transfer or lease all or substantially all of its assets to, any other party. The indenture does not contain any provisions that are impacted by our credit ratings, or that restrict the issuance of new securities in the event of a material adverse change to us.
     Embarq’s senior notes were issued pursuant to an indenture dated as of May 17, 2006. While Embarq is generally prohibited from creating liens on its property unless its senior notes are secured equally and ratably, Embarq can create liens on its property without equally and ratably securing its senior notes so long as the sum of all indebtedness so secured does not exceed 15% of Embarq’s consolidated net tangible assets. The indenture contains customary events of default, none of which are impacted by Embarq’s credit rating. The indenture does not contain any financial covenants or restrictions on the ability to issue new securities in accordance with the terms of the indenture.
     Various of our other subsidiaries have outstanding first mortgage bonds or unsecured debentures. Each issue of these first mortgage bonds are secured by substantially all of the property, plant and equipment of the issuing subsidiary. Approximately 50% of our property, plant and equipment is pledged to secure the long-term debt of subsidiaries.
     In September 2009, CenturyLink and its wholly-owned subsidiary, Embarq, commenced joint debt tender offers under which they offered to purchase up to $800 million of their outstanding notes. In October 2009, (i) Embarq purchased for cash $471.7 million principal amount of its 6.738% Notes due 2013 and (ii) CenturyLink purchased for cash $74.3 million principal amount of its 5.5% Series O Senior Notes, due 2013, $182.5 million principal amount of its 7.875% Series L Senior Notes, due 2012, and $17.5 million principal amount of its 8.375% Series H Senior Notes, due 2010. Due primarily to the premiums paid in connection with these debt extinguishments, we recorded a one-time pre-tax charge of approximately $61 million in the fourth quarter of 2009 related to the completion of the tender offers (which is reflected in other income (expense) and interest expense on our consolidated statements of income).
     We funded these debt tender offers with net proceeds of $644.4 million from the September 2009 issuance of (i) $250 million of 10-year, 6.15% Series Q senior notes and $400 million of 30-year, 7.6% Series P senior notes and (ii) additional borrowings under our existing revolving credit facility.

     As of December 31, 2010, we had available two unsecured revolving credit facilities, (i) a five-year, $750 million facility of CenturyLink and (ii) an $800 million facility of Embarq. As of December 31, 2010, we had approximately $365.0 million outstanding under these credit facilities (all of which related to CenturyLink’s facility).
     In January 2011, we entered into a new four-year revolving credit facility that allows us to borrow up to $1.0 billion initially with the total capacity of the credit facility increasing to $1.7 billion upon the consummation of our pending acquisition of Qwest. Up to $400 million of this new credit facility can be used for letters of credit. Interest will be assessed on future borrowings using the London Interbank Offered Rate (LIBOR) plus an applicable margin between .5% and 2.5% per annum depending on the type of loan and our then current senior unsecured long-term debt rating. Upon the execution of the new credit facility, the two credit facilities mentioned above were terminated. As a result of the execution of the new credit facility in early 2011, the amount outstanding under our predecessor credit facility as of December 31, 2010 has been reflected in long-term debt. As of February 28, 2011, we had $280 million outstanding under the new credit facility. For additional information regarding our new replacement credit facility, see Note 22.
     As was the case with our predecessor credit facilities, (i) outstanding letters of credit directly reduce the amount available for other extensions of credit under our new credit facility and (ii) outstanding borrowings under our commercial paper program, which effectively cannot exceed the amount available under our new facility, effectively have the same result on our borrowing capacity under the new facility. As of February 28, 2011, approximately $61 million of letters of credit were outstanding and no amounts were outstanding under our commercial paper program.
(7) DERIVATIVE INSTRUMENTS
     In 2003, we entered into four separate fair value interest rate hedges associated with the full $500 million principal amount of our Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges were “fixed to variable” interest rate swaps that effectively converted our fixed rate interest payment obligations under these notes into obligations to pay variable rates. In January 2008, we terminated all of our existing “fixed to variable” interest rate swaps associated with the full $500 million principal amount of our Series L senior notes. In connection with the termination of these derivatives, we received aggregate cash payments of approximately $25.6 million, which has been reflected as a premium of the associated long-term debt and is being amortized as a reduction of interest expense through 2012 using the effective interest method. In addition, in January 2008, we also terminated certain other derivatives that were not deemed to be effective hedges. Upon the termination of these derivatives, we paid an aggregate of approximately $4.9 million (and recorded a $3.4 million pre-tax charge in the first quarter of 2008 related to the settlement of these derivatives). During 2010 and as of December 31, 2010, we had no derivative instruments outstanding.

(8) DEFERRED CREDITS AND OTHER LIABILITIES
     Deferred credits and other liabilities at December 31, 2010 and 2009 were composed of the following:

December 31,	2010	2009
	(Dollars in thousands)
Deferred federal and state income taxes	$2,368,698	2,256,579
Accrued pension costs	802,090	960,610
Accrued postretirement benefit costs	503,907	525,033
Deferred revenue	147,759	136,969
Unrecognized tax benefits for uncertain tax positions	66,501	83,931
Casualty insurance reserves	64,183	60,666
Other	110,755	111,294

	$4,063,893	4,135,082

     For additional information on deferred federal and state income taxes, accrued pension costs and accrued postretirement benefit costs, see Notes 13, 12 and 11, respectively.
(9) REDUCTIONS IN WORKFORCE
     During each of the last three years, we have announced workforce reductions primarily due to (i) increased competitive pressures and the loss of access lines over the last several years; (ii) progression or completion of our Embarq and Madison River integration plans; and (iii) the elimination of certain customer service personnel due to reduced call volumes. In connection therewith, we incurred pre-tax operating expense charges of approximately $27.3 million in 2010, $80.6 million in 2009 and $2.0 million in 2008 for severance and related costs.
     The following table reflects additional information regarding the severance-related liability for 2010, 2009 and 2008 (in thousands):

Balance at December 31, 2007	$1,835
Amount accrued to expense	2,046
Amount paid	(2,083)

Balance at December 31, 2008	1,798
Severance-related liability assumed in Embarq acquisition	31,086
Amount accrued to expense	80,580
Amount paid	(44,895)

Balance at December 31, 2009	68,569
Amount accrued to expense	27,258
Amount paid	(77,823)

Balance at December 31, 2010	$18,004

(10) STOCKHOLDERS’ EQUITY
Common stock - Unissued shares of CenturyLink common stock were reserved as follows:

December 31,	2010
(In thousands)
Incentive compensation programs	25,245
Acquisitions	4,064
Employee stock purchase plan	3,990
Dividend reinvestment plan	595
Conversion of convertible preferred stock	13

33,907

     In January 2009, in connection with the special meeting of shareholders to approve share issuances in connection with our acquisition of Embarq, our shareholders approved a charter amendment to eliminate certain special voting rights of long-term shareholders upon the consummation of the Embarq acquisition. On July 1, 2009, we issued 196.1 million shares of CenturyLink common stock in connection with the acquisition of Embarq. See Note 2 for additional information.
     In accordance with previously-announced stock repurchase programs, we repurchased 9.7 million shares (for $347.3 million) in 2008.
     In December 2007, the Financial Accounting Standards Board issued guidance regarding noncontrolling interests in consolidated financial statements, which requires noncontrolling interests to be recognized as equity in the consolidated financial statements. In addition, net income attributable to such noncontrolling interests is required to be included in consolidated net income. This guidance was effective for our 2009 fiscal year and prior periods have been adjusted to reflect this presentation.
Preferred stock - As of December 31, 2010, we had 2.0 million shares of authorized preferred stock, $25 par value per share. At December 31, 2010 and 2009, there were approximately 9,400 shares of outstanding convertible preferred stock. Holders of outstanding CenturyLink preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyLink’s liquidation and vote as a single class with the holders of common stock.
(11) POSTRETIREMENT BENEFITS
     Our postretirement health care plan provides postretirement benefits to qualified retirees. The postretirement health care plan we assumed as part of our acquisition of Embarq provides postretirement benefits to qualified legacy Embarq retirees and allows (i) eligible employees retiring before certain dates to receive benefits at no or reduced cost and (ii) eligible employees retiring after certain dates to receive benefits on a shared cost basis. The postretirement health care plan is generally funded by us and we expect to continue funding these postretirement obligations as benefits are paid. Our plan uses a December 31 measurement date.
     The following is a reconciliation of the beginning and ending balances for the benefit obligation and the plan assets.

December 31,	2010	2009	2008
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$582,345	292,887	306,633
Service cost	14,680	8,764	4,926
Interest cost	32,118	26,693	19,395
Participant contributions	14,382	3,013	2,789
Plan amendments	(846)	—	(9,093)
Acquisitions	—	228,200	—
Direct subsidy receipts	1,092	626	1,092
Actuarial (gain) loss	(31,977)	58,455	(11,992)
Benefits paid	(54,073)	(36,293)	(20,863)

Benefit obligation at end of year	$557,721	582,345	292,887

Change in plan assets
Fair value of plan assets at beginning of year	$57,312	16,805	28,324
Return (loss) on plan assets	5,916	6,405	(6,166)
Acquisitions	—	33,200	—
Employer contributions	30,277	34,182	12,721
Participant contributions	14,382	3,013	2,789
Benefits paid	(54,073)	(36,293)	(20,863)

Fair value of plan assets at end of year	$53,814	57,312	16,805

     The following table sets forth the amounts recognized as liabilities on the balance sheet for postretirement benefits at December 31, 2010, 2009 and 2008.

December 31,	2010	2009	2008
	(Dollars in thousands)
Benefit obligation	$(557,721)	(582,345)	(292,887)
Fair value of plan assets	53,814	57,312	16,805

Accrued benefit cost	$(503,907)	(525,033)	(276,082)

     Net periodic postretirement benefit cost for 2010, 2009 (which only includes the effects of our Embarq acquisition subsequent to July 1, 2009) and 2008 included the following components:

Year ended December 31,	2010	2009	2008
	(Dollars in thousands)
Service cost	$14,680	8,764	4,926
Interest cost	32,118	26,693	19,395
Expected return on plan assets	(3,435)	(2,386)	(2,337)
Amortization of unrecognized prior service credit	(3,433)	(3,546)	(2,606)
Amortization of unrecognized net loss	942	—	—

Net periodic postretirement benefit cost	$40,872	29,525	19,378

     The unamortized prior service credit ($11.7 million as of December 31, 2010) and unrecognized net actuarial loss ($30.6 million as of December 31, 2010) components have been reflected as a $12.3 million after-tax decrease to accumulated other comprehensive loss within stockholders’ equity. The estimated amount of net amortization income of the above unrecognized items that will be amortized from accumulated other comprehensive loss and reflected as a component of net periodic postretirement cost during 2011 is $2.3 million income for the prior service credit.
     Assumptions used in accounting for postretirement benefits as of December 31, 2010 and 2009 were:

	2010	2009

Determination of benefit obligation
Discount rate	5.30%	5.7-5.8%
Healthcare cost increase trend rates
Following year	8.50%	8.0%
Rate to which the cost trend rate is assumed to decline (the ultimate cost trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate cost trend rate	2018	2014

Determination of benefit cost
Discount rate	5.7-5.8%	6.4-6.90%
Expected return on plan assets	7.25%	8.25-8.50%

     Our discount rate is based on a hypothetical portfolio of bonds rated AA- or better that produces a cash flow matching the projected benefit payments of the plans. In determining the expected return on plan assets, we study historical markets and apply the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. We evaluate current market factors such as inflation and interest rates before determining long-term capital market assumptions. We also review peer data and historical returns to check for reasonableness.
     Assumed health care cost trends have an impact on the amounts reported for postretirement benefit plans. A one-percentage-point change in assumed health care cost rates would have the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease
	(Dollars in thousands)
Effect on annual total of service and interest cost components	$108	(132)
Effect on postretirement benefit obligation	$1,285	(1,527)

     We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. We measure and monitor investment risk on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.

     Our weighted-average asset allocations at December 31, 2010 and 2009 by asset category are as follows:

	2010	2009

Equity securities	19.9%	18.6
Debt securities	72.2	64.5
Cash and cash equivalents	7.9	16.9

Total	100.0%	100.0

     As of December 31, 2010, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2010:
Level 1 — Assets were valued using the closing price reported in the active market in which the individual security was traded.
Level 2 — Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant input were observable at the measurement date.
Level 3 — Assets were valued using valuation reports from the respective institutions at the measurement date.
     The following table presents the hierarchy levels for our postretirement benefit plan’s investments as of December 31, 2010:

	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Equity securities
Common stocks, preferred stocks, equity funds and related securities	$5,204	5,487	—	10,691
Debt securities	35,222	3,648	—	38,870
Cash	4,253	—	—	4,253

Total	$44,679	9,135	—	53,814

     The following table presents the hierarchy levels for our postretirement benefit plan’s investments as of December 31, 2009:

	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Equity securities
Common stocks, preferred stocks, equity funds and related securities	$4,967	5,688	—	10,655
Debt securities	32,900	4,075	—	36,975
Cash	9,682	—	—	9,682

Total	$47,549	9,763	—	57,312

     Our plan invests in various securities, some of which are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that those changes could materially affect the amounts reported in the statement of net assets available for benefits.
     Based on current estimates, we expect to contribute approximately $47.9 million to our postretirement benefit plan in 2011.
     Our estimated future projected benefit payments under our postretirement benefit plan are as follows:

	Before Medicare	Medicare	Net of
Year	Subsidy	Subsidy	Medicare Subsidy
	(Dollars in thousands)
2011	$49,206	(1,351)	47,855
2012	$51,186	(1,600)	49,586
2013	$47,751	(1,852)	45,899
2014	$46,281	(2,099)	44,182
2015	$45,620	(2,351)	43,269
2016-2020	$203,780	(5,537)	198,243
(12) DEFINED BENEFIT AND OTHER RETIREMENT PLANS
     We sponsor defined benefit pension plans for substantially all employees, including separate plans for legacy CenturyLink employees and legacy Embarq employees. Until such time as we elect to integrate Embarq’s benefit plans with ours, we plan to continue to operate these plans independently. Pension benefits for participants of these plans who are represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participant’s years of service and compensation. Both CenturyLink and Embarq have previously sponsored, or continue to sponsor, supplemental executive retirement plans providing certain officers with supplemental retirement, death and disability benefits. We use a December 31 measurement date for all our plans.
     To align our benefit structure closer to those offered by our competitors, in late 2010 we froze pension benefit accruals for our non-represented employees as of December 31, 2010. Such action resulted in a reduction of our benefit obligation of approximately $110.2 million and resulted in the recognition of a curtailment gain of approximately $20.9 million in 2010.
     In late February 2008, our Board of Directors approved certain actions related to CenturyLink’s Supplemental Executive Retirement Plan, including (i) freezing benefit accruals effective February 29, 2008 and (ii) amending the plan in the second quarter of 2008 to permit participants to receive in 2009 a lump sum distribution of the present value of their accrued plan benefits based on their election. We also enhanced plan termination benefits by (i) crediting each active participant with three additional years of service and (ii) crediting each participant who was not in pay status under the plan with three additional years of age in connection with calculating the present value of any lump sum distribution. We recorded an aggregate curtailment loss of approximately $8.2 million in 2008 related to the above-described items. In addition, principally due to the payment of the lump sum distributions in early 2009, we also recognized a settlement loss (which is included in selling, general and administrative expense) of approximately $7.7 million in 2009.
     Due to change of control provisions that were triggered upon the consummation of the Embarq acquisition on July 1, 2009, certain retirees who were receiving monthly annuity payments under a CenturyLink supplemental executive retirement plan were paid a lump sum distribution calculated in accordance with the provisions of the plan. A settlement expense of approximately $8.9 million was recognized in the third quarter of 2009 as a result of these actions.
     The legacy Embarq pension plan contains a provision that grants early retirement benefits for certain participants affected by workforce reductions. During 2009, we recognized approximately $14.7 million of additional pension expense related to these contractual benefits.
     The following is a reconciliation of the beginning and ending balances for the aggregate benefit obligation and the assets for our above-referenced defined benefit plans.

December 31,	2010	2009	2008
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$4,181,582	462,701	469,437
Service cost	61,156	36,223	13,761
Interest cost	245,753	134,898	29,373
Plan amendments	4,304	16,016	2,393
Acquisitions	—	3,467,260	—
Actuarial (gain) loss	426,700	231,663	(24,819)
Contractual retirement benefits	—	14,676	—
Curtailment (gain) loss	(110,169)	—	8,235
Settlements	—	8,294	(1,945)
Benefits paid	(275,357)	(190,149)	(33,734)

Benefit obligation at end of year	$4,533,969	4,181,582	462,701

Change in plan assets
Fair value of plan assets at beginning of year	$3,219,706	352,830	459,198
Return (loss) on plan assets	482,709	473,878	(123,210)
Acquisitions	—	2,407,200	—
Employer contributions	304,811	175,946	52,521
Settlements	—	—	(1,945)
Benefits paid	(275,357)	(190,148)	(33,734)

Fair value of plan assets at end of year	$3,731,869	3,219,706	352,830

     The following table sets forth the combined plans’ funded status and amounts recognized in our consolidated balance sheet at December 31, 2010, 2009 and 2008.

December 31,	2010	2009	2008
	(Dollars in thousands)
Benefit obligation	$(4,533,969)	(4,181,582)	(462,701)
Fair value of plan assets	3,731,869	3,219,706	352,830

Net amount recognized	$(802,100)	(961,876)	(109,871)

     Amounts recognized on the balance sheet consist of:

December 31,	2010	2009
	(Dollars in thousands)
Accrued expenses and other current liabilities	$(10)	(1,266)
Other deferred credits	(802,090)	(960,610)

Net amount recognized	$(802,100)	(961,876)

     Our aggregate accumulated benefit obligation as of December 31, 2010 and 2009 was $4.509 billion and $4.042 billion, respectively.
     Net periodic pension expense for 2010, 2009 (which only includes the effects of our Embarq acquisition subsequent to July 1, 2009) and 2008 included the following components:

Year ended December 31,	2010	2009	2008
	(Dollars in thousands)
Service cost	$61,156	36,223	13,761
Interest cost	245,753	134,898	29,373
Expected return on plan assets	(283,026)	(127,613)	(36,667)
Curtailment (gain) loss	(20,908)	—	8,235
Settlements	—	17,834	410
Contractual retirement benefits	—	14,676	—
Net amortization and deferral	18,765	16,271	3,377

Net periodic pension expense	$21,740	92,289	18,489

     The unamortized prior service cost ($18.9 million as of December 31, 2010) and unrecognized net actuarial loss ($187.5 million as of December 31, 2010) components have been reflected as a $206.4 million net reduction ($127.1 million after-tax) to accumulated other comprehensive loss within stockholders’ equity. The estimated amount of amortization expense of the above unrecognized amounts that will be amortized from accumulated other comprehensive loss and reflected as a component of net periodic pension cost for 2011 are (i) $2.4 million for the prior service cost and (ii) $13.4 million for the net actuarial loss.

     Assumptions used in accounting for pension plans as of December 31, 2010 and 2009 were:

	2010	2009

Determination of benefit obligation
Discount rate	5.0-5.5%	5.5-6.0
Weighted average rate of compensation increase	3.25-4.0%	3.5-4.0

Determination of benefit cost
Discount rate	5.5-6.0%	6.60-6.90
Weighted average rate of compensation increase	3.5-4.0%	4.0
Expected return on plan assets*	8.25-8.50%	8.25-8.50

*	For 2011, we are reducing our long-term assumed rate of return assumption to 7.5% for our legacy CenturyLink pension plan and 8.0% for our legacy Embarq pension plan.
     Our discount rate is based on a hypothetical portfolio of bonds rated AA- or better that produces a cash flow matching the projected benefit payments of the plans. In determining the expected return on plan assets, we study historical markets and apply the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. We evaluate current market factors such as inflation and interest rates before determining long-term capital market assumptions. We also review peer data and historical returns to check for reasonableness.
     We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. We measure and monitor investment risk on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews. The fair value of most of our pension plan assets is determined by reference to observable market data consisting of published market quotes.
     Our pension plans weighted-average asset allocations at December 31, 2010 and 2009 by asset category are as follows:

	2010	2009

Equity securities	52.3%	49.3
Debt securities	33.4	28.8
Hedge funds	4.3	8.5
Real estate	4.9	5.0
Cash equivalents and other	5.1	8.4

Total	100.0%	100.0

     As of December 31, 2010, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2010:
Level 1 — Assets were valued using the closing price reported in the active market in which the individual security was traded.

Level 2 — Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant input were observable at the measurement date.
Level 3 — Assets were valued using valuation reports from the respective institutions at the measurement date.
     The following table presents the hierarchy levels for our defined benefit pension plans’ investments as of December 31, 2010:

	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Equity securities
Common stocks, preferred stocks, equity funds and related securities	$1,675,565	277,269	—	1,952,834
Debt securities
Corporate bonds and related securities	—	911,122	1,589	912,711
Government bonds, municipal bonds and related securities	—	331,937	2,899	334,836
Hedge funds	—		161,612	161,612
Real estate	—	—	181,581	181,581
Cash and cash equivalents	26,041	—	—	26,041
Other	13,473	146,172	2,609	162,254

Total	$1,715,079	1,666,500	350,290	3,731,869

     The following table presents the hierarchy levels for our defined benefit pension plans’ investments as of December 31, 2009:

	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Equity securities
Common stocks, preferred stocks, equity funds and related securities	$1,345,669	242,852	—	1,588,521
Debt securities
Corporate bonds and related securities	—	798,143	1,005	799,148
Government bonds, municipal bonds and related securities	—	129,129	—	129,129
Hedge funds	—	113,340	159,886	273,226
Real estate	—	—	161,336	161,336
Cash and cash equivalents	21,210	—	—	21,210
Other	67,156	181,116	(1,136)	247,136

Total	$1,434,035	1,464,580	321,091	3,219,706

     The following sets forth a summary of changes in the fair value of our defined benefit pension plans’ Level 3 assets for the year ended December 31, 2010:

		Hedge	All
	Real estate	funds	other	Total
	(Dollars in thousand)
Balance, beginning of year	$161,336	159,886	(131)	321,091
Realized gain (loss) in investments, net	(1,677)	2,102	92	517
Unrealized gain (loss) in investments, net	20,038	8,851	169	29,058
Purchases and sales, net	1,884	(9,227)	6,967	(376)

Balance, end of year	$181,581	161,612	7,097	350,290

     The following sets forth a summary of changes in the fair value of our defined benefit pension plans’ Level 3 assets for the year ended December 31, 2009:

		Hedge	All
	Real estate	funds	other	Total
	(Dollars in thousand)
Balance, beginning of year	$—	—	—	—
Level 3 assets acquired in the Embarq acquisition	182,819	146,335	(4,875)	324,279
Transfers to (from) Level 3	—	—	(3,458)	(3,458)
Realized gain (loss) in investments, net	21	—	70	91
Unrealized gain (loss) in investments, net	(24,223)	13,551	31	(10,641)
Purchases and sales, net	2,719	—	8,101	10,820

Balance, end of year	$161,336	159,886	(131)	321,091

     Our plans invest in various securities, some of which are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that those changes could materially affect the value of our pension plan assets.
     Some of our plans’ investment securities have contractual cash flows, such as asset backed securities, collateralized mortgage obligations, and commercial and government mortgage backed securities, including securities backed by sub-prime mortgage loans. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate values, delinquencies or defaults, or both, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
     During 2010, we contributed $300 million to the legacy Embarq pension plan. Based on current actuarial estimates, we expect to contribute approximately $100 million to the legacy Embarq pension plan in 2011.

     Our estimated future projected benefit payments under our defined benefit pension plans are as follows: 2011 — $268.0 million; 2012 — $272.6 million; 2013 — $280.3 million; 2014 — $284.7 million; 2015 — $289.8 million; and 2016-2020 — $1.526 billion.
     We also sponsor qualified profit sharing plans pursuant to Section 401(k) of the Internal Revenue Code which are available to substantially all employees. Our matching contributions to these plans were $16.7 million in 2010, $13.8 million in 2009 and $10.5 million in 2008.
(13) INCOME TAXES
     Income tax expense included in the Consolidated Statements of Income was as follows:

Year ended December 31,	2010	2009	2008
	(Dollars in thousands)
Federal
Current	$384,443	158,248	141,604
Deferred	145,166	210,202	59,669
State
Current	66,740	2,285	(14,765)
Deferred	(13,398)	12,206	7,849

	$582,951	382,941	194,357

     Income tax expense was allocated as follows:

Year ended December 31,	2010	2009	2008
	(Dollars in thousands)
Income tax expense in the consolidated statements of income:
Attributable to income before extraordinary item	$582,951	301,881	194,357
Attributable to extraordinary item	—	81,060	—
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(11,884)	(4,194)	(1,123)
Tax effect of the change in accumulated other comprehensive loss	(33,873)	29,460	(47,581)

     The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

Year ended December 31,	2010	2009	2008
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0	35.0
State income taxes, net of federal income tax benefit	1.9	2.0	2.0
Change in tax treatment of Medicare subsidy	0.3	—	—
Nondeductible acquisition related costs	0.2	0.7	0.3
Nondeductible compensation pursuant to executive compensation limitations	0.2	0.9	0.2
Recognition of previously unrecognized tax benefits	—	(1.5)	(2.3)
Other, net	0.5	0.1	(0.5)

Effective income tax rate	38.1%	37.2	34.7

     Included in income tax expense in 2010 is a $4.0 million charge related to the change in the tax treatment of the Medicare Part D subsidy as a result of the comprehensive health care reform legislation signed into law in March 2010. In addition, a portion of our transaction costs associated with our pending acquisition of Qwest is considered non-deductible for income tax purposes. The treatment of these costs as non-deductible resulted in the recognition of approximately $3.9 million of higher income tax expense in 2010 than would have been recognized had such costs been deductible for income tax purposes. Certain executive compensation amounts, including the lump sum distributions paid to certain executive officers upon discontinuing the Supplemental Executive Retirement Plan (see Note 12), are reflected as nondeductible for income tax purposes pursuant to executive compensation limitations of the Internal Revenue Code. The treatment of these amounts as non-deductible resulted in the recognition of approximately $3.3 million and $9.8 million of income tax expense in 2010 and 2009, respectively, above amounts that would have been recognized had such payments been deductible for income tax purposes. Our 2009 effective tax rate was also higher because a portion of our Embarq merger-related transaction costs incurred during 2009 are nondeductible for income tax purposes (with such treatment resulting in a $7.4 million increase to income tax expense).
     In 2009, our effective tax rate was reduced by a $7.0 million reduction to our net deferred tax asset valuation allowance associated with state operating loss carryforwards.
     During 2009 and 2008, we recognized net after-tax benefits of approximately $15.7 million and $12.8 million, respectively, which include (i) the recognition of previously unrecognized tax benefits primarily due to certain issues being effectively settled through examinations or the lapse of statute of limitations and (ii) other adjustments needed upon finalization of tax returns.
     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 were as follows:

December 31,	2010	2009
	(Dollars in thousands)
Deferred tax assets
Postretirement and pension benefit costs	$509,950	479,163
Net state operating loss carryforwards	74,933	64,782
Other employee benefits	45,458	67,048
Other	115,750	127,306

Gross deferred tax assets	746,091	738,299
Less valuation allowance	(42,894)	(41,533)

Net deferred tax assets	703,197	696,766

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(1,761,500)	(1,573,986)
Goodwill and other intangible assets	(1,158,525)	(1,189,141)
Other	(70,529)	(106,900)

Gross deferred tax liabilities	(2,990,554)	(2,870,027)

Net deferred tax liability	$(2,287,357)	(2,173,261)

     Of the $2.287 billion net deferred tax liability as of December 31, 2010, approximately $2.369 billion is reflected as a long-term liability and approximately $81.3 million is reflected as a net current deferred tax asset.
     We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2010, we had available tax benefits associated with net state operating loss carryforwards, which expire through 2030, of $74.9 million. The ultimate realization of the benefits of the carryforwards is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider our scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of December 31, 2010, a valuation allowance of $42.9 million was established as it is more likely than not that this amount of net operating loss carryforwards will not be utilized prior to expiration.
     The following table reflects the activity of our gross unrecognized tax benefits (excluding both interest and any related federal benefit) during 2010 (amounts expressed in thousands).

Unrecognized tax benefits at December 31, 2009	$327,227
Increase in tax positions taken in the current year	320
Increase due to tax positions taken in a prior year	7,272
Decrease due to the reversal of tax positions taken in a prior year	(22,525)
Decrease from the lapse of statute of limitations	(1,232)

Unrecognized tax benefits at December 31, 2010	$311,062

     Approximately $246 million of the above unrecognized tax benefits represents refund claims related to the treatment of universal service fund receipts of certain subsidiaries acquired in connection with our Embarq acquisition, which due to the uncertainty of these claims have not been recognized in current or deferred taxes in our consolidated financial statements. Of the remaining gross balance of $65.5 million, approximately $58.2 million is included as a component of “Deferred credits and other liabilities” and the remainder is included in “Accrued income taxes”. If we were to prevail on all unrecognized tax benefits recorded on our balance sheet, we would recognize approximately $37.0 million (including interest and net of federal benefit), which would lower our effective tax rate.
     Our policy is to reflect interest expense associated with unrecognized tax benefits in income tax expense. We had accrued interest (presented before related tax benefits) of approximately $11.5 million and $9.9 million as of December 31, 2010 and December 31, 2009.
     We file income tax returns, including returns for our subsidiaries, with federal, state and local jurisdictions. Our uncertain income tax positions are related to tax years that are currently under or remain subject to examination by the relevant taxing authorities. Our open income tax years by major jurisdiction are as follows.

Jurisdiction	Open tax years
Federal	2007-current
State
Florida	2006-current
Georgia	2003-current
Louisiana	2007-current
North Carolina	2003-current
Oregon	2002-current
Texas	2001-current
Other states	2002-current
     Additionally, Embarq, its subsidiaries, and their predecessors have filed amended returns on a specific tax issue relating to years as early as 1990. These amended returns have been audited by the IRS, and the refund claims contained therein have all been denied by the Exam Division and the Appeals Division of the IRS. Embarq has filed suit for refund in U.S. District Court for a portion of the years, and is considering litigation for the rest.
     Since the period for assessing additional liability typically begins upon the filing of a return, it is possible that certain jurisdictions could assess tax for years prior to the open tax years disclosed above. Additionally, it is possible that certain jurisdictions in which we do not believe we have an income tax filing responsibility, and accordingly did not file a return, may attempt to assess a liability, or that other jurisdictions to which we pay taxes may attempt to assert that we owe additional taxes.
     Based on our current assessment of various factors, including (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, and (iv) the administrative practices of applicable taxing jurisdictions, it is reasonably possible that the related unrecognized tax benefits for uncertain tax positions previously taken may decrease by up to $213.0 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(14) EARNINGS PER SHARE
     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

Year ended December 31,	2010	2009	2008
	(Dollars, except per share
	amounts, and shares in thousands)
Income (Numerator):
Net income before extraordinary item	$947,705	511,254	365,732
Extraordinary item, net of income tax expense and noncontrolling interests	—	135,957	—

Net income attributable to CenturyLink, Inc.	947,705	647,211	365,732
Dividends applicable to preferred stock	(12)	(12)	(155)
Earnings applicable to unvested restricted stock awards:
Income before extraordinary item	(5,525)	(3,559)	(4,240)
Extraordinary item	—	(946)	—

Net income as adjusted for purposes of computing basic earnings per share	942,168	642,694	361,337
Dividends applicable to preferred stock	12	12	155

Net income as adjusted for purposes of computing diluted earnings per share	$942,180	642,706	361,492

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	301,428	199,177	103,467
Unvested restricted stock	(1,756)	(1,387)	(1,199)
Unvested restricted stock units	947	1,023	—

Weighted average number of shares outstanding during period for computing basic earnings per share	300,619	198,813	102,268

Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	13	13	169
Shares issuable under incentive compensation plans	665	231	123

Number of shares as adjusted for purposes of computing diluted earnings per share	301,297	199,057	102,560

Basic earnings per share Before extraordinary item	$3.13	2.55	3.53
Extraordinary item	$—	.68	—
Basic earnings per share	$3.13	3.23	3.53

Diluted earnings per share Before extraordinary item	$3.13	2.55	3.52
Extraordinary item	$—	.68	—
Diluted earnings per share	$3.13	3.23	3.52
     The weighted average number of shares of common stock subject to issuance under outstanding options that were excluded from the computation of diluted earnings per share (because the exercise price of the option was greater than the average market price of the common stock) was 2.9 million for 2010, 4.1 million for 2009 and 2.1 million for 2008.

     In June 2008, the Financial Accounting Standards Board issued guidance in determining whether instruments granted in share-based payment transactions are participating securities. Based on this guidance, we have concluded that our outstanding non-vested restricted stock is a participating security and therefore should be included in the earnings allocation in computing earnings per share using the two-class method. The guidance was effective for us beginning in first quarter 2009 and required us to adjust our previously reported earnings per share.
(15) STOCK COMPENSATION PROGRAMS
     We recognize as compensation expense our cost of awarding employees with equity instruments by allocating the fair value of the award on the grant date over the period during which the employee is required to provide service in exchange for the award.
     We currently maintain programs which allow the Board of Directors (through its Compensation Committee) and the Chief Executive Officer to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options; stock appreciation rights; restricted stock; restricted stock units and performance shares. As of December 31, 2010, we had reserved approximately 25.2 million shares of common stock which may be issued in connection with awards under our current incentive programs. We also offer an Employee Stock Purchase Plan whereby employees can purchase our common stock at a 15% discount based on the lower of the beginning or ending stock price during recurring six-month periods stipulated in such program.
     Upon the consummation of the Embarq acquisition on July 1, 2009 (see Note 2), outstanding Embarq stock options and restricted stock units were converted to 7.2 million CenturyLink stock options and 2.4 million restricted stock units based on the exchange ratio stipulated in the Embarq merger agreement. The fair value of the former Embarq stock option awards that were converted to CenturyLink stock options was estimated as of the July 1, 2009 conversion date using a Black-Scholes option pricing model using the following assumptions: dividend yield — 9.12%; expected volatility — 27-50%; weighted average risk free interest rate — 0.5-2.6% and expected term — 0.3-6 years. Other than in connection with converting the former Embarq stock options into CenturyLink stock options, we did not grant any stock options to employees in 2010 or 2009.
     In late February 2008, the Compensation Committee authorized all long-term incentive grants for 2008 to be in the form of restricted stock instead of a mix of stock options and restricted stock as had been granted in recent years. During 2008, prior to this authorization, 25,700 options were granted with a weighted average grant date fair value of $8.85 per share using a Black-Scholes option pricing model using the following assumptions: dividend yield — 0.6%; expected volatility — 25%; weighted average risk free interest rate — 2.9%; and expected term — 4.5 years. The expected volatility was based on the historical volatility of our common stock over the 4.5- year term mentioned above. The expected term was determined based on the historical exercise and forfeiture rates for similar grants.
     Our outstanding stock options have been granted with an exercise price equal to the market price of CenturyLink’s shares at the date of grant. The exercise price of former Embarq stock options were converted by applying the exchange ratio stipulated in the Embarq merger agreement. Our outstanding options generally have a three-year vesting period and all of them expire ten years after the date of grant. The fair value of each stock option award is estimated as of the date of grant using a Black-Scholes option pricing model.
     Stock option transactions during 2010 were as follows:

		Average	Remaining	Aggregate
	Number	exercise	contractual	intrinsic
	of options	price	term (in years)	value*

Outstanding December 31, 2009	9,318,553	$37.85
Exercised	(3,507,895)	32.25
Forfeited/Cancelled	(770,373)	55.40

Outstanding December 31, 2010	5,040,285	$39.06	4.16	$49,225,000

Exercisable December 31, 2010	4,739,732	$39.60	3.97	$44,554,000

*	Equals the difference between the market price on such date and the average exercise price multiplied by the number of shares subject to the options.
     Our outstanding restricted stock awards generally vest over a three- or five-year period (for employees) or a three-year period (for outside directors).
     During the first quarter of 2010, we granted 396,753 shares of restricted stock to certain executive-level employees, of which 198,374 were time-vested restricted stock that vests over a three-year period and 198,379 were performance-based restricted stock. The performance-based restricted stock will vest over time only if specific performance measures are met for the applicable periods. One half of the performance-based restricted stock will vest in March 2012 based on our two-year total shareholder return for 2010 and 2011 as measured against the total shareholder return of the companies comprising the S&P 500 Index for the same period. The other half will vest in March 2013 based on our three-year total shareholder return for 2010, 2011 and 2012 as measured against the total shareholder return of the companies comprising the S&P 500 Index for the same period. The 198,379 shares of performance-based restricted stock issued represent the target award. Each recipient has the opportunity to ultimately receive between 0% and 200% of the target restricted stock award depending on our total shareholder return in relation to that of the S&P 500 Index. We valued these performance-based awards using Monte-Carlo simulations. In addition, we granted 525,377 shares of time-vested restricted stock during 2010 (which, subject to certain limited exceptions, vest over a three-year period) to certain other key employees and our outside directors as part of our normal recurring annual equity compensation programs.

     During the third quarter of 2010, we granted 407,236 shares of restricted stock and approximately $15.2 million of deferred cash compensation awards to certain executive officers and other key employees as part of a retention program in connection with our pending acquisition of Qwest. The shares of restricted stock will vest in equal installments on the first, second and third anniversaries of the closing date. Each employee receiving a deferred cash award will be entitled to receive one-half of the award on the closing date of the Qwest merger and the other half on the first anniversary of the closing date. Both the restricted stock grant and the deferred cash award will accelerate if we terminate the recipient without cause or under certain other conditions, and will be forfeited if the Qwest merger is not consummated. No compensation expense has been recorded to date related to the retention program since recognition is contingent upon consummation of the Qwest merger. In addition to the above retention awards, 75,000 shares of restricted stock were granted to an incoming executive officer during the third quarter of 2010 (which vests fully at the end of the officer’s term of employment).
     Nonvested restricted stock and restricted stock unit transactions during 2010 were as follows:

	Number	Average grant
	of shares	date fair value

Nonvested at December 31, 2009	2,922,855	$31.04
Granted	1,404,366	36.56
Vested	(1,343,171)	31.04
Forfeited	(92,391)	31.79

Nonvested at December 31, 2010	2,891,659	$33.69

     During 2009, we issued 820,234 shares of restricted stock to certain employees and our outside directors at a weighted-average price of $27.34 per share. During 2008, we issued 643,397 shares of restricted stock to certain employees and our outside directors at a weighted-average price of $34.86 per share.
     The total compensation cost for all share-based payment arrangements in 2010, 2009 and 2008 was $38.2 million, $55.2 million and $16.4 million, respectively. Upon the consummation of the acquisition of Embarq on July 1, 2009, the vesting schedules of certain of our equity-based grants issued prior to 2009 were accelerated due to change of control provisions in the respective share-based compensation plans (with the exception of grants to certain officers who waived such acceleration right). In addition, the vesting of certain other awards was accelerated upon the termination of employment of certain employees. As a result of accelerating the vesting schedules of these awards, we recorded share-based compensation expense of approximately $21.2 million in 2009 above amounts that would have been recognized absent the triggering of these acceleration provisions.
     We recognized a tax benefit related to such arrangements of approximately $14.1 million in 2010, $20.5 million in 2009 and $5.8 million in 2008. As of December 31, 2010, there was $60.8 million of total unrecognized compensation cost related to the share-based payment arrangements, which is expected to be recognized over a weighted-average period of 2.1 years.

     We received net cash proceeds of $113.1 million during 2010 in connection with option exercises. The total intrinsic value of options exercised (the amount by which the market price of the stock on the date of exercise exceeded the market price of the stock on the date of grant) was $28.1 million during 2010, $6.0 million during 2009 and $208,000 during 2008. The excess tax benefit realized from share-based compensation transactions during 2010 was $11.9 million. The total fair value of restricted stock that vested during 2010, 2009 and 2008 was $47.9 million, $45.2 million and $6.2 million, respectively.
(16) DISCONTINUANCE OF REGULATORY ACCOUNTING
     Through June 30, 2009, we accounted for our regulated telephone operations (except for the properties acquired from Verizon in 2002) in accordance with the provisions of regulatory accounting under which actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities were required to be recorded and, accordingly, reflected in the balance sheet of entities subject to regulatory accounting.
     On July 1, 2009, we discontinued the accounting requirements of regulatory accounting upon the conversion of substantially all of our rate-of-return study areas to federal price cap regulation (based on the FCC’s approval of our petition to convert our study areas to price cap regulation).
     Upon the discontinuance of regulatory accounting, we reversed previously established regulatory assets and liabilities. Depreciation rates of certain assets established by regulatory authorities for our telephone operations subject to regulatory accounting have historically included a component for removal costs in excess of the related salvage value. Notwithstanding the adoption of accounting guidance related to the accounting for asset retirement obligations, regulatory accounting required us to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there was no legal obligation to remove the assets. Therefore, we did not adopt the asset retirement obligation provisions for our telephone operations that were subject to regulatory accounting. Upon the discontinuance of regulatory accounting, such accumulated liability for removal costs included in accumulated depreciation was removed and an asset retirement obligation was established. Upon the discontinuance of regulatory accounting, we were required to adjust the carrying amounts of property, plant and equipment only to the extent the assets are impaired, as judged in the same manner applicable to nonregulated enterprises. We did not record an impairment charge related to the carrying value of the property, plant and equipment of our regulated telephone operations as a result of the discontinuance of regulatory accounting.

     In the third quarter of 2009, upon the discontinuance of regulatory accounting, we recorded a non-cash extraordinary gain in our consolidated statements of income comprised of the following components (dollars, except per share amounts, in thousands):

Gain (loss)
Elimination of removal costs embedded in accumulated depreciation	$222,703
Establishment of asset retirement obligation	(1,556)
Elimination of other regulatory assets and liabilities	(2,585)

Net extraordinary gain before income tax expense and noncontrolling interests	218,562
Income tax expense associated with extraordinary gain	(81,060)

Net extraordinary gain before noncontrolling interests	137,502
Less: extraordinary gain attributable to noncontrolling interests	(1,545)

Extraordinary gain attributable to CenturyLink, Inc.	$135,957

Basic earnings per share of extraordinary gain	$.68
Diluted earnings per share of extraordinary gain	$.68
     Upon the discontinuance of regulatory accounting, we revised the lives of our property, plant and equipment to reflect the economic estimated remaining useful lives of the assets. In general, the estimated remaining useful lives of our telephone property were lengthened as compared to the rates used that were established by regulatory authorities.
     Upon the discontinuance of regulatory accounting, we eliminated certain intercompany transactions with regulated affiliates that previously were not eliminated under the application of regulatory accounting. This has caused our operating revenues and operating expenses to be lower by equivalent amounts beginning in the third quarter of 2009.
(17) GAIN ON ASSET DISPOSITIONS
     In third quarter 2008, we sold our interest in a non-operating investment for approximately $7.2 million and recorded a pre-tax gain of approximately $3.2 million. In anticipation of making the lump sum plan distributions in early 2009 discussed in Note 12, we liquidated our investments in marketable securities in the SERP trust and recognized a $4.5 million pre-tax gain in the second quarter of 2008. In first quarter 2008, we sold a non-operating investment for approximately $4.2 million and recorded a pre-tax gain of approximately $4.1 million. Such gains are included in “Other income (expense)” on our Consolidated Statements of Income.
(18) SUPPLEMENTAL CASH FLOW AND OTHER DISCLOSURES
     The amount of interest actually paid, net of amounts capitalized of $12.9 million, $3.5 million, and $2.4 million during 2010, 2009 and 2008, respectively, was $548.4 million, $391.8 million, and $204.1 million during 2010, 2009 and 2008, respectively. Income taxes paid were $431.7 million in 2010, $258.9 million in 2009, and $208.8 million in 2008. Income tax refunds totaled $7.6 million in 2010, $2.1 million in 2009, and $4.6 million in 2008.
     In connection with our July 1, 2009 acquisition of Embarq, the following assets were acquired and liabilities assumed:

Year ended December 31,	2009
(Dollars in thousands)
Property, plant and equipment, net	$6,077,672
Goodwill	6,236,084
Long-term debt, deferred credits and other liabilities	(7,508,066)
Other assets and liabilities, excluding cash and cash equivalents	1,187,849
Common equity issued for acquisition	(6,070,445)

Increase in cash due to acquisition	$(76,906)

     See Note 2 for additional information related to our acquisition of Embarq in 2009.
     We collect various taxes from our customers and subsequently remit such funds to governmental authorities. Substantially all of these taxes are recorded through the balance sheet. We are required to contribute to several universal service fund programs and generally include a surcharge amount on our customers’ bills which is designed to recover our contribution costs. Such amounts are reflected on a gross basis in our statement of income (included in both operating revenues and expenses) and aggregated approximately $115 million for 2010, $84 million for 2009 and $42 million for 2008.

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following table presents the carrying amounts and estimated fair values of certain of our financial instruments at December 31, 2010 and 2009.

	Carrying	Fair
	Amount	value
	(Dollars in thousands)
December 31, 2010

Financial assets Other	$110,178	110,178	(2)
Financial liabilities Long-term debt (including current maturities)	$7,327,587	8,006,508	(1)
Other	$190,443	190,443	(2)

December 31, 2009

Financial assets Other	$111,809	111,809	(2)
Financial liabilities Long-term debt (including current maturities)	$7,753,718	8,408,943	(1)
Other	$182,374	182,374	(2)

(1)	Fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently available to us for similar debt.

(2)	Fair value was estimated by us to approximate carrying value or is based on current market information.
     We believe the carrying amount of cash and cash equivalents, accounts receivable, short-term debt, accounts payable and accrued expenses approximates the fair value due to the short maturity of these instruments, which have not been reflected in the above table.
     We are subject to certain accounting standards that define fair value, establish a framework for measuring fair value and expand the disclosures about fair value measurements required or permitted under other accounting pronouncements. The fair value accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers include: Level 1 (defined as observable inputs such as quoted market prices in active markets); Level 2 (defined as inputs other than quoted prices in active markets that are either directly or indirectly observable); and Level 3 (defined as unobservable inputs in which little or no market data exists).
     As of December 31, 2010, we held life insurance contracts with cash surrender value that are required to be measured at fair value on a recurring basis. The following table depicts those assets held and the related tier designation pursuant to the accounting guidance related to fair value disclosure.

	Balance
Description	Dec. 31, 2010	Level 1	Level 2	Level 3
	(Dollars in thousands)
Cash surrender value of life insurance contracts	$99,462	99,462	—	—

     See Notes 11 and 12 for the tier designation related to our postretirement and pension plan assets.
(20) BUSINESS SEGMENTS
     We are an integrated communications company engaged primarily in providing an array of communications services to our customers, including local exchange, long distance, Internet access and broadband services. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services. Because of the similar economic characteristics of our operations, we have utilized the aggregation criteria specified in the segment accounting guidance and concluded that we operate as one reportable segment.
     Our operating revenues for our products and services include the following components:

Year ended December 31,	2010	2009	2008
	(Dollars in thousands)
Voice	$3,137,921	2,168,480	1,043,386
Data	1,908,901	1,202,284	524,194
Network access	1,079,678	927,905	651,038
Other	915,034	675,570	381,129

Total operating revenues	$7,041,534	4,974,239	2,599,747

     Beginning in 2010, we have reclassified revenues generated from subscriber line charges to “Voice” revenues from “Network access” revenues to better align our presentation of such revenues with others in our industry and we have included revenues generated from our fiber transport, CLEC and security monitoring operations in “Other” revenues. Prior periods have been adjusted to reflect this new presentation.
(21) COMMITMENTS AND CONTINGENCIES
     Over 60 years ago, one of our indirect subsidiaries, Centel Corporation, acquired entities that may have owned or operated seven former plant sites that produced “manufactured gas” under a process widely used through the mid-1900s. Centel has been a subsidiary of Embarq since being spun-off in 2006 from Sprint Nextel, which acquired Centel in 1993. None of these plant sites are currently owned or operated by either Sprint Nextel, Embarq or their subsidiaries. On three sites, Embarq and the current landowners are working with the Environmental Protection Agency (“EPA”) pursuant to administrative consent orders.

Remediation expenditures pursuant to the orders are not expected to be material. On five sites, including the three sites where the EPA is involved, Centel has entered into agreements with other potentially responsible parties to share remediation costs. Further, Sprint Nextel has agreed to indemnify Embarq for most of any eventual liability arising from all seven of these sites. Based upon current circumstances, we do not expect this issue to have a material adverse impact on our results of operations or financial condition.
     In William Douglas Fulghum, et al. v. Embarq Corporation, et al., filed on December 28, 2007 in the United States District Court for the District of Kansas (Civil Action No. 07-CV-2602), a group of retirees filed a putative class action lawsuit challenging the decision to make certain modifications to Embarq’s retiree benefits programs generally effective January 1, 2008 (which resulted in a $300 million reduction to the liability for retiree benefits at the time of the modifications). Defendants include Embarq, certain of its benefit plans, its Employee Benefits Committee and the individual plan administrator of certain of its benefits plans. Additional defendants include Sprint Nextel and certain of its benefit plans. Recently, the Court certified a class on certain of plaintiffs’ claims, but rejected class certification as to other claims. Embarq and other defendants continue to vigorously contest these claims and charges. Given that this litigation is still in discovery, it is premature to estimate the impact this lawsuit could have to our results of operation or financial condition. In 2009, a ruling in Embarq’s favor was entered in an arbitration proceeding filed by 15 former Centel executives, similarly challenging the benefits changes.
     In April 2010, a series of lawsuits were filed by shareholders of Qwest Communications International Inc. in Colorado state and federal courts and in Delaware federal court, alleging that Qwest’s officers and directors breached their fiduciary duties by failing to maximize the value to be received by Qwest’s stockholders in connection with CenturyLink’s recently announced acquisition of Qwest. CenturyLink was also named as a defendant in most of the lawsuits. On July 16, 2010, the parties entered into a memorandum of understanding reflecting the terms of their agreement-in-principle for a settlement of all of the claims asserted in these actions. Pursuant to this agreement, defendants included additional disclosures in the final joint proxy statement-prospectus dated July 19, 2010, in response to allegations and claims asserted in certain of the complaints. At a hearing in late February 2011, the Court gave final approval to this settlement, and all lawsuits challenging the transaction will be dismissed with prejudice effective March 17, 2011. We do not expect the settlement to have a material adverse impact to our results of operations or financial condition.
     In December 2009, subsidiaries of CenturyLink filed two lawsuits against subsidiaries of Sprint Nextel to recover terminating access charges for VoIP traffic owed under various interconnection agreements and tariffs which presently approximate $33 million. The lawsuits allege that Sprint Nextel has breached contracts, violated tariffs, and violated the Federal Communications Act by failing to pay these charges. One lawsuit, filed on behalf of all legacy Embarq operating entities, was tried in federal court in Virginia in August 2010 and a ruling is expected in the first quarter of 2011. The other lawsuit, filed on behalf of all legacy CenturyLink operating entities, is pending in federal court in Louisiana. In that case, the Court recently dismissed certain of CenturyLink’s claims, referred other claims to the FCC, and stayed the litigation for 12 months. We have not recorded a reserve related to these lawsuits.
     From time to time, we are involved in other proceedings incidental to our business, including administrative hearings of state public utility commissions relating primarily to rate making, actions relating to employee claims, various tax issues, occasional grievance hearings before labor regulatory agencies and miscellaneous third party tort actions. The outcome of these other proceedings is not predictable. However, based on current circumstances, we do not believe that the ultimate resolution of these other proceedings, after considering available insurance coverage and current levels of reserves, will have a material adverse effect on our financial position, results of operations or cash flows.
(22) SUBSEQUENT EVENT
     On January 19, 2011, we entered into a four-year revolving credit facility with various lenders. This credit facility allows CenturyLink to borrow up to $1.0 billion initially with the total capacity of the credit facility increasing to $1.7 billion upon the consummation of our pending acquisition of Qwest. Up to $400 million of the credit facility can be used for letters of credit, which reduces the amount available for other extensions of credit.
     Interest will be assessed on future borrowings using the London Interbank Offered Rate (LIBOR) plus an applicable margin between .5% to 2.5% per annum depending on the type of loan and CenturyLink’s then current senior unsecured long-term debt rating. CenturyLink’s obligations under the credit facility are currently guaranteed by its wholly-owned subsidiary, Embarq Corporation, and upon consummation of the Qwest acquisition will also be guaranteed by Qwest and one of its wholly-owned subsidiaries.
     CenturyLink’s ability to borrow under the credit facility is conditioned upon its continued compliance with various loan covenants, including financial covenants that stipulate that CenturyLink shall not permit (i) the ratio of consolidated debt to consolidated EBITDA to exceed 4.0 to 1.0 and (ii) the ratio of consolidated EBITDA to the sum of consolidated interest expense and preferred stock dividends to be less than 1.5 to 1.0 (with all of the above terms having the meanings stipulated in the agreement). Amounts outstanding under the credit facility may be accelerated upon specified events of default, including failures to make payments when due, defaults of obligations under certain other debt, breaches of representations, warranties or covenants, commencement of bankruptcy proceedings and certain other failures to discharge specified obligations or comply with specified laws.
     CenturyLink’s previously existing $750 million credit facility and Embarq’s previously existing $800 million credit facility (which CenturyLink assumed upon its acquisition of Embarq on July 1, 2009) were both terminated upon the execution of this new credit facility.

CENTURYLINK, INC.
Consolidated Quarterly Income Statement Information
(Unaudited)

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter
	(Dollars in thousands, except per share amounts)
	(unaudited)
2010

Operating revenues	$1,800,426	1,772,030	1,747,101	1,721,977
Operating income	$545,230	522,988	505,355	486,371
Net income attributable to CenturyLink	$252,601	238,771	231,167	225,166
Basic earnings per share	$.84	.79	.76	.74
Diluted earnings per share	$.84	.79	.76	.74

2009

Operating revenues	$636,385	634,469	1,874,325	1,829,060
Operating income	$164,337	149,443	378,983	540,338
Net income before extraordinary item	$67,154	69,030	147,635	227,436
Basic earnings per share before extraordinary item	$.67	.68	.49	.76
Diluted earnings per share before extraordinary item	$.67	.68	.49	.76

2008

Operating revenues	$648,614	658,106	650,073	642,954
Operating income	$183,493	180,690	180,727	176,442
Net income attributable to CenturyLink	$88,760	92,167	84,733	100,072
Basic earnings per share	$.83	.88	.83	1.00
Diluted earnings per share	$.82	.88	.83	1.00
     The results of operations of Embarq are reflected subsequent to its July 1, 2009 acquisition date.
     We incurred a significant amount of integration related expenses in each quarter of 2010 related to our acquisition of Embarq. Such pre-tax operating expenses aggregated approximately $24.1 million in first quarter 2010, $31.1 million in second quarter 2010, $26.9 million in third quarter 2010 and $27.2 million in fourth quarter 2010. We also incurred pre-tax operating expenses related to our pending acquisition of Qwest of approximately $10.0 million in second quarter 2010, $5.1 million in third quarter 2010 and $7.1 million in fourth quarter 2010. In addition, during the fourth quarter of 2010 we recognized a curtailment gain of approximately $20.9 million upon the freezing of certain future defined benefit pension plan accruals.
     During the third and fourth quarters of 2009, we incurred a significant amount of one-time expenses related to our acquisition of Embarq. Such expenses included (i) severance, retention and early retirement pension benefit costs due to workforce reductions, (ii) transaction related costs, including legal and investment banker costs, (iii) integration related costs associated with our acquisition of Embarq, (iv) accelerated recognition of share-based compensation expense due to change of control provisions and terminations of employment and (v) settlement expenses related to certain executive retirement plans. Such expenses aggregated approximately $195.5 million (pre-tax) in the third quarter of 2009 and approximately $37.6 million (pre-tax) in the fourth quarter of 2009.
     During the fourth quarter of 2009, we recognized a pre-tax charge of approximately $60.8 million due primarily to the premiums paid in connection with certain debt extinguishments consummated in October 2009.
     In the first quarter of 2008, we recognized a $4.1 million pre-tax gain upon the sale of a non-operating investment. In the second quarter of 2008, we recognized an $8.2 million curtailment loss in connection with amending our SERP. We also recognized a $4.5 million pre-tax gain upon liquidation of our investments in marketable securities in the SERP trust in the second quarter of 2008. In the third quarter of 2008, we recorded a one-time pre-tax gain of approximately $3.2 million related to the sale of a non-operating investment. In the fourth quarter of 2008, we recognized (i) a net benefit of approximately $12.8 million after-tax related to the recognition of previously unrecognized tax benefits, (ii) a pre-tax benefit of approximately $10.0 million related to the recognition of previously accrued transaction and other contingencies and (iii) a $5.0 million charge associated with costs associated with our then pending acquisition of Embarq.
*       *       *       *       *       *       *

Appendix B
to Proxy Statement
CENTURYLINK
2011 EQUITY INCENTIVE PLAN
1.	Purpose. The purpose of the CenturyLink 2011 Equity Incentive Plan (the “Plan”) is to increase shareholder value and to advance the interests of CenturyLink, Inc. (“CenturyLink”) and its subsidiaries (collectively, the “Company”) by furnishing stock-based economic incentives (the “Incentives”) designed to attract, retain, reward, and motivate the Company’s key employees, officers, directors, consultants, and advisors and to strengthen the mutuality of interests between such persons and CenturyLink’s shareholders. Incentives consist of opportunities to purchase or receive shares of common stock, $1.00 par value per share, of CenturyLink (the “Common Stock”) or cash valued in relation to Common Stock, on terms determined under this Plan. As used in this Plan, the term “subsidiary” means any corporation, limited liability company, or other entity of which CenturyLink owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests, or other equity interests issued thereby.

2.	Administration.
2.1	Composition. This Plan shall generally be administered by the compensation committee of the Board of Directors of CenturyLink (the “Board”) or by a subcommittee thereof (such administrator, as used in this Plan, the “Committee”). The Committee shall consist of not fewer than two members of the Board, each of whom shall qualify as (a) a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule and (b) an “outside director” under Section 162(m) of the Code and the regulations thereunder (“Section 162(m)”).

2.2	Authority. The Committee shall have plenary authority to award Incentives under this Plan and to enter into agreements with or provide notices to participants as to the terms of the Incentives (collectively, the “Incentive Agreements”). The Committee shall have the general authority to interpret this Plan, to establish any rules or regulations relating to this Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of this Plan. Committee decisions regarding matters relating to this Plan shall be final, conclusive, and binding on the Company, participants, and all other interested persons. The Committee may delegate its authority hereunder to the extent provided in Section 3.2.
3.	Eligible Participants.
3.1	Eligibility. Key employees, officers, and directors of the Company and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee.

3.2	Delegation of Authority to Chief Executive Officer. With respect to participants not subject to either Section 16 of the 1934 Act or Section 162(m) of the Code, the Committee may delegate to the chief executive officer of CenturyLink its authority to designate participants, to determine the size and type of Incentives to be received by those participants, to determine any performance objectives for these participants, and to approve or authorize the form of Incentive Agreement governing such Incentives. Following any grants of Incentives pursuant to such delegated authority, the chief executive officer of CenturyLink or any officer designated by him may exercise any powers of the Committee under this Plan to accelerate vesting or exercise periods, to terminate restricted periods, to waive compliance with specified provisions, or to otherwise make determinations contemplated hereunder with respect to those participants; provided, however, that (a) the chief executive officer may only grant options at a per share exercise price equal to or greater than the Fair Market Value (as defined in Section 13.10) of a share of Common Stock on the later of the date the officer approves such grant or the date the participant commences employment and (b) the Committee retains sole authority to make any of the determinations set forth in Section 5.4, 13.10 or Section 12 of this Plan.
4.	Types of Incentives. Incentives may be granted under this Plan to eligible participants in the forms of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights (“SARs”), (d) restricted stock, (e) restricted stock units (“RSUs”), and (f) Other Stock-Based Awards (as defined in Section 10).

5.	Shares Subject to the Plan.
5.1	Number of Shares. Subject to adjustment as provided in Section 5.4, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferees under this Plan shall be 30,000,000.

5.2	Share Counting. Subject to adjustment as provided in Section 5.4:
(a)	Restricted stock, RSUs, and Other Stock-Based Awards with respect to a maximum of 1,500,000 shares of Common Stock may be granted over the term of the Plan to officers, employees, consultants, or advisors without compliance with the minimum vesting periods provided in Sections 8.2, 9.2, and 10.2.

(b)	The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 30,000,000.

(c)	To the extent any shares of Common Stock covered by a stock option or SAR are not delivered to a participant or permitted transferee because the Incentive is forfeited or canceled, or shares of Common Stock are not delivered because an Incentive is paid or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan. In the event that shares of Common Stock are issued as an Incentive and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan.
5.3	Participant Limits. Subject to adjustment as provided in Section 5.4, the following additional limitations are imposed under the Plan:

(a)	The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to any one individual during any calendar year shall be 600,000.

(b)	The maximum value of an Other Stock-Based Award that is valued in dollars (whether or not paid in Common Stock) scheduled to be paid out to any one participant in any calendar year shall be $2,000,000.
5.4	Adjustment.
(a)	In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other comparable change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Section 5 and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including adjustments to the exercise price of any option or the Base Price (defined in Section 7.5) of any SAR and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

(b)	If the Company merges, consolidates, sells substantially all of its assets, or dissolves, and such transaction is not a Change of Control as defined in Section 12 (each of the foregoing, a “Fundamental Change”), then thereafter, upon any exercise or payout of an Incentive granted prior to the Fundamental Change, the participant shall be entitled to receive (i) in lieu of shares of Common Stock previously issuable thereunder, the number and class of shares of stock or securities to which the participant would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the participant had been the holder of record of the number of shares of Common Stock subject to such Incentive or (ii) in lieu of payments based on the Common Stock previously payable thereunder, payments based on any formula that the Committee determines to be equitable in order to provide participants with substantially equivalent rights before and after the Fundamental Change. In the event any such Fundamental Change causes a change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee in its sole discretion, whose determination shall be conclusive.
5.5	Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.
6.	Stock Options. A stock option is a right to purchase shares of Common Stock from CenturyLink. Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1	Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the Fair Market Value (as defined in Section 13.10) of a share of Common Stock as of the date of grant, except in the case of a stock option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines. In the event that an option grant is approved by the Committee, but is to take effect on a later date, such as when employment or service commences, such later date shall be the date of grant.

6.2	Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5, including, but not limited to, any adjustment as provided in Section 5.4.

6.3	Duration and Time for Exercise. The term of each stock option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each stock option shall become exercisable at such time or times during its term as determined by the Committee and provided for in the Incentive Agreement. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any stock option at any time, in addition to the acceleration of stock options under Section 12.

6.4	Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery to the Company of currently-owned shares of Common Stock (including through any attestation of ownership that effectively transfers title), which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the optionee surrenders the option in exchange for that number of shares of Common Stock with an aggregate Fair Market Value equal to the difference between the aggregate exercise price of the options being surrendered and the aggregate Fair Market Value of the shares of Common Stock subject to the option; (f) in such other manner as may be authorized from time to time by the Committee; or (g) through any combination of the foregoing methods.

6.5	Limitations on Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 12 in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant; and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has a per share exercise price that is greater than the then-current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment, or Common Stock.

6.6	Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):
(a)	Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options.

(b)	All incentive stock options must be granted within ten years from the date on which this Plan is adopted by the Board of Directors.

(c)	No incentive stock options shall be granted to any non-employee or to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of CenturyLink.

(d)	The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of CenturyLink or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, the excess options shall be treated as non-qualified stock options for federal income tax purposes.
7.	Stock Appreciation Rights.
7.1	Grant of Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, cash, or any combination thereof, the number or amount of which is determined pursuant to the formula set forth in Section 7.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions of the Plan and the applicable Incentive Agreement.

7.2	Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 5.4.

7.3	Duration and Time for Exercise. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee and provided for in the Incentive Agreement. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any SAR at any time in its discretion in addition to the acceleration of SARs under Section 12.

7.4	Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “Exercise Date.” The Company shall, within 30 days of an Exercise Date, deliver to the exercising holder certificates for the shares of Common Stock to which the holder is entitled pursuant to Section 7.5 or cash or both, as provided in the Incentive Agreement.
7.5	Payment.
(a)	The number of shares of Common Stock which shall be issuable upon the exercise of a SAR payable in Common Stock shall be determined by dividing:
(i)	the number of shares of Common Stock as to which the SAR is exercised, multiplied by the amount of the appreciation in each such share (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value (as defined in Section 13.10) of a share of Common Stock subject to the SAR on the trading day prior to the Exercise Date exceeds the “Base Price,” which is an amount, not less than the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 5.4); by

(ii)	the Fair Market Value of a share of Common Stock on the Exercise Date.
(b)	No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of a SAR shall be entitled to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.

(c)	If so provided in the Incentive Agreement, a SAR may be exercised for cash equal to the Fair Market Value of the shares of Common Stock that would be issuable under Section 7.5(a), if the exercise had been for Common Stock.
7.6	Limitations on Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 12 in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the Base Price for any outstanding SAR granted under this Plan may not be decreased after the date of grant; and (b) an outstanding SAR that has been granted under this Plan may not, as of any date that such SAR has a Base Price that is greater than the then-current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment, or Common Stock.
8.	Restricted Stock.
8.1	Grant of Restricted Stock. The Committee may award shares of restricted stock to such eligible participants as determined pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent restricted stock is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

8.2	The Restricted Period. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period. The Restricted Period shall be a minimum of three years with incremental vesting of portions of the award over the three-year period permitted, with the following exceptions:
(a)	If the vesting of the shares of restricted stock is based upon the attainment of performance goals as described in Section 11, the Restricted Period shall be a minimum of one year.

(b)	No minimum Restricted Period applies to grants to non-employee directors, to grants issued in payment of cash amounts earned under the Company’s annual incentive plan, or to grants made under Section 5.2(a).
8.3	Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:
The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the CenturyLink 2011 Equity Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and CenturyLink, Inc. (the “Company”) thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.
Alternatively, in the discretion of the Company, ownership of the shares of restricted stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued.
8.4	Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

8.5	Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered, any certificates shall be cancelled, and any related accrued but unpaid cash dividends will be forfeited. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 5.4 due to a recapitalization or other change in capitalization.

8.6	Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse, and the Company shall cause to be delivered to the participant or the participant’s estate, as the case may be, the number of shares of restricted stock with respect to which the restrictions have lapsed, free of all such restrictions and legends, except any that may be imposed by law. The Company, in its discretion, may elect to deliver such shares through issuance of a stock certificate or by book entry.
8.7	Rights as a Shareholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.
9.	Restricted Stock Units.
9.1	Grant of Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. To the extent an award of RSUs is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 and meet the additional requirements imposed by Section 162(m).

9.2	Vesting Period. At the time an award of RSUs is made, the Committee shall establish a period of time during which the restricted stock units shall vest (the “Vesting Period”). Each award of RSUs may have a different Vesting Period. The Vesting Period shall be a minimum of three years with incremental vesting over the three-year period permitted, with the following exceptions:
(a)	If the vesting of RSUs is based upon the attainment of performance goals as described in Section 11, the Vesting Period shall be a minimum of one year.

(b)	No minimum Vesting Period applies to grants to non-employee directors, to grants issued in payment of cash amounts earned under the Company’s annual incentive plan, or to grants made under Section 5.2(a).
9.3	Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, the Committee may determine to pay dividend equivalent rights with respect to RSUs, in which case, unless determined by the Committee to be paid currently, the Company shall establish an account for the participant and reflect in that account any securities, cash, or other property comprising any dividend or property distribution with respect to the share of Common Stock underlying each RSU. The participant shall have no rights to the amounts or other property credited to such account until such time as the related RSUs have vested.

9.4	Rights as a Shareholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock units shall have no rights as a shareholder with respect to such restricted stock units until such time as shares of Common Stock are issued to the participant.
10.	Other Stock-Based Awards.
10.1	Grant of Other Stock-Based Awards. Subject to the limitations described in Section 10.2 hereof, the Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards (other than options, SARs, restricted stock, or RSUs, described in Sections 6 through 9 hereof) paid out in shares of Common Stock or the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock, awards of phantom stock, or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a shareholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

10.2	Limitations. Other Stock-Based Awards granted under this Section 10 shall be subject to a minimum vesting period of three years, with incremental vesting of portions of the award over the three-year period permitted, with the following exceptions:
(a)	If the vesting of the award is based upon the attainment of performance goals as described in Section 11, the award shall be subject to a minimum vesting period of one year.

(b)	No minimum vesting period applies to grants to non-employee directors, to grants issued in payment of cash amounts earned under the Company’s annual incentive plan, or to grants made under Section 5.2(a).
11.	Performance Goals for Section 162(m) Awards.
11.1	Qualification as “Performance-based.” To the extent that shares of restricted stock, RSUs, or Other Stock-Based Awards granted under the Plan are intended to qualify as “performance-based compensation” under Section 162(m), the vesting, grant, or payment of such awards shall be conditioned on the achievement of one or more performance goals specified below and must satisfy the other requirements of Section 162(m).

11.2	Performance Goals. The performance goals pursuant to which such awards shall vest, be granted or be paid out shall be any or a combination of the following performance measures applied to the Company or one or more of its divisions, subsidiaries, or lines of business:
(a)	return on equity, cash flow, assets, or investment;

(b)	shareholder return;

(c)	target levels of, or changes in, revenues, operating income, cash flow, cash provided by operating activities, earnings, or earnings per share;

(d)	achievement of business or operational goals such as market share, customer growth, customer satisfaction, new product or services revenue, or business development;

(e)	strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, or geographic business expansion goals, objectively-identified project milestones, production volume levels, costs targets, and goals relating to acquisitions or divestitures; or

(f)	an economic value added measure.
11.3	Measurement; Pre-approved Adjustments. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. At the time it sets performance goals, the Committee may define cash flow, revenues, and the other terms listed above as it sees fit. The performance goals may be subject to such adjustments as are specified in advance by the Committee in accordance with Section 162(m).
12.	Change of Control.
(a)	A Change of Control shall mean:
(i)	the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the Common Stock or 30% or more of the combined voting power of CenturyLink’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:
(A)	any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 12(a)(iii) hereof) of Common Stock directly from the Company,

(B)	any acquisition of Common Stock by the Company,

(C)	any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D)	any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 12(a)(iii) hereof; or
(ii)	individuals who, as of May 18, 2011, constituted the Board of Directors of CenturyLink (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyLink’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii)	consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyLink) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:
(A)	the individuals and entities who were the beneficial owners of CenturyLink’s outstanding Common Stock and CenturyLink’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(B)	except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyLink, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(C)	at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or
(iv)	approval by the shareholders of CenturyLink of a complete liquidation or dissolution of CenturyLink.
For purposes of this Section 12, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.
(b)	Subject to Section 12(c), upon a Change of Control all outstanding Incentives granted pursuant to this Plan shall remain outstanding in accordance with their terms; provided however, that the Company may provide in writing in the applicable Incentive Agreement, a change of control agreement or plan, or any other written instrument that, upon the occurrence of a Change of Control and any such other events as may be specified in such agreement, plan, or instrument, all or certain outstanding Incentives granted pursuant to the Plan shall become fully vested and exercisable, all restrictions or limitations on such Incentives shall automatically lapse and all performance criteria and other conditions relating to the payment of such Incentives shall be deemed to be achieved at the target level without the necessity of action by any person.

(c)	No later than 30 days after a Change of Control of the type described in subsections (a)(i) or (a)(ii) of this Section 12 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (a)(iii) or (a)(iv) of this Section 12, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant; provided, however, that no such action may be taken if it would result in the imposition of a penalty on the participant under Section 409A of the Code as a result thereof:
(i)	require that all outstanding options, SARs or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options, SARs and Other Stock-Based Awards and all rights of participants thereunder would terminate,

(ii)	make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control and provide participants with substantially equivalent rights before and after such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),
(iii)	provide for mandatory conversion or exchange of some or all of the outstanding options, SARs, restricted stock units or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such Incentives would be deemed automatically cancelled and the Company would pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, SAR, restricted stock unit or Other Stock-Based Award, as defined and calculated below, over the per share exercise price or Base Price of such Incentive or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(iv)	provide that thereafter, upon any exercise or payment of an Incentive that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Incentive, in lieu of the number of shares of Common Stock then covered by such Incentive, the number and class of shares of stock or other securities or property (including cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Incentive.
(d)	For the purposes of conversions or exchanges under paragraph (iii) of Section 12(c), the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:
(i)	the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(ii)	the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(iii)	in all other events, the fair market value of a share of Common Stock, as determined by the Committee as of the time determined by the Committee to be immediately prior to the effective time of the conversion or exchange.
(e)	In the event that the consideration offered to shareholders of CenturyLink in any transaction described in this Section 12 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

13.	General.
13.1	Duration. No Incentives may be granted under the Plan after May 18, 2021; provided, however, that subject to Section 13.8, the Plan shall remain in effect after such date with respect to Incentives granted prior to that date, until all such Incentives have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

13.2	Transferability.
(a)	No Incentives granted hereunder may be transferred, pledged, assigned, or otherwise encumbered by a participant except:
(i)	by will;

(ii)	by the laws of descent and distribution;

(iii)	if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, pursuant to a domestic relations order, as defined in the Code; or

(iv)	as to options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members (as defined in Section 13.2(b)); (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members, or beneficiaries, as appropriate, are the sole partners; (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members, or beneficiaries, as appropriate, are the sole members; or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members.
(b)	“Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.
13.3	Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided in the Incentive Agreement.

13.4	Additional Conditions. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
13.5	Withholding.
(a)	The Company shall have the right to withhold from any payments made or stock issued under the Plan or to collect as a condition of payment, issuance or vesting, any taxes required by law to be withheld. At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with an Incentive, the participant may, subject to Section 13.5(b) below, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

(b)	Each Election must be made prior to the Tax Date. For participants who are not subject to Section 16 of the 1934 Act, the Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.
13.6	No Continued Employment. No participant under the Plan shall have any right, solely based on his or her participation in the Plan, to continue to serve as an employee, officer, director, consultant, or advisor of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

13.7	Deferral Permitted. Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement. Any deferral arrangements shall comply with Section 409A of the Code.

13.8	Amendments to or Termination of the Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:
(a)	amend Section 6.5 or Section 7.6 to permit repricing of options or SARs without the approval of shareholders;

(b)	materially impair, without the consent of the recipient, an Incentive previously granted, except that the Company retains all of its rights under Section 12; or

(c)	materially revise the Plan without the approval of the shareholders. A material revision of the Plan includes (i) except for adjustments permitted herein, a material increase to the maximum number of shares of Common Stock that may be issued through the Plan, (ii) a material increase to the benefits accruing to participants under the Plan, (iii) a material expansion of the classes of persons eligible to participate in the Plan, (iv) an expansion of the types of awards available for grant under the Plan, (v) a material extension of the term of the Plan and (vi) a material change that reduces the price at which shares of Common Stock may be offered through the Plan.
13.9	Repurchase. Upon approval of the Committee, the Company may repurchase all or a portion of a previously granted Incentive from a participant by mutual agreement by payment to the participant of cash or Common Stock or a combination thereof with a value equal to the value of the Incentive determined in good faith by the Committee; provided, however, that in no event will this section be construed to grant the Committee the power to take any action in violation of Section 6.5, 7.6, or 13.13.

13.10	Definition of Fair Market Value. Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, except as provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (a) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the date as of which fair market value is to be determined, (b) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the date as of which fair market value is to be determined, as established by the Committee in good faith. In the context of a cashless exercise through a broker, the “Fair Market Value” shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price. Notwithstanding the foregoing, if so determined by the Committee, “Fair Market Value” may be determined as an average selling price during a period specified by the Committee that is within 30 days before or 30 days after the date of grant, provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs during any particular calendar year.

13.11	Liability.
(a)	Neither CenturyLink, its affiliates or any of their respective directors or officers shall be liable to any participant relating to the participant’s failure to (i) realize any anticipated benefit under an Incentive due to the failure to satisfy any applicable conditions to vesting, payment or settlement, including the failure to attain performance goals or to satisfy the conditions specified in Section 11, or (ii) realize any anticipated tax benefit or consequence due to changes in applicable law, the particular circumstances of the participant, or any other reason.

(b)	No member of the Committee (or officer of the Company exercising delegated authority of the Committee under Section 3 thereof) will be liable for any action or determination made in good faith with respect to this Plan or any Incentive.
13.12	Interpretation.
(a)	Unless the context otherwise requires, (i) all references to Sections are to Sections of this Plan, (ii) the term “including” means including without limitation, (iii) all references to any particular Incentive Agreement shall be deemed to include any amendments thereto or restatements thereof, and (iv) all references to any particular statute shall be deemed to include any amendment, restatement or re-enactment thereof or any statute or regulation substituted therefore.

(b)	The titles and subtitles used in this Plan or any Incentive Agreement are used for convenience only and are not to be considered in construing or interpreting this Plan or the Incentive Agreement.

(c)	All pronouns contained in this Plan or any Incentive Agreement, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identities of the parties may require.

(d)	Whenever any provision of this Plan authorizes the Committee to take action or make determinations with respect to outstanding Incentives that have been granted or awarded by the chief executive officer of CenturyLink under Section 3.2 hereof, each such reference to “Committee” shall be deemed to include a reference to any officer of the Company that has delegated administrative authority under Section 3.2 of this Plan (subject to the limitations of such section).
13.13	Compliance with Section 409A. It is the intent of the Company that this Plan comply with the requirements of Section 409A of the Code with respect to any Incentives that constitute non-qualified deferred compensation under Section 409A and the Company intends to operate the Plan in compliance with Section 409A and the Department of Treasury’s guidance or regulations promulgated thereunder. If the Committee grants any Incentives or takes any other action that would, either immediately or upon vesting or payment of the Incentive, inadvertently result in the imposition of a penalty on a participant under Section 409A of the Code, then the Company, in its discretion, may, to the maximum extent permitted by law, unilaterally rescind ab initio, sever, amend or otherwise modify the grant or action (or any provision of the Incentive) in such manner necessary for the penalty to be inapplicable or reduced.
*       *       *       *       *       *       *       *       *       *
CERTIFICATION
     The undersigned Secretary of CenturyLink, Inc. (the “Company”) hereby certifies that the foregoing CenturyLink 2011 Equity Incentive Plan was (i) recommended to the Company’s Board of Directors (the “Board”) by its Compensation Committee at a meeting of the Compensation Committee duly held on February 21, 2011, (ii) adopted by the Board at a meeting duly held on February 22, 2011, and (iii) approved by the requisite affirmative vote of the Company’s shareholders at its 2011 Annual Meeting of Shareholders held on May 18, 2011.
[Signature Block Intentionally Omitted]

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. + Century Link™ Proxy — CENTURYLINK, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Glen F. Post, III or Staeey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyLink, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 18, 2011, and at any and a adjournments thereof (the “Meeting”), In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services L.L.C. (the “Agent”) to vote in the manner designated on the reverse side hereof the of the Company’s common stock held as of March 21, 2011 in the name of the Agent and credited to my plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of your Voting Shares, including any held in the name of the Agent, will be voted as specified. The Board of Directors recommends that you vote FOR Stems 1 through 4(a), for a frequency of every 1 YEAR on Item 4(b), and AGAINST 5(a) and 5(b) listed on the reverse side hereof. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted in acordance with these recommendations. (Please See Reverse Side) C Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF’ ‘HIS CARD. +

CenturyLInk™ C1234S6789 000004 000000000,000000 ext 000000000,000000 ext ENDORSEMENT LINE SACKPACK 000000000,000000 ext ext . 000000000.000000 ext 000000000,000000 ext mr a sample instructions designation (if any) You can vote by Internet or ADD1 Available 24 hours a day,7 a week! ADD 3 Instead of mailing your proxy, you may choose one of the two voting ADD 4 methods outlined below to vote your proxy. ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2011. Vote by Intenet Log on to the Internet and go to www.envisionreports.com/CTL • Follow the steps outlined on the secured website. Vote by telephone • Call toil free 1-800-852-VOTE (8683) within the USA, US territories & Canada anytime on a touch tone telephone. There is NO CHARGE to you for the call. Using a UasLink pen, mark your votes with an X as shown in . Follow the instructions provided by the recorded message. this example, Please do not write outside the designated areas. IF YOU HAVE NOT VIA THE Or TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENVELOPE. V 0 ~ of Directors recommends that you vote FOR Items 1 through 4(a), for a frequency of every 1 YEAR on Mem 4(b), and Items 5(a) and 5(b). 1. Elect five Class II Directors: For Withhold For Withhold For Withhold 01 - Virginia Boulet 02 — Peter C. Brown 03-Richard A. Gephard 04-Gregory J.McCray 05 — Michael J. Roberts For Against Abstain For Against Abstain 2. Ratify the appointment of KPMG LLP as our independent 3. Approve our 2011 Equity Incentive Plan. auditor for 2011. 1Yr 2Yrs 3Yrs Abstain 4(a). Advisory vote regarding our executive compensation. 4(b). Advisory vote regarding the frequency of Our executive compensation votes. For Against Abstain 5(a). Shareholder proposal regarding political contributions report. 5(b). Shareholder proposal regarding board declassitication. 6. In their discretion to vote upon such other business as may property coma before the Meeting. ‘ B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below sign exactly as name on the certificate or certificates representing to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partrership name by authorized persons. Date(mm/dd/yyy)- Please print date below. signature within the box. Signature 2 — Please keep signature, within the box C123456789° JNT 1 U P X 1140321 MR SAMPLE AND MR A SAMPLE AND MR A SAMPLE II II 1UPX 1140321 MR A SAMPLE MB ffiASAMRLEAND MR A SAMPLE AND + 01B4OB

. . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . VOTING INSTRUCTIONS — CENTURYLINK UNION 401(k) PLAN AND TRUST + The undersigned, acting as a “named fiduciary” of the above-referenced plan of CenturyLink, Inc., as amended (the “Plan”), hereby instructs Wells Fargo Bank, N.A. (the“Trustee”), as directed trustee of the Plan, to vote at the annual meeting of shareholders of CenturyLink, Inc. (the “Company”) to be held on May 18, 2011, and any and alladjournments thereof (the “Meeting”), in the manner designated herein (i) all shares of the Company’s common stock held by the Trustee and credited to the Plan accountof the undersigned as of March 21, 2011 in accordance with the provisions of the Plan (the “Undersigned’s Allocable Votes”) which is listed to the right of the address of theundersigned printed on the other side of this card, and (ii) the number of votes allocable to the undersigned (determined pursuant to a formula specified in the Plan) that areattributable to all shares of the Company’s common stock held by the Trustee as of March 21, 2011, as to which properly executed voting instructions are not timely receivedprior to the Meeting (referred to individually as the “Undersigned’s Proportionate Votes” and collectively with the Undersigned’s Allocable Votes as the “Undersigned’s Votes”). The undersigned hereby directs the Trustee to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting. The Board of Directors of the Company recommends that you vote FOR Items 1 through 4(a), for a frequency of 1 YEAR on Item 4(b), and AGAINST Items 5(a) and 5(b) listed on the reverse side. Upon timely receipt of these instructions, properly executed, the Undersigned’s Votes will be cast in the manner directed. If these instructions are properly executed but no specific directions are given with respect to any of the Undersigned’s Allocable Votes or the Undersigned’s Proportionate Votes, these votes will be cast in accordance with the Board’s recommendations. Please mark, sign, date and return these instructions promptly using the enclosed envelope. TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY MAY 16, 2011. PLEASE SIGN AND DATE ON THE REVERSE SIDE. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on your account in the Plan. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — B ON BOTH SIDES OF THIS CARD. +

. NNNNNNNNNNNN NNNNNNNNN IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X NNNNNNNNNNNNNNN C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote your voting instruction card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CTL • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Annual Meeting Voting Instruction Card 1234 5678 9012 345 . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . A Proposals — Board of Directors recommends that you vote FOR Items 1 through 4(a), for a frequency of every 1 YEAR on Item 4(b), and AGAINST Items 5(a) and 5(b). 1. Elect five Class II Directors: A. Undersigned’s Allocable Votes: For Withhold 01 — Virginia Boulet 02 — Peter C. Brown 03 — Richard A. Gephardt 04 — Gregory J. McCray 05 — Michael J. Roberts B. Undersigned’s Proportionate Votes: For Withhold 01 — Virginia Boulet 02 — Peter C. Brown 03 — Richard A. Gephardt 04 — Gregory J. McCray 05 — Michael J. Roberts 2. Ratify the appointment of KPMG LLP as our independentauditor for 2011. For Against Abstain A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: 3. Approve our 2011 Equity Incentive Plan. For Against Abstain A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: 4(a). Advisory vote regarding our executive compensation. For Against Abstain A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: 4(b). Advisory vote regarding the frequency of our executivecompensation votes.* 1 Yr 2 Yrs 3 Yrs Abstain + 5(a). Shareholder proposal regarding political contributions report. For Against Abstain A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: 5(b). Shareholder proposal regarding boarddeclassification. For Against Abstain A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: * All of the Undersigned’s Votes will be cast in the manner directed by you with respect to this Item 4(b). If you wish to vote yourProportionate Votes differently from your Allocable Votes, please call (972) 943-8780. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 1140323 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN + 01B4QE

. . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . VOTING INSTRUCTIONS — CENTURYLINK DOLLARS & SENSE 401(k) PLAN AND TRUST + The undersigned, acting as a “named fiduciary” of the above-referenced plan of CenturyLink, Inc., as amended (the “Plan”), hereby instructs The Trust Company of SterneAgee, Inc. and Wells Fargo Bank, N.A. (the “Trustees”), as directed trustees with respect to shares of the common stock of CenturyLink, Inc. (“Shares”) held by the Trusteesin separate accounts in accordance with the Plan, to vote at the annual meeting of shareholders of CenturyLink, Inc. (the “Company”) to be held on May 18, 2011, and any andall adjournments thereof (the “Meeting”), in the manner designated herein (i) all Shares held by The Trust Company of Sterne Agee, Inc. and credited to the ESOP, Stock Bonusor PAYSOP accounts of the undersigned as of March 21, 2011 or held by Wells Fargo Bank, N.A. and credited to the 401(k) accounts of the undersigned as of March 21, 2011in accordance with the provisions of the Plan and the related trusts referred to therein (the “Undersigned’s Allocable Votes”) which are listed to the right of the address of theundersigned printed on the other side of this card, and (ii) the number of votes allocable to the undersigned (determined in the manner specified in the Plan or the related trusts) that are attributable to all Shares held by the Trustees as of March 21, 2011 as to which properly executed voting instructions are not timely received prior to the commencementof the Meeting (referred to individually as the “Undersigned’s Proportionate Votes” and collectively with the Undersigned’s Allocable Votes as the “Undersigned’s Votes”). The undersigned hereby directs the Trustees to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting. The Board of Directors of the Company recommends that you vote FOR Items 1 through 4(a), for a frequency of 1 YEAR on Item 4(b), and AGAINST Items 5(a) and 5(b) listed on the reverse side. Upon timely receipt of these instructions, properly executed, the Undersigned’s Votes will be cast in the manner directed. If these instructions are properly executed but no specific directions are given with respect to any of the Undersigned’s Allocable Votes or the Undersigned’s Proportionate Votes, these votes will be cast in accordance with the Board’s recommendations. Please mark, sign, date and return these instructions promptly using the enclosed envelope. TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY MAY 16, 2011. PLEASE SIGN AND DATE ON THE REVERSE SIDE. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on your account in the Plan. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — B ON BOTH SIDES OF THIS CARD. +

. NNNNNNNNNNNN NNNNNNNNN IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X NNNNNNNNNNNNNNN C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote your voting instruction card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CTL • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Annual Meeting Voting Instruction Card 1234 5678 9012 345 . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . A Proposals — Board of Directors recommends that you vote FOR Items 1 through 4(a), for a frequency of every 1 YEAR on Item 4(b), and AGAINST Items 5(a) and 5(b). 1. Elect five Class II Directors: A. Undersigned’s Allocable Votes: For Withhold 01 — Virginia Boulet 02 — Peter C. Brown 03 — Richard A. Gephardt 04 — Gregory J. McCray 05 — Michael J. Roberts B. Undersigned’s Proportionate Votes: For Withhold 01 — Virginia Boulet 02 — Peter C. Brown 03 — Richard A. Gephardt 04 — Gregory J. McCray 05 — Michael J. Roberts 2. Ratify the appointment of KPMG LLP as our independentauditor for 2011. For Against Abstain A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: 3. Approve our 2011 Equity Incentive Plan. For Against Abstain A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: 4(a). Advisory vote regarding our executive compensation. For Against Abstain A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: 4(b). Advisory vote regarding the frequency of our executivecompensation votes.* 1 Yr 2 Yrs 3 Yrs Abstain + 5(a). Shareholder proposal regarding political contributions report. For Against Abstain A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: 5(b). Shareholder proposal regarding boarddeclassification. For Against Abstain A. Undersigned’s Allocable Votes: B. Undersigned’s Proportionate Votes: * All of the Undersigned’s Votes will be cast in the manner directed by you with respect to this Item 4(b). If you wish to vote yourProportionate Votes differently from your Allocable Votes, please call (972) 943-8780. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 1140324 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN + 01B4RE

. . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . + VOTING INSTRUCTIONS — EMBARQ RETIREMENT SAVINGS PLAN CENTEL RETIREMENT SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES The undersigned, acting as a participant in either or both of the above-referenced retirement plans (collectively, the “Plans”), hereby instructs Wells Fargo Bank, N.A. (the “Trustee”), as directed trustee of the Plans, to vote at the annual meeting of shareholders of CenturyLink, Inc. (the “Company”) to be held on May 18, 2011, and any and all adjournments thereof (the “Meeting”), in the manner designated herein, the number of shares of the Company’s common stock credited to the account of the undersigned maintained under either or both of the Plans. If no instructions are given, the Trustee will vote, with respect to each Plan, unvoted shares in the same proportion as voted shares regarding each of the matters set forth on the reverse side hereof. The undersigned hereby directs the Trustee to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting. The Board of Directors of the Company recommends that you vote FOR Items 1 through 4(a), for a frequency of 1 YEAR on Item 4(b), and AGAINST Items 5(a) and 5(b) listed on the reverse side. Upon timely receipt of these instructions, properly executed, the undersigned’s shares will be voted in the manner directed. If these instructions are properly executed but no specific directions are given with respect to the undersigned’s shares, these shares will be voted in accordance with the Board’s recommendations. Please mark, sign, date and return these instructions promptly using the enclosed envelope. TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY MAY 16, 2011. PLEASE SIGN AND DATE ON THE REVERSE SIDE. Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. +

Ill II CenturyLink C1234S6769 000004 000000000.000000 ex 000000000.000000 ext ENDORSEMENT_LINE SACKPACK ooooooooo.oooooo ext 000000000.000000ext 000000000.000000ext mr a sample Electronic Voting Instructions designation (if any) You can vote by Intenet or telephone! add 2 Available 24 hours a day, 7 days a week! ADD3 Instead of mailing your voting instruction card, you may choose one of the ADD 4 two voting methods outlined (slow to vote your voting instruction card, ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD [6] Proxies submitted by the Internet or telephone must be reeaived by 1:00 a.m.,central Time, on May 16,2011. Vote by Internet Log on to the Internet and go to www.envisionreports.com/CTL • Follow the steps outlined on the secured website. Vote by telephone • Call toll free I-800452-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone, There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in • Follow the in instructions provided by the recorded message. this example, Please do not write outside the designated areas. Instruction IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE V 0 — of Directors recommends that you vote FOR Items 1 through 4(a), for a frequency of every 1 YEAR on Item 4(b), and AGAINST Items 5(a) and 5(b). 1. Elect five Class II Directors: For Withhold For Withhold For Withhold 01 — Virginia Boulet 02 - Peter C. Brown 03 — Richard A. Gephard 04 — Gregory J. McCray 05 — Michael J. Roberts For Against Abstain For Against Abstain 2. Ratify the appointment of KPMG LLP as our independent 3. Approve our 2011 Equity Incentive Plan auditor for 2011, 1Yr 2Yrs 3Yrs Abstain 4(a). Advisory vote regarding our executive compensation. 4(b). Advisory vote regarding the frequency of our executive compensation votes. For Against Abstain 5(a). Shareholder proposal regarding political contributions report, 5(b). Shareholder proposal regarding board declassifcation. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on your account maintained under either or both of the Plans. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Date(mm/dd/yyyy) — Please print date below._ Signature 1 — Please keep signature within the box. I C 1234567890 JNT MR A SAMPLE (THIS AREA IS SET UP TO accommodate 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND 1 UPX MR ASAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1140325 01B4SC